Exhibit 99.2

DATED	15 January 2014
(1) ANDREW PLANT, RICHARD PLANT, PETER BUSHELL AND SALLY WRIGHT (2) LIFETIME BRANDS, INC.

SHARE PURCHASE AGREEMENT relating to THOMAS PLANT (BIRMINGHAM) LIMITED

CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	SALE AND PURCHASE OF THE SHARES	13

3	CONSIDERATION	14

4	COMPLETION	18

5	WARRANTIES AND INDEMNITIES	18

6	TAX	21

7	RESTRICTIONS ON THE COVENANTORS	21

8	FURTHER UNDERTAKINGS AND OBLIGATIONS OF THE SELLERS	23

9	CONFIDENTIAL INFORMATION	24

10	ANNOUNCEMENTS	24

11	ASSIGNMENT AND SUCCESSORS IN TITLE	25

12	THIRD PARTY RIGHTS	25

13	THE SELLERS’ REPRESENTATIVE	25

14	BUYER’S WARRANTIES	26

15	NOTICES	26

16	GENERAL	27

17	GOVERNING LAW	28

SCHEDULE 1 - SELLERS		29

SCHEDULE 2		30

	Part 1 - The Company	30

	Part 2 - The UK Subsidiaries	31

	Part 3 - The HK Subsidiary	35

SCHEDULE 3 - COMPLETION		36

SCHEDULE 4 - GENERAL WARRANTIES		38

SCHEDULE 5 - LIMITATIONS ON SELLERS LIABILITY		68

SCHEDULE 6 - TAXATION		72

	Part 1 - Definitions and Interpretation	72

	Part 2 - Tax Covenant	76

	Part 3 - Tax Warranties in respect of UK resident companies	84

	Part 4 - Tax Warranties in respect of HK Subsidiary	89

SCHEDULE 7 - PROPERTIES		91

	Part 1 – Freehold	91

	Part 2 – Leasehold	91

	Part 3 – Licences	92

	Part 4 – Leases / Licences granted by the Company	93

	Part 5 – The Property Warranties	94

SCHEDULE 8 - COMPANY INTELLECTUAL PROPERTY		97

	Part 1 – Registered IPR	97

	Part 2 – Domain names	109

Agreed Form Documents

Disclosure Letter and Disclosure Documents

Letter of resignation (Hong Kong secretary)

Letter of resignation (auditors)

Share certificate indemnity

Deeds of release

Service Agreements

Deed of Removal

Investor Questionnaire

Authorisations to issue the Consideration Shares

Letters of no indebtedness

Holloway Head Lease

Valepits Road Lease

Bank confirmation relating to standby letter of credit

Lloyds Bank facility letter

Collateral access agreement

Transfer agent and registrars certificate

Confirmations from overseas banks

Trustees confirmation

DATE	15 January 2014

PARTIES

(1)	THE PERSONS whose names and addresses are set out in schedule 1 (the Sellers); and

(2)	LIFETIME BRANDS, INC. a company incorporated in Delaware (IRS Employer Identification number 11-2682486), of 1000 Stewart Avenue, Garden City, New York 11530, United States of America (the Buyer).

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following definitions will apply:

Accounts

the audited consolidated financial statements of the Company for the period ended on the Accounts Date, comprising the audited consolidated and parent company balance sheets, the audited consolidated profit and loss account, the audited consolidated statement of total recognised gains and losses together with the notes and audited consolidated cashflow statement relating to them and the directors’ and auditors’ reports on them;

Accounts Date

27 May 2013;

Act

the Companies Act 2006;

Actual Net Indebtedness

the amount by which Indebtedness exceeds Cash as shown in the Completion Accounts;

Additional Pension Liability

any and all liability of the Company (and/or any other Group Company) in respect of the Defined Benefit Pension Scheme (to the extent that these cannot be met from the assets (including the Pension Payment) of the Defined Benefit Pension Scheme as at the Completion Date), such costs to include (but not be limited to):

(a)	the cost of securing in full all benefits payable or contingently payable under the Defined Benefit Pension Scheme with an insurance company (or in such other manner permitted by the rules of the Defined Benefit Pension Scheme and overriding legislation);

(b)	any contributions payable by any Group Company to the Defined Benefit Pension Scheme under its Rules or any schedule of contributions under Part 3 of the Pensions Act 2004 in respect of any period after the Completion Date;

(c)	any debt payable by any Group Company to the Defined Benefit Pension Scheme under section 75 or 75A of the Pensions Act 1995 or regulations made thereunder;

(d)	the costs of any professional advice taken by the trustees of the Defined Benefit Pension Scheme (the “Trustees”);

(e)	any fees or other charges payable to the independent trustee of the Defined Benefit Pension Scheme;

(f)	the reasonable costs of any professional advice taken by the Company after the Completion Date in relation to the Defined Benefit Pension Scheme provided that the Buyer shall, if reasonably practicable, consult with the Sellers’ Representative prior to appointing anyone to provide such advice as to the relevant terms of engagement and shall take into account all reasonable representations made by the Sellers’ Representative in respect thereof; and

(g)	the costs of any pension manager appointed by the Trustees (whether or not jointly with the Company) to assist in relation to the wind-up of the Defined Benefit Pension Scheme;

Actual Working Capital

the Working Capital as at the close of business on 31 December 2013, as shown in the Completion Accounts;

Actual Working Capital Excess

the amount (if any) by which the Actual Working Capital exceeds the Working Capital Target;

Actual Working Capital Shortfall

the amount (if any) by which the Actual Working Capital is less than the Working Capital Target;

Agreed Form

any document in a form agreed between the relevant parties and, for the purpose of identification only, signed or initialled by or on behalf of each of them;

Auditors

BDO LLP of 125 Colmore Row, Birmingham B3 3SD;

Business Day

any day (other than a Saturday, Sunday or public holiday) during which clearing banks in the City of London are open for normal business;

Buyer Determined Claim

a Determined Claim which is agreed, or in respect of which judgment is given, in favour of the Buyer;

Buyer’s Accountants

Ernst & Young LLP of City Gate West, Toll House Hill, Nottingham NG1 5FY, United Kingdom;

Buyer’s Group

the Buyer, its ultimate holding company and/or immediate holding company and/or any intermediate holding company from time to time, its subsidiaries from time to time and the subsidiaries from time to time of its ultimate holding company and/or of any immediate holding company and/or of any intermediate holding company;

Buyer’s Solicitors

Gateley LLP of One Eleven, Edmund Street, Birmingham B3 2HJ, United Kingdom;

Cash

in relation to the Group and as shown in the Completion Accounts, the aggregate of the following as at the close of business on 31 December 2013:

(a)	all petty cash/cash in hand;

(b)	all cash at bank (which shall mean as credited to an account in the name of a Group Company and to which that Group Company is alone beneficially entitled and for so long as (a) that cash is repayable on demand and (b) repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group Company or of any other person whatsoever or on the satisfaction of any other condition) less any debit balances at banks or other financial institutions;

(c)	all unpresented cheques and other uncleared lodgements received by a Group Company less all unpresented cheques issued by a Group Company and direct debits or standing orders paid or written by a Group Company;

in each case as shown in the cash book of a Group Company;

Claim

any one or more claims made by the Buyer for breach of a General Warranty or a Property Warranty;

Company

Thomas Plant (Birmingham) Limited, further details of which are set out in part 1 of schedule 2;

Company Intellectual Property

all Intellectual Property which is used in or required for the conduct of the Company’s business at the date of this agreement, including those items set out in schedule 8;

Completion

completion of the sale and purchase of the Shares in accordance with this agreement;

Completion Accounts

the accounts of the Group as at the close of business on 31 December 2013 referred to in clauses 3.3 to 3.6 (inclusive) and prepared in accordance with schedule 9;

Completion Accounts Payment

the amount to be added to (or deducted from, as the case may be) the Consideration pursuant to clause 3.4;

Completion Accounts Period

the period commencing on the day after the Accounts Date and ending on 31 December 2013;

Completion Date

the date on which Completion occurs pursuant to clause 4;

Computer Equipment

all computer hardware owned by the Company and/or used in the Company’s business including all disks, disk drives, display screens, keyboards, printers, microprocessors (whether embedded in a computer or any other piece of equipment), associated and peripheral equipment and firmware and any other items that connect with any or all of them, together with all relevant technical documentation;

Computer Software

all computer software owned by the Company and/or used in the Company’s business, including all executable versions of computer programs in both source and object code form, all operating systems software comprised in the Computer Equipment and all application software and all other software owned and/or used by the Company or which by virtue of the Company’s interest in the Computer Equipment, or in software owned and/or used by the Company, the Company is entitled to have or use or is capable of having or using;

Computer Systems

the Computer Software and the Computer Equipment;

Confidential Information

all or any information of a secret or proprietary or confidential nature (however stored) and not publicly known which is owned by the Company or which is used in or otherwise relates to the business, customers, suppliers, licensors or financial or other affairs of the Company, including information relating to:

(a)	the business methods, technical processes, corporate plans, management systems, finances, new business opportunities or development projects of the Company;

(b)	the marketing or sales of any past or present or future products, goods or services of the Company including customer, licensor and supplier names and lists and other details of customers, licensors, suppliers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising and other promotional materials;

(c)	future projects, business development or planning, commercial relationships and negotiations;

(d)	any trade secrets or other information relating to the provision of any product or service of or by the Company;

(e)	the Company Intellectual Property; or

(f)	lists of employees and details of remuneration and benefits paid to those employees;

Consideration

the aggregate consideration for the Shares to be paid or satisfied in accordance with (and as adjusted by) clause 3;

Consideration Shares

certain shares of Lifetime’s Common Stock to be issued by the Buyer to the Sellers in part satisfaction of the Consideration in the amounts specified in column 4 of schedule 1 and subject to the provisions of schedule 12;

Counsel

a counsel appointed in accordance with clause 3.9;

Covenantors

the Sellers and Covenantor shall be construed accordingly;

Critical Person

any person who is or was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or Confidential Information or knowledge of, or influence over the customers, licensors or suppliers of the Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company;

CTA 2010

the Corporation Tax Act 2010;

Customer

any person who is or was at any time during the Relevant Period a customer of the Company for the sale or supply of Products or Services;

Data Protection Legislation

any and all data protection and privacy legislation in force from time to time in those parts of the world in which the Company operates and/or processes personal data (either directly or via a third party) including the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003;

Dataroom

the dataroom set up by the Sellers’ Solicitors, a copy of which is enclosed with the Disclosure Letter;

Deed of Removal

the deed of removal and amendment relating to the SSAS in the Agreed Form entered or to be entered into between (1) the Company (2) Richard Plant, Andrew Plant and Peter Bushell and (3) Newell Palmer Trustees Limited;

Defined Benefit Pension Scheme

The Thomas Plant (Birmingham) Limited Retirement Benefits Scheme which is currently governed by a Resolution dated 2 September 1996 adopting rules for the scheme as amended from time to time;

Deposit Account

an interest bearing joint account to be opened (if required pursuant to clause 3.13) with HSBC Bank plc in the joint names of the Buyer’s Solicitors and the Sellers’ Solicitors;

Determined Claim

any Claim or Tax Claim or claim under clause 5 of this agreement:

(a)	which is agreed in writing between the Sellers, on the one hand, and the Buyer on the other; or

(b)	in respect of which final judgment has been obtained from a court of competent jurisdiction which judgment is not (or no longer) appealable;

Disclosed

fairly disclosed in the Disclosure Letter in such manner and with sufficient detail and clarity to enable the Buyer to make a reasonably informed assessment of the scope, nature and impact (including financial) of the matter disclosed;

Disclosure Documents

the two identical CDs and bundles of documents (as listed in the schedule, and attached, to the Disclosure Letter) in the Agreed Form;

Disclosure Letter

the letter, described as such, in the Agreed Form with the same date as this agreement from the Sellers to the Buyer relating to the Warranties;

Distance Selling Legislation

any and all distance selling legislation in force from time to time in those parts of the world in which the Company operates including the Consumer Protection (Distance Selling) Regulations 2000;

Draft Completion Accounts

a draft of the Completion Accounts prepared in accordance with schedule 9;

Due Amount

the amount settled or agreed as being due to the Buyer in respect of any Buyer Determined Claim;

Earn Out Consideration

the part of the Consideration (if any) to be paid by the Buyer to the Sellers in accordance with clause 3.1.3 and schedule 10;

Earn Out Payment Date

as defined in schedule 10;

Earn Out Proportions

the relevant proportions set opposite the Sellers respective names in column 6 of schedule 1;

E-Commerce Legislation

any and all e-commerce legislation in force from time to time in those parts of the world in which the Company operates including the Electronic Commerce (EC Directive) Regulations 2002;

Encumbrance

any mortgage, charge (fixed or floating), pledge, lien, option, hypothecation, restriction, right to acquire, right of pre-emption or interest (legal or equitable) including any assignment by way of security, reservation of title, guarantee, trust, right of set off or other third party right or any other security interest having a similar effect howsoever arising;

Environmental Laws

all statutes, rules, regulations, statutory instruments, treaties, directives, directions, by-laws, codes of practice, circulars, guidance notes, orders, notices, demands or injunctions of any governmental authority or agency or any regulatory or other body, or any common law duty of care in any jurisdiction in relation to Environmental Matters;

Environmental Licences

every licence, registration, permit, authorisation, approval, consent or like matter relating to Environmental Matters which are necessary or desirable in connection with the commencement and continuation of the use of any Property or any process or activity carried on at any Property, including any conditions or limitations imposed on, or any subsequent amendment or alteration made to, any such licence, registration, permit, authorisation, approval, consent or like matter;

Environmental Matters

any of the following:

(a)	the release, emission, entry or introduction of any Relevant Substance into the air including the air within buildings and other natural or man-made structures, whether above or below ground;

(b)	the discharge, release or entry of any Relevant Substance into water (whether natural or artificial, above or below ground) including into any river, water course, lake, loch, pond or reservoir or the surface of the river bed or of other land supporting such waters, ground waters (as defined in section 1(12) of the EPA), sewer or the sea;

(c)	the release, deposit, keeping or disposal of any Relevant Substance in or on land, whether or not covered by the sea or other waters;

(d)	the deposit, disposal, keeping, treatment, importation, exportation, transportation, handling, processing, manufacture, collection, sorting or presence of any Relevant Substance;

(e)	any deposit, disposal, keeping, treatment, importation, production or carrying of any waste, including any substance which constitutes scrap material or any effluent or other unwanted surplus substance arising from the application of any process or activity (including making it re-usable or re-claiming substances from it) and any substance or article which requires to be disposed of as being broken, worn out, contaminated or otherwise spoiled;

(f)	nuisance, noise, defective premises, health and safety at work, industrial illness, industrial injury due to environmental factors, environmental health problems, the conservation, preservation and protection of the natural or built environment or of man or any living organisms supported by the environment; or

(g)	any other matter whatsoever affecting the environment or any part of it;

EPA

the Environmental Protection Act 1990;

Estimated Amount

the amount estimated by Counsel in accordance with clause 3.10;

Executive Management Team

Andrew Plant, Richard Plant and Peter Bushell and Executive Manager shall be construed accordingly;

General Warranties

the statements in schedule 4;

GPP

the Company’s group personal pension arrangement with Aegon;

Group

together the Company and each Subsidiary and Group Company shall be construed accordingly;

Health & Safety Laws

all applicable statutes, statutory legislation, common law, treaties, regulations, directives, codes of practice and guidance notes (which have legal effect) in force from time to time concerning the health and safety of those who work for the Company whether as employees or otherwise, or are in any way affected by the activities of the Company or by persons working for or on behalf of the Company;

Health & Safety Matters

any matters relating to the Company which arise under Health & Safety Laws;

Holloway Head Lease

the new lease in the Agreed Form relating to 93-99 (odd numbers) Holloway Head, Lea Bank Birmingham to be entered into between (1) Andrew John Plant, Richard Thomas Hugo Plant, Peter Wyvern Patrick Bushell as trustees of the Thomas Plant (Birmingham) Limited 1997 Retirement Benefits Scheme and (2) the Company;

HK Subsidiary

Kitchen Craft (Asia) Limited, further details of which are set out in part 3 of schedule 2;

Indebtedness

(as shown in the Completion Accounts), the aggregate of the following items as at the close of business on 31 December 2013:

(a)	all indebtedness of the Group which is in the nature of borrowings to third parties and which shall include moneys borrowed from banks or other financial institutions, receivables sold or discounted, any liability in respect of finance leases or hire purchase agreements, any off balance sheet liabilities including those relating to financial instruments, any note purchase facility, bonds, notes, debentures, loan stock or any similar financial instrument, capital equipment creditors and capital commitments, any interest rate swap including the breakage costs payable by any Group Company in respect of termination of any interest rate hedging agreement between any Group Company and its bank, any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, any liability under an advance or deferred purchase agreement, any other amount raised under any transaction having the commercial effect of a borrowing and any liability in respect of any guarantee for any of the foregoing items;

(b)	the costs, fees and penalties payable in respect of the release of existing security held by the Company’s bank;

(c)	£158,802 in respect of the bonus payments payable to certain senior staff as referred to in documents 1.23.1.1 and 1.29.17 in the Dataroom and any PAYE and National Insurance thereon;

(d)	amounts outstanding by way of any other staff bonuses (save to the extent such staff bonuses have been accrued in the Company’s financial statements prior to Completion);

(e)	corporation tax liabilities accrued to 31 December 2013 which will be determined on the basis that the Company has discharged the indebtedness obligations referred to in paragraphs (b), (c), (d), (f), (h) and (k) and these are to the extent deductible for corporation tax therefore taken into account in calculating the corporation tax liability in the period up to 31 December 2013 irrespective of when the obligations are actually satisfied;

(f)	any loans, bonuses (or payments in advance) in respect of the Sellers and/or their connected persons including any PAYE and National Insurance and accrued unpaid interest relating thereto;

(g)	any fees and expenses payable by the Company to advisers and other third parties in respect of the transactions contemplated by this agreement;

(h)	the costs of winding up dormant subsidiaries not exceeding £8,000 plus VAT;

(i)	any outstanding liabilities (including contingent liabilities) to vendors of any company or business acquired by any Group Company, including any earn-out or other deferred consideration;

(j)	any liability in respect of any guarantee for any of the foregoing items;

(k)	£1,200,000 being the Pension Payment:

but excluding:

(i)	any of the above items to the extent taken into account in the determination of Actual Working Capital; and

(ii)	any foreign currency forward contracts for normal trading (provided that the notional amount of any such contracts shall not exceed the amount of the underlying hedged activity);

Intellectual Property

all intellectual property rights, including:

(a)	patents, registered and unregistered trade and service marks, business names, domain names, copyright, rights in designs, rights in inventions, database rights and topography rights (whether or not registered);

(b)	applications for any of the rights in (a) above, together with the right to apply for registration of such rights;

(c)	know-how, trade secrets, confidential information, technical information, customer, licensor and supplier lists and any other proprietary knowledge and/or information of whatever nature and howsoever arising together with any rights or types of protection of the same or of a similar nature to those listed in (a), (b) or (c) insofar as they may subsist anywhere in the world and in each case for their full term and/or effect;

Intellectual Property Agreement

any licence, consent or permission to use any Intellectual Property (including any unwritten or informal arrangement) granted to or by the Company;

Investor Questionnaire

the document, described as such, in the Agreed Form (and attached as appendix A to schedule 12) to be completed and executed by each Seller receiving Consideration Shares pursuant to this agreement and by the Company;

Life Assurance Scheme

the Company’s group life assurance scheme with MetLife;

Lifetime’s Common Stock

the common stock, par value $0.01 per share, of the Buyer;

Losses

any losses (including loss of profits, loss of reputation and consequential losses), claims, judgments, costs (including costs of enforcement and legal costs), damages, awards, charges, demands, proceedings, penalties, fines, expenses and/or any other liabilities incurred or sustained, or which may, directly or indirectly, be incurred or sustained;

Management Accounts

the management accounts of the Company for the period from the Accounts Date to the Management Accounts Date;

Management Accounts Date

30 November 2013;

Pension Payment

the sum of £1,200,000 (one million two hundred thousand pounds), (being an agreed reasonable estimate of the maximum shortfall between the value of the Defined Benefit Pension Scheme’s assets as immediately prior to Completion and the amount needed to wind-up the Defined Benefit Pension Scheme by securing all of its liabilities with an insurance company) such sum to be paid to the Company to immediately pay to the Defined Benefit Pension Scheme in accordance with clause 4.2.3 and schedule 11;

Pension Schemes

(a)	the Defined Benefit Pension Scheme;

(b)	the GPP;

(c)	the SSAS; and

(d)	the Life Assurance Scheme;

Products or Services

products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company within the Relevant Period;

Prohibited Activities

the business of the Company as undertaken by the Company during the Relevant Period being the design, development, manufacture, sourcing, importation, distribution and supply of co-ordinated kitchenware, tableware, other houseware and giftware products including branded products, ‘own label’ products for retailers and licensed products;

Properties

all the properties owned or occupied by the Company, brief details of which are set out in parts 1,2 and 3 of schedule 7 and Property shall mean any one of them;

Property Warranties

the statements in part 5 of schedule 7;

Recognised Investment Exchange;

has the meaning given in section 285(1) Financial Services and Markets Act 2000;

Records

together:

(a)	accounts, books, ledgers, financial and other records of whatsoever kind of the Company, including all documentation relating to the contracts and employees of the Company, all invoices and other records required for VAT purposes, tax records and all lists of customers, licensors and suppliers of the Company in each case however stored and howsoever connected to the Company and the Computer Systems; and

(b)	all technical and sales material of the Company, including plans, technical and sales publications, designs, drawings and any negatives, blocks, plates and other similar material;

Relevant Period

the period of 12 months immediately prior to the Completion Date;

Relevant Proportions

the relevant proportions set opposite the Sellers respective names in column 5 of schedule 1;

Relevant Substance

any hazardous, dangerous, toxic, poisonous, noxious, offensive, radioactive, flammable, explosive, infectious or polluting substance, including asbestos, polychlorinated biphenyls or terphenyls (PCBs or PCTs), petroleum (including crude oil any fractions of crude oil and any petroleum produce and distillates), radon gas, batteries and any other substance or waste described or listed in or pursuant to any Environmental Laws as hazardous, dangerous, special, toxic, radioactive, noxious or offensive and any other substance which is included under or regulated by or pursuant to any Environmental Laws relating to matters which come within the scope of the definition of Environmental Matters or anything made using any of those substances;

Restricted Territory

any territory in which the Company has carried on business during the Relevant Period and for this purpose it is acknowledged that, whilst the Company is based at locations in the UK and Hong Kong, sourcing is carried out throughout China and sales and marketing are carried out on a worldwide basis;

Securities Warranties

the statements in part 3 of schedule 12;

Sellers’ Accountants

BDO LLP of 125 Colmore Row, Birmingham B3 3SD, United Kingdom;

Sellers’ Representative

Andrew Plant or such other person resident in the United Kingdom as may be nominated by the Sellers;

Sellers’ Solicitors

Shakespeares Legal LLP of Somerset House, Temple Street, Birmingham, B2 5DJ, United Kingdom;

Service Agreement Additional Payment

the additional payment (if any) due to each Executive Manager under the provisions of clause 7 of and appendix to their respective Service Agreements;

Service Agreements

the service agreements to be entered into between the Company and each of Andrew Plant, Richard Plant and Peter Bushell on the date of this agreement in the Agreed Form;

Shares

690,000 ordinary shares of £1.00 each in the capital of the Company, comprising the whole of the share capital of the Company;

SSAS

the small self-administered scheme known as the Thomas Plant (Birmingham) Limited 1997 Retirement Benefits Scheme currently governed by a trust deed and rules dated 13 December 2013;

Subsidiaries

the UK Subsidiaries and the HK Subsidiary and Subsidiary shall be construed accordingly;

Tax

has the meaning given in schedule 6;

Tax Authority

has the meaning given in schedule 6;

Tax Claim

has the meaning given in schedule 6;

Tax Covenant

the covenants relating to Tax contained in part 2 of schedule 6;

Tax Warranties

the statements in parts 3 and 4 of schedule 6;

TCGA 1992

the Taxation of Chargeable Gains Act 1992;

Technical Information

all data, formulae, techniques, trade secrets, expertise, proprietary knowledge, know-how, designs, drawings, recipes, specifications, instructional materials and other such information, of whatever nature, owned and/or used by the Company in connection with its business;

UK Subsidiaries

(a)	Frederick Hill (Birmingham) Limited, registered number 00376756;

(b)	Thomas Plant (Birmingham 1927) Limited, registered number 00219394;

(c)	Kitchencraft (Housewares) Limited, registered number 02697575; and

(d)	Plumbob (Hardware) Limited, registered number 02697547;

further details of each of which are set out in part 2 of schedule 2;

UKLA

the United Kingdom Listing Authority or any other competent authority for the time being for the purposes of Part VI Financial Services and Markets Act 2000;

Undetermined Claim

any Claim or Tax Claim or claim under clause 5 of this agreement which has been notified to the Sellers in accordance with this agreement prior to the Earn Out Payment Date (or the date for any additional payment from the Buyer pursuant to paragraph 4 of schedule 11 or the date for any Service Agreement Additional Payment, as the case may be) but which has not become a Determined Claim;

Valepits Road Lease

the new lease in the Agreed Form relating to land and premises in Valepits Road, Garretts Green, Birmingham to be entered into between (1) Andrew John Plant, Richard Thomas Hugo Plant, Peter Wyvern Patrick Bushell as trustees of the Thomas Plant (Birmingham) Limited 1997 Retirement Benefits Scheme and (2) the Company;

VAT

value added tax within the meaning of the VATA;

VATA

the Value Added Tax Act 1994;

Warranties

the General Warranties, the Tax Warranties and the Property Warranties and references to Warranty shall be construed accordingly;

Working Capital

in relation to the Group, the aggregate amount of stock, trade and other debtors (excluding amounts due from the Sellers and/or their associated companies outside the Group and/or connected persons), work in progress and prepayments less the amount of trade and other creditors, accruals, customer advances and VAT, PAYE or National Insurance or equivalent sale or employment taxes (but not PAYE and National Insurance payable in relation to directors’ bonuses to the extent taken into account in the determination of Indebtedness) payable or accrued as at the close of business on the last day of the relevant calendar month; and

Working Capital Target

(£181,894,633 + the Actual Working Capital - £117,378)	+ £483,527
12

1.2	In this agreement, a reference to:

1.2.1	a clause or schedule or appendix is, unless otherwise stated, a reference to a clause of, or a schedule or appendix to, this agreement;

1.2.2	a paragraph is, unless otherwise stated, a reference to a paragraph of a schedule;

1.2.3	a statutory provision includes a reference to that statutory provision as replaced, modified or re-enacted from time to time and any subordinate legislation made under that statutory provision from time to time, in each case whether before or after the date of this agreement Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely effect the rights of, any party;

1.2.4	any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of any person incorporated or resident or ordinarily resident or domiciled in any jurisdiction other than England and Wales, be deemed to refer to and include any equivalent or analogous action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing or what most nearly approximates in that jurisdiction to the relevant English statutory provision or English legal term;

1.2.5	a “subsidiary” shall include a reference to a “subsidiary” and a “subsidiary undertaking” (each as defined in the Act) and a reference to a “holding company” shall include a reference to a “holding company” and a “parent undertaking” (each as defined in the Act);

1.2.6	a person includes a reference to an individual, body corporate, association, government, state, agency of state or any undertaking (whether or not having a legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.7	a party means a party to this agreement and includes its permitted assignees and/or the successors in title to substantially the whole of its undertaking and, in the case of an individual, to his estate and personal representatives;

1.2.8	a company (other than the “Company”) shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.9	writing shall, subject to clause 15.4, include any mode of reproducing words in a legible and non-transitory form; and

1.2.10	this agreement or any provision of this agreement or any other document are to this agreement, that provision or that document as in force for the time being and as amended from time to time in accordance with the terms of this agreement or that document or with the agreement of the relevant parties (as the case may be).

1.3	The schedules and appendices form part of this agreement and have the same effect as if expressly set out in the body of this agreement and shall be interpreted and construed as though they were set out in this agreement.

1.4	The contents table and headings in this agreement are for convenience only and do not affect the interpretation or construction of this agreement.

1.5	Words importing the singular include the plural and vice versa, words importing a gender include every gender and reference to any party to this agreement comprising more than one person includes each person constituting that party.

1.6	The words “other”, “include”, “including” and “in particular” do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

1.7	All agreements, covenants, warranties, undertakings, indemnities, representations, obligations and liabilities on the part of the Sellers or any two or more of the Sellers contained in or arising under this agreement are, save where expressly stated to the contrary, joint and several and shall be construed accordingly.

1.8	Any question as to whether a person is connected with another shall be determined in accordance with section 1122 CTA 2010 (except that in construing section 1122 “control” has the meaning given by section 1124 or section 450 CTA 2010 so that there is control whenever section 1124 or 450 requires) which shall apply in relation to this agreement as it applies in relation to the CTA 2010.

1.9	Unless specified otherwise, or where the context otherwise requires, a reference to the “Company” shall be deemed to include a reference to each Group Company so that, for the avoidance of doubt but without any limitation, the Warranties and the Tax Covenant and the indemnities in clause 5 shall be given in respect of and in relation to each Group Company.

1.10	Where in this agreement any party gives an indemnity in favour of another party, the obligation of the indemnifying party shall be to make the relevant payment in full on demand and without any set-off, counterclaim or other deduction.

2.	SALE AND PURCHASE OF THE SHARES

2.1	Each Seller shall sell with full title guarantee and free from any Encumbrance, and the Buyer shall buy, the number of Shares set opposite the name of that Seller in schedule 1.

2.2	Each Seller covenants that he has the right to sell and transfer the legal and beneficial title to the Shares to be transferred by him pursuant to this agreement and that such Shares are free from any Encumbrance. Section 6(2) Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purpose of this agreement. Each Seller covenants that the Warranties in paragraphs 1 and 2 of schedule 4 are true and accurate.

2.3	Title to and beneficial ownership of the Shares shall pass to the Buyer on Completion. The Shares shall be sold and purchased together with all rights and benefits attached to or accruing to them (including all dividends and distributions declared, made or paid) at, or at any time after, Completion.

2.4	Each of the Sellers:

2.4.1	waives any right of pre-emption over or in respect of the Shares (or any of them) which may have been conferred on him, whether under the articles of association of the Company or otherwise;

2.4.2	undertakes to procure that any right of pre-emption over any of the Shares which may be vested in any other person is waived; and

2.4.3	covenants that the Shares are fully paid (or credited as fully paid) and constitute the whole of the share capital of the Company.

2.5	The Buyer shall not be required to complete the purchase of any of the Shares unless all of the Shares are transferred at the same time.

3.	CONSIDERATION

3.1	The Consideration is, subject to adjustment pursuant to the provisions of this clause 3 (and schedules 9 and 11):

3.1.1	the payment of £37,356,366 by the Buyer in cash at Completion (to be apportioned between the Sellers in the amounts set opposite their respective names in column 3 of schedule 1); and

3.1.2	the issue to the Sellers by the Buyer on Completion of the Consideration Shares (credited as fully paid and to be allocated between the Sellers in the amounts set opposite their respective names in column 4 of schedule 1); and

3.1.3	the payment by the Buyer in cash of the amount agreed or determined in accordance with schedule 10 (to be apportioned between the Sellers in the Earn Out Proportions).

3.2	Subject to clause 13.2 or unless otherwise agreed in writing between the parties, any sum due from one party to another under any provision of this agreement (whether under this clause 3 or otherwise and including any payment out of the Deposit Account) shall be paid by telegraphic transfer of funds to the receiving party’s solicitors. The receipt of the receiving party’s solicitors will give a full and valid discharge to the paying party who shall not be obliged to see to the application of such monies (including, for the avoidance of doubt, as between Sellers).

Completion Accounts

3.3	The Completion Accounts shall be prepared, ascertained and agreed in accordance with the provisions of schedule 9.

3.4	The Consideration shall be adjusted on determination or agreement of the Completion Accounts as follows:

3.4.1	if the Completion Accounts determine that the Actual Net Indebtedness is less than £1,354,744 (one million three hundred and fifty four thousand seven hundred and forty four pounds) there shall be added to the Consideration a sum equal to the amount by which the Actual Net Indebtedness is less than £1,354,744 on a £1 for £1 basis*;

3.4.2	if the Completion Accounts determine that the Actual Net Indebtedness is greater than £1,354,744 there shall be deducted from the Consideration a sum equal to the amount by which the Actual Net Indebtedness is greater than £1,354,744 on a £1 for £1 basis;

3.4.3	if the Completion Accounts determine that there is an Actual Working Capital Excess, there shall be added to the Consideration an amount equal to the Actual Working Capital Excess on a £1 for £1 basis (up to a maximum of £2,000,000); and

3.4.4	if the Completion Accounts determine that there is an Actual Working Capital Shortfall, there shall be deducted from the Consideration an amount equal to the Actual Working Capital Shortfall on a £1 for £1 basis.

3.5	The Completion Accounts shall determine the Completion Accounts Payment pursuant to clause 3.4. For the avoidance of doubt:

3.5.1	if the Completion Accounts determine that there is either (a) an addition to the Consideration pursuant to clause 3.4.1 and a deduction to the Consideration pursuant to clause 3.4.4 or (b) a deduction to the Consideration pursuant to clause 3.4.2 and an addition to the Consideration pursuant to clause 3.4.3, the relevant amounts shall be offset in determining the Completion Accounts Payment;

3.5.2	if the Completion Accounts determine that there is an addition to the Consideration pursuant to clause 3.4.1 and an addition to the Consideration pursuant to clause 3.4.3, the relevant amounts shall be aggregated to determine the Completion Accounts Payment payable to the Sellers;

3.5.3	if the Completion Accounts determine that there is a deduction to the Consideration pursuant to clause 3.4.2 and a deduction to the Consideration pursuant to clause 3.4.4, the relevant amounts shall be aggregated to determine the Completion Accounts Payment repayable to the Buyer.

*	For the avoidance of any doubt, if the Actual Net Indebtedness is less than zero pounds (i.e. Cash exceeds Indebtedness), there shall be added to the Consideration pursuant to clause 3.4.1 £1,354,744 plus a sum equivalent to the amount by which Cash exceeds Indebtedness.

3.6	Within 10 Business Days of the date on which the Completion Accounts are agreed or determined in accordance with schedule 9:

3.6.1	if the Completion Accounts Payment is an increase in the Consideration, the Buyer shall pay to the Sellers in cash an amount equal to the Completion Accounts Payment such amount to be apportioned between the Sellers in the Relevant Proportions;

3.6.2	if the Completion Accounts Payment is a reduction in the Consideration, the Sellers shall repay to the Buyer in cash an amount equal to the Completion Accounts Payment, such amount to be repaid by the Sellers in the Relevant Proportions.

Set-off

3.7	The Buyer may deduct from and set-off against the Earn Out Consideration (and/or against any additional payment to be made by the Buyer under paragraph 4 of schedule 11 (schedule 11 payment)) the amount of any Buyer Determined Claim which is subsisting and has not been settled in full by the Sellers at the time the Earn Out Consideration (or schedule 11 payment) is due to be paid.

3.8	The Buyer may deduct from and set-off against the Earn Out Consideration (and/or against any additional payment to be made by the Buyer under paragraph 4 of schedule 11) the Estimated Amount of any Undetermined Claim which is subsisting at the time the Earn Out Consideration (or schedule 11 payment, as the case may be) is due to be paid.

3.9

If (and only if) the Buyer wishes to exercise the right of set-off of any Undetermined Claim under clause 3.8, either party may require, by notice in writing to the other, that the matter is referred to a Counsel for certification of the Estimated Amount of such Undetermined Claim.

The Counsel shall be a counsel of at least 5 years standing and experience in relevant commercial matters. The Buyer and the Sellers shall agree the identity of the Counsel and the terms of his engagement in writing. If the Buyer and the Sellers fail to agree the identity of the Counsel or the terms of his engagement within 10 Business Days of either party serving details of a suggested Counsel on the other, the Counsel shall be nominated by and engaged on such terms as may be specified by the Chairman for the time being of the Bar Council in England and Wales on the application at any time of either party.

3.10	The Counsel shall be instructed to:

3.10.1	prepare a written opinion and give notice of that opinion to the parties within a maximum of 20 Business Days of the matter being referred to him;

3.10.2	give his opinion as to whether or not, on the basis of the information before him, the Buyer has no real prospect of succeeding in relation to the relevant Undetermined Claim; and

3.10.3	where the Counsel’s opinion states that the relevant Undetermined Claim is not one where the Buyer has no real prospect of succeeding, give his opinion as to the maximum amount which the Counsel estimates may constitute the Sellers’ liability to the Buyer in respect of such Undetermined Claim.

3.11	The Buyer and the Sellers shall supply the Counsel with any information which he may reasonably request in connection with his determination. The Buyer and the Sellers shall be entitled to make written submissions to the Counsel provided that a copy of any such written submissions is also simultaneously delivered to the other party. The Counsel shall give due weight to any such written submission which is received by him within such time limit as he may determine and have notified to the parties.

3.12	The decision of the Counsel (who shall be deemed to act as an expert and not as an arbitrator) shall be final and binding on the parties (save in the case of fraud or manifest error). The costs of the Counsel in connection with his opinion (and the costs, if any, of the Chairman for the time being of the Bar Council in England and Wales) shall be borne as he directs (taking into account the conduct of the parties and the merits of their respective arguments in relation to the reference made to him) or, in the absence of any such direction, by the Buyer and the Sellers in equal shares.

3.13	Where the Counsel’s opinion states that the relevant Undetermined Claim is not one where the Buyer has no real prospect of succeeding, the Buyer shall, on or before the date the Earn Out Consideration (or schedule 11 payment) is due for payment, pay into the Deposit Account, an amount equal to the amount(s) (if any) deducted from the Earn Out Consideration (or schedule 11 payment) in accordance with clause 3.8. For this purpose, the Buyer and the Sellers undertake to irrevocably and unconditionally instruct the Buyer’s Solicitors and the Sellers’ Solicitors, prior to the due date for payment of the Earn Out Consideration (or schedule 11 payment), to open the Deposit Account.

3.14	If an amount is paid into the Deposit Account in accordance with clause 3.13 the provisions of clauses 3.15 to 3.21 (inclusive) shall apply.

3.15	The Buyer’s Solicitors and the Sellers’ Solicitors shall hold the Estimated Amount in the Deposit Account as stakeholders on trust for the Buyer and the Sellers.

3.16	No amount shall be released from the Deposit Account other than in accordance with the following provisions in this clause 3 or as agreed in writing between the Buyer and the Sellers from time to time.

3.17	Any interest accruing on the balance in the Deposit Account from time to time shall be credited to the Deposit Account and any payment of principal from the Deposit Account shall include a payment of the interest earned on such principal sum in the Deposit Account.

3.18	The liability to Tax on any interest on any amount in the Deposit Account shall be borne by the party ultimately entitled to that amount. Any costs incurred in establishing and maintaining the Deposit Account shall be debited to the Deposit Account.

3.19	For the avoidance of doubt:

3.19.1	if an amount is paid in to the Deposit Account pursuant to clause 3.13, the Buyer shall be required to:

(a)	issue legal proceedings in respect of that Undetermined Claim (provided that Undetermined Claim has not been previously satisfied, settled or withdrawn and therefore if appropriate the relevant payment already released from the Deposit Account) within 12 months of the notification of such Undetermined Claim to the Sellers (or, in the case of the Tax Covenant, within 12 months of the due date for payment under paragraph 9 of the Tax Covenant) or, in the case of any Undetermined Claim based upon liability which is contingent only, within 12 months after the date on which such contingent liability becomes an actual liability (or, in each case, if later, within 6 months of the conclusion of any and all action which the Sellers have required the Buyer to take in accordance with schedule 5 of this agreement (or paragraph 12 of the Tax Covenant)); or

(b)	if legal proceedings are not issued within the relevant time period referred to in clause 3.19.1(a) then (provided that Undetermined Claim has not been previously satisfied, settled or withdrawn and therefore if appropriate the relevant payment already released from the Deposit Account), together with the Sellers, instruct the Buyer’s Solicitors and the Sellers’ Solicitors to release the amount retained in the Deposit Account in respect of such Undetermined Claim to the Sellers;

3.19.2	if a Due Amount is not satisfied in full from the Deposit Account, the relevant Buyer Determined Claim (to the extent not so satisfied) shall remain fully enforceable against the Sellers; and

3.19.3	nothing in these “Set-off” provisions shall prejudice, limit or otherwise affect any other right or remedy which the Buyer may have from time to time against the Sellers either under this agreement or any of the documents executed pursuant to this agreement or as provided by law.

3.20	Each of the Buyer and the Sellers undertake to irrevocably and unconditionally instruct the Buyer’s Solicitors and the Sellers’ Solicitors, in each case within 10 Business Days of the relevant Undetermined Claim becoming a Determined Claim, to make payments from the Deposit Account as follows:

3.20.1	if a Buyer Determined Claim, to the Buyer the Due Amount in respect of such Buyer Determined Claim and any related award of costs (or, if less, the amount standing to the credit of the Deposit Account) (together with any accrued interest on such amount but less any applicable bank charges); and

3.20.2	(after first making payment to the Buyer pursuant to clause 3.20.1 (if clause 3.20.1 is applicable) to the relevant Sellers, the balance (if any) standing to the credit of the Deposit Account after deducting the Estimated Amount of any other Undetermined Claim(s) in respect of which an amount has been paid into the Deposit Account (together with accrued interest on such amount but less any applicable bank charges).

For the purpose of clauses 3.19 and 3.20, if the relevant legal proceedings are either withdrawn by the Buyer (without the parties having agreed a settlement in respect of the subject matter of those legal proceedings) or the relevant legal proceedings are struck out by the relevant court and not reinstated pursuant to the Civil Procedure Rules or otherwise within 12 months of that strike out, the release of monies from the Deposit Account as described in clause 3.20.2 shall apply.

3.21	As soon as practicable after the last Undetermined Claim becomes a Determined Claim and following the payment of any amount due to the Buyer in respect of that Determined Claim in accordance with paragraph 3.20.1, the Buyer and the Sellers shall (subject to the provisions of schedule 11) instruct the Buyer’s Solicitors and the Sellers’ Solicitors to pay to the relevant Sellers, the balance (if any) standing to the credit of the Deposit Account (together with any accrued interest on such amount but less any applicable bank charges).

3.22	Any amount(s) deducted from and set-off against the Earn Out Consideration and/or from any payment under paragraph 4 of schedule 11 shall be apportioned between the Sellers in the Earn Out Proportions.

4.	COMPLETION

4.1	Completion shall take place at the office of the Buyer’s Solicitors on the date of this agreement when each of the matters set out in schedule 3 shall occur.

4.2	Upon completion of the matters referred to in schedule 3:

4.2.1	the Buyer shall pay the amount referred to in clause 3.1.1 in the manner specified in clause 3.2;

4.2.2	the Buyer shall issue the number of Consideration Shares set opposite the Sellers respective names in column 4 of schedule 1, receipt of the stock certificates (or the Transfer Agent and Registrars Certificate in the Agreed Form) as the case may be, relating thereto (together with a copy of the corporate authorisations in the Agreed Form required to validly issue the Consideration Shares) by the Sellers’ Solicitors shall be a sufficient discharge to the Buyer for that part of the Consideration to be satisfied by the issue of the Consideration Shares; and

4.2.3	the Buyer shall procure that the Company pays the Pension Payment to the Defined Benefit Pension Scheme.

4.3	The provisions of schedule 12 shall apply.

5.	WARRANTIES AND INDEMNITIES

5.1	The Sellers warrant to the Buyer (for itself and on behalf of each member of the Buyer’s Group) in the terms of the Warranties.

5.2	The Warranties are subject to:

5.2.1	any matter which is Disclosed provided that no matter Disclosed shall apply to limit or qualify any of the Warranties in paragraphs 1 and 2 in schedule 4; and

5.2.2	the provisions of schedule 5, provided that none of the limitations in schedule 5 shall apply in respect of a breach of any of the Warranties in paragraphs 1, 2, 3, 4 or 35 in schedule 4.

5.3	The Sellers acknowledge that the Buyer is entering into this agreement in reliance on each of the Warranties with the intention of inducing the Buyer to enter into this agreement.

5.4	Save as provided in clause 5.2.1 above and in paragraph 5.2 of schedule 5:

5.4.1	no information of which the Buyer has knowledge (actual, constructive or imputed) shall prevent or limit a claim made by the Buyer for breach of clause 5.1; and

5.4.2	neither the rights and remedies of the Buyer, nor the Sellers liability in respect of the Warranties, shall be affected by any investigation made by or on behalf of the Buyer into the Company.

5.5	The Sellers waive and may not enforce any right which they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the employees or officers of the Company for the purpose of assisting the Sellers to make a representation, give a Warranty, provide the Tax Covenant or prepare the Disclosure Letter save to the extent of any fraud by any such employee.

5.6	Each of the Warranties (and each sub-paragraph within each Warranty) shall be interpreted as a separate and independent warranty so that the Buyer shall have a separate claim and right of action in respect of every breach of each Warranty. Each Warranty shall be construed independently and, except where this agreement provides otherwise, is not limited by the terms of any other Warranty or any other provision of this agreement.

5.7	Where any Warranty refers to the knowledge, information, belief or awareness of the Sellers (or similar expression), the Sellers shall be deemed to be aware of all information they received after making due enquiry into the subject matter of that Warranty of the persons listed in Table A below and the third party advisers listed in Table B below or which they would have received had such due enquiry been made and for these purposes the Sellers shall not be deemed to have made enquiry of any other person or third party. For the avoidance of any doubt, the knowledge, information, belief and awareness of the Sellers shall be deemed to include the knowledge, information, belief and awareness of each other.

Table A
Name	Position

Andrew Plant	Managing Director

Richard Plant	Sales Director

Peter Bushell	Buying Director

Anthony Perry	Financial Controller

Tony Elliott	Warehouse and Operations General Manager

Simon Owen	Quality and Supply Chain Controller

Len Comrie	IT Manager

Debra Cooke	Management Accountant

Daniel Wright	Export Sales Manager

Table B

BDO LLP and BDO Hong Kong LLP

Shakespeares Legal LLP

Clearwater Corporate Finance LLP

Forresters

NCS Property Consultants Limited

Swinton Commercial

Newell Palmer Trustees Limited

Scottish Widows

5.8	Without prejudice to any other right or remedies available to the Buyer, the Sellers shall indemnify the Buyer and the Company (and each other member of the Buyer’s Group) against all Losses which the Buyer or the Company (or any other member of the Buyer’s Group) incurs, suffers or sustains directly or indirectly, in any way whatsoever, as a result of or in the event of or in connection with:

5.8.1	any indebtedness as at Completion to or from the Sellers and/or their connected persons to or from the Company (save in the case of the Executive Management Team, in respect of salary and other employment related benefits properly accrued but not yet paid);

5.8.2	any facts, matters or circumstances giving rise to a breach of the Warranties at paragraphs 38 and/or 39 in schedule 4;

5.8.3	any failure by the Company to award a pay rise to any employee absent from work due to pregnancy and/or maternity at any time in the 3 years prior to Completion (including any back dated salary (and any corresponding benefits) paid or provided to such employees).

5.9	Any payment required to be made by the Sellers pursuant to this clause 5 shall be:

5.9.1	paid in cash; and

5.9.2	deemed to be a reduction in the Consideration.

5.10	The parties acknowledge that the Buyer may transfer some or all of the Shares or the business and/or any assets of the Company to any other member of the Buyer’s Group at a price and on terms as to payment to be determined at the time (the Intra Group Transfer). The parties agree that for the purposes of calculating the value of any claim by the Buyer for breach of any term of this agreement, the Buyer shall (if the Intra Group Transfer has occurred) be entitled to claim against the Sellers as if the Intra Group Transfer had not taken place.

5.11	The Sellers warrant and undertake to the Buyer (for itself and on behalf of each member of the Buyer’s Group) that:

5.11.1	in the period from the close of business on 31 December 2013 until and including the Completion Date, the Group has not (save for corporation tax liability accrued in the normal and proper course of business in respect of the period from and including 1 January 2014) incurred or agreed to incur any Indebtedness;

5.11.2	excluding all transactions conducted by the Company in the normal and proper course of business on an arms length basis, the amount of cash as at the close of business on the Completion Date is not less than as at the close of business on 31 December 2013;

5.11.3	excluding all transactions conducted by the Company in the normal and proper course of business on an arms length basis, the amount of working capital as at the close of business on the Completion Date is not less than as at the close of business on 31 December 2013.

For the purposes of clauses 5.11.2 and 5.11.3, the expressions “cash” and “working capital” shall be interpreted as defined in the definitions of “Cash” and “Working Capital” in clause 1.1 of this agreement, save (in the case of the measurement as at the close of business on the Completion Date) for references to Completion Accounts, 31 December 2013 and the last day of the relevant calendar month.

5.12	The Sellers warrant and undertake to the Buyer (for itself and on behalf of each member of the Buyer’s Group) that in the period from the close of business on 31 December 2013 until and including the Completion Date;

5.12.1	no management charge or fee has been levied by any of the Sellers or any of their connected persons against any Group Company and there has been no payment (or agreement to pay) any management, service or other fees or compensation from any Group Company to any of the Sellers or any of their connected persons save for employment salary and benefits in the ordinary course;

5.12.2	no Group Company has:

(a)	waived or agreed to waive its right to any cash or compensation or any benefit from the Sellers or any connected person of any of the Sellers;

(b)	paid, assumed or discharged or agreed to pay, assume or discharge any obligation of the Sellers or any of their connected persons;

(c)	paid or incurred or agreed to pay or incur any costs or expenses relating to the sale of the Shares or to the other transactions contemplated by this agreement and any documents in Agreed Form;

(d)	paid or incurred or agreed to pay or incur a bonus, success bonus or success fee in relation to the transaction and matters that are the subject matter of this agreement and the documents in Agreed Form;

(e)	made or agreed to make any payment to or for the direct benefit of any of the Sellers or any of their connected persons;

(f)	entered into any transaction or arrangement with or for the direct benefit of any of the Sellers or any of their connected persons, other than to the extent such is both in the normal and ordinary course of conduct of the business of a Group Company and on arm’s length, fair market terms;

(g)	created, issued, redeemed, purchased or repaid any share or loan capital;

(h)	paid or declared or made any dividend or distribution of profits or assets to or in favour of any person;

(i)	traded otherwise than in the proper and normal course of business on an arm’s length basis;

(j)	made any payment or incurred any liability to any person other than in the proper and normal course of trading;

(k)	agreed or committed to do any of the matters listed in (a) to (j) above.

5.13	The Sellers agree to indemnify and keep indemnified the Buyer and each Group Company (and each other member of the Buyer’s Group) without set off, counterclaim or other deduction from and against all Losses which the Buyer or the Group (or any other member of the Buyer’s Group) incurs or suffers in any way whatsoever from any breach of clauses 5.11 and/or 5.12.

5.14	For the avoidance of any doubt, the Sellers shall not be liable pursuant to clauses 5.11 to 5.13 (inclusive) to the extent that the relevant payment or liability has been taken into account in the calculation of Indebtedness in the Completion Accounts nor in relation to the £4,533 SDLT payable in relation to the Valepits Road Lease.

6.	TAX

The provisions of schedule 6 shall apply.

7.	RESTRICTIONS ON THE COVENANTORS

7.1	As further consideration for the Buyer agreeing to purchase the Shares on the terms of this agreement and with the intent of assuring to the Buyer the full benefit and value of the goodwill and know-how of the Company, each Covenantor severally undertakes to the Buyer (for the benefit of itself and the Company) that he will not, either solely or jointly, directly or indirectly, alone or in conjunction with or on behalf of or through any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner, member or in any other capacity, for a period of three years following the Completion Date:

7.1.1	within the Restricted Territory carry on or be engaged, concerned or interested in, or provide technical, commercial, professional or other advice to, any other business which supplies or proposes to supply Products or Services in competition with the Company;

7.1.2	within the Restricted Territory carry on or be engaged, concerned or interested in, or provide technical, commercial, professional or other advice to, any other business which carries on or proposes to carry on any Prohibited Activities in competition with the Company;

7.1.3	within the Restricted Territory be employed, engaged, concerned or interested, directly or indirectly, in any business which at any time during the Relevant Period has supplied or licensed products or services to the Company;

7.1.4	subject to the provisions of clause 7.8, do or attempt to do anything which causes or may cause any supplier who has supplied products or services to the Company during the Relevant Period to cease, alter or materially reduce its supplies to the Company or to alter the terms on which it supplies the Company;

7.1.5	subject to the provisions of clause 7.8, do or attempt to do anything which causes or may cause any licensor who has licensed products (and/or licensed the use of that licensor’s brand, name or logo) to the Company during the Relevant Period to withdraw that licence or to alter the terms of such licence;

7.1.6	in competition with the Company, solicit any order, enquiry or business in respect of any Prohibited Activities, or for the sale or supply of any Products or Services, from any Customer;

7.1.7	in competition with the Company, accept any order, enquiry or business in respect of any Prohibited Activities, or for the sale or supply of any Products or Services, from any Customer;

7.1.8	solicit, induce or entice away from the Company, or attempt to solicit, induce or entice away from the Company, in any case in connection with a business in or proposing to be in competition with the Company, a Critical Person, whether or not such person would commit any breach of his contract of employment or engagement by leaving the service of the Company; or

7.1.9	employ or engage, or offer to employ or engage, in any case in connection with a business in or proposing to be in competition with the Company, a Critical Person, whether or not such person would commit any breach of his contract of employment or engagement by accepting such employment or engagement.

7.2	Each Covenantor severally undertakes to the Buyer (for the benefit of itself and the Company) that he will not, either solely or jointly, directly or indirectly, alone or in conjunction with or on behalf of or through any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner, member or in any other capacity, at any time after Completion, use, whether as a company name, trading name or otherwise, the names “Thomas Plant” or “Kitchen Craft” or any other name used by the Company in connection with its business activities (or any other names which are similar to or may be confused with such names).

7.3	Each of the restrictions contained in clauses 7.1 and 7.2 are to be treated as separate obligations, independent of the others.

7.4	The parties consider the restrictions contained in clauses 7.1 and 7.2 to be reasonable as between themselves and the public interest and in particular reasonable and necessary to protect the legitimate business interests of the Company. If, however, any of them are found by a court to be unreasonable or unenforceable, but would be reasonable and enforceable if deleted in part or reduced in application, then the restrictions shall apply with such deletion or modification as may be necessary to make it reasonable and enforceable.

7.5	Nothing in this clause 7 shall prevent any Covenantor from being the holder of or beneficially interested in any class of securities in any company if such class of securities is listed or dealt in on any Recognised Investment Exchange and confers not more than 3% of the votes which can generally be cast at a general meeting of that company.

7.6	Each Covenantor agrees with the Buyer that he will, at the Buyer’s request and cost, enter into a direct undertaking (or undertakings, as the case may be) executed as a deed (or deeds, as the case may be) with the Company whereby he will accept restrictions corresponding to those restrictions accepted by that Covenantor in this clause 7.

7.7	Each Covenantor shall procure that any person connected with him complies with the restrictions accepted by that Covenantor set out in this clause 7.

7.8	A Covenantor shall not be in breach of the provisions of either of clauses 7.1.4 or 7.1.5 in respect of anything done for the purposes of lawfully complying with the terms and conditions of his employment with the Company.

7.9	None of the Covenantors shall be in breach of either of clauses 7.1.3 or 7.1.4 (nor clause 7.7 to the extent relating to clauses 7.1.3 or 7.1.4) in respect of anything done by Lindsay Wright (Sally Wright’s husband) for the purposes of his lawfully complying with (or lawfully terminating) his sales agency with Marlow International (as referred to in the document at section 1.28.29 of the Dataroom).

8.	FURTHER UNDERTAKINGS AND OBLIGATIONS OF THE SELLERS

8.1	Waiver of claims

The Sellers confirm that at the date of this agreement:

8.1.1	neither they nor any person connected with any of them has any claim against the Company on any account whatsoever;

8.1.2	other than in respect of the Executive Management Teams’ employment, there are no agreements or arrangements under which the Company has any actual, contingent or prospective obligation to or in respect of any of the Sellers or any person connected with any of them; and

8.1.3	any claim which the Sellers or any person connected with any of them have or has against the Company is waived in full, any obligation owed to the Sellers or any such connected person by the Company is released and the Sellers indemnify the Buyer and the Company against all Losses which the Buyer or the Company incurs or suffers, directly or indirectly, in any way whatsoever in connection with any such claim or obligation.

8.2	Further assurance

8.2.1	The Sellers covenant with the Buyer that they will at their own cost do everything possible to give the Buyer full and unrestricted legal and beneficial title to the Shares and to give effect to the provisions of this agreement including, on receiving the Buyer’s request:

(a)	doing and executing, or arranging for the doing and executing of, each act, document and thing necessary to implement this agreement; and

(b)	giving to the Buyer all information they possess or to which they have access relating to the Company’s business and allowing the Buyer to copy any document containing that information.

8.2.2	Immediately following Completion the Sellers shall (and shall procure that any other person shall) send to the Buyer at its registered office for the time being all records, correspondence, documents, files, memoranda and other papers belonging to the Company and which are not located at a Property or delivered at Completion (whether or not such documents are referred to in schedule 3).

8.2.3	Each Seller confirms that he will promptly refer to the Company all enquiries and other communications which he receives after the date of this agreement and which relate to the business of the Company.

8.3	Dealing with Shares pending registration

8.3.1	The Sellers undertake to the Buyer that for so long as any of them remains the registered holder of any of the Shares after Completion they will:

(a)	hold the Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of the Shares after Completion and all rights arising out of or in connection with the Shares in trust for the Buyer;

(b)	deal with and dispose of the Shares and all such dividends, distributions and rights as the Buyer may direct;

(c)	vote at all meetings which they are entitled to attend as the registered holder of the Shares in such manner as the Buyer shall direct; and

(d)	execute all instruments of proxy or other documents which the Buyer may require to enable the Buyer to attend and vote at any such meeting.

8.3.2	For the purpose of giving effect to clause 8.3.1 each of the Sellers appoints the Buyer (acting by any of its directors from time to time) to be his attorney in his name and on his behalf to exercise all or any of the rights in relation to the Shares as the Buyer in its absolute discretion sees fit from immediately after Completion to the day on which the Buyer or its lawful nominee is registered in the register of members of the Company as the holder of the relevant Shares, including:

(a)	receiving notice of, attending and voting at a general meeting, class meeting or other meeting of the Company;

(b)	completing and returning any meeting requisition, form of proxy, consent to short notice, written resolution or other document required to be signed by the registered holder of the Shares;

(c)	dealing with, and giving directions as to, any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the Shares or received in connection with the Shares from the Company or any other person; and

(d)	executing, delivering and doing all deeds, instruments and acts in that Seller’s name as may be done in that Seller’s capacity as the registered holder of the relevant Shares and for that purpose each Seller consents to the Company sending any written resolutions, notices or other communications in respect of the Shares registered in his name to the Buyer. The power of attorney granted by this clause 8.3.2 is granted by each Seller to secure the interest of the Buyer in the Shares and, accordingly, shall be irrevocable. For the avoidance of doubt, only immediately after Completion will the votes attaching to the Shares be exercisable by the Buyer under the power of attorney granted by this clause 8.3.2.

9.	CONFIDENTIAL INFORMATION

9.1	Each of the Sellers severally undertakes with the Buyer (for itself and for the benefit of the Company) that he will:

9.1.1	not use or disclose to a person Confidential Information he has or acquires; and

9.1.2	use such powers of control as are reasonably available to him to prevent the use or disclosure of Confidential Information.

9.2	Clause 9.1 does not apply to:

9.2.1	disclosure of Confidential Information to a director, officer or employee of the Buyer or the Company whose function requires him to have the Confidential Information;

9.2.2	use or disclosure of Confidential Information required to be used or disclosed by law or by any governmental or regulatory body but only to the extent required by law;

9.2.3	disclosure of Confidential Information to an adviser for the purpose of advising the Sellers but only on terms that clause 9.1 applies to use or disclosure by the adviser; or

9.2.4	Confidential Information which becomes publicly known except by a breach of clause 9.1.

10.	ANNOUNCEMENTS

10.1	Subject to clause 10.2, the Sellers shall not make or authorise any press or public announcement or other communication or circular concerning the terms of any matter contemplated by or ancillary to this agreement without the prior written consent of the Buyer.

10.2	The Sellers may:

10.2.1	make or authorise an announcement required by law or by any regulatory or governmental body (whether or not such requirement has the force of law) provided that:

(a)	the Sellers have consulted with and taken into account the requirements of the Buyer; and

(b)	the Sellers have used reasonable endeavours to obtain confidentiality undertakings from any relevant securities exchange or regulatory or governmental body; and

10.2.2	make a communication to their professional advisers in connection with advice relating to the interpretation of this agreement or proceedings relating to the enforcement of the terms of this agreement.

10.3	The Buyer shall not make any UK specific press release in respect of the sale and purchase contemplated by this agreement unless (a) required by law or by any regulatory or governmental body or (b) otherwise with the prior approval of the Sellers Representative (such approval not to be unreasonably withheld or delayed). It is acknowledged that this agreement will be in the public domain (and accessible on the Buyer’s website) following the filing of Form 8-K.

11.	ASSIGNMENT AND SUCCESSORS IN TITLE

11.1	No party shall assign, transfer, charge, make the subject of a trust or deal in any other manner with this agreement or any of its rights under this agreement or purport to do any of the same without the prior written consent of the other parties except that the Buyer may assign or transfer the benefit of any provision to which it is entitled from time to time, in whole or in part and without restriction:

11.1.1	to a member of the Buyer’s Group, save that if such assignee ceases to be a member of the Buyer’s Group, immediately prior to such cessation it shall assign the benefit to another member of the Buyers’ Group; or

11.1.2	to any person providing funding to the Buyer and/or any member of the Buyer’s Group, by way of security for facilities and/or funding made available to the Buyer and/or any member of the Buyer’s Group.

11.2	This agreement shall be binding upon and shall survive for the benefit of the personal representatives and successors-in-title of each party.

12.	THIRD PARTY RIGHTS

12.1	Subject to clauses 12.2 and 12.3, a person who is not a party to this agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or rely upon a provision of this agreement. No party to this agreement may hold itself out as trustee of any rights under this agreement for the benefit of any third party unless specifically provided for in this agreement.

12.2	The Company, any person to whom the benefit of any provision of this agreement is assigned in accordance with clause 11.1, each member of the Buyer’s Group and each person falling within the category of persons described in clause 11.2 is entitled under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement which confers (expressly or impliedly) any benefit on any such person.

12.3	The employees of the Company may enforce the provisions of clause 5.5.

13.	THE SELLERS’ REPRESENTATIVE

13.1	Any consent, agreement, direction or waiver given or made by the Sellers’ Representative for the purpose of this agreement shall be binding upon all of the Sellers.

13.2	Delivery of any notice, document or payment required to be made to the Sellers or any of them pursuant to this agreement may be made to the Sellers’ Representative whose receipt for such delivery or payment shall be an absolute discharge of the party making the same who shall not be concerned as to the destination of such delivery or the application of such payment (as the case may be).

13.3	The Sellers authorise the Sellers’ Representative to act in the way contemplated by this agreement and to take such decisions as he shall at his entire discretion determine and, provided he acts in good faith, the Sellers’ Representative shall have, and accepts, no liability to any of the Sellers or to any other person other than the Buyer in connection with or as a result of anything which the Sellers’ Representative does, refrains from doing or neglects or omits to do in connection with any matter relating to the agreement.

13.4	As between the Sellers, the Sellers’ Representative shall not be required to expend any of his own money on or in relation to the matters referred to in this agreement and without prejudice to the generality of the foregoing may decline to take any steps to dispute any Claim or Tax Claim unless the Sellers’ Representative has been indemnified and secured (if and to the extent he so requires, to his full satisfaction) in respect of the maximum amount of the expenses and other liabilities of any kind which he considers that he will or may incur in connection with or as a result of such proceedings and such indemnity and security shall be such as to ensure that the Sellers’ Representative has immediate access to all such funds as he may require in order to meet all such expenses or other liabilities as they fall due provided always that the Sellers’ Representative shall be obliged to bear his appropriate proportion of such expenses and liabilities.

14.	BUYER’S WARRANTIES

14.1	The Buyer warrants to the Sellers that:

14.1.1	the Buyer has full power to enter into and perform this agreement and this agreement will, when executed, constitute a binding obligation on the Buyer in accordance with its terms;

14.1.2	the execution and delivery of and the performance by the Buyer of its obligations under this agreement will not:

(a)	result in breach of any provision of its memorandum and articles of association or equivalent constitutional documents;

(b)	result in a breach of, or constitute a default under, any:

(i)	agreement, licence or instrument to which the Buyer is party; or

(ii)	order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound;

14.1.3	save as provided in this agreement, all consents, permissions, approvals and agreements of the shareholders of the Buyer or any third parties which are necessary for the Buyer to obtain in order to enter into and perform this agreement in accordance with its respective terms have been obtained.

14.2	The Buyer warrants to each Seller to whom the Buyer will issue Consideration Shares in the terms of the Securities Warranties.

15.	NOTICES

15.1	Any notice given pursuant to this agreement shall be in writing signed by, or on behalf of, the person issuing the notice. Notices shall be served by personal delivery, or prepaid recorded delivery first class post (or registered airmail in the case of an address for service outside the United Kingdom) or fax to:

15.1.1	in the case of each Seller, his address (or fax number, if there is one) set out in schedule 1;

15.1.2	in the case of the Buyer, its registered office address for the time being or fax number (001) 516 566 2203 marked for the attention of Jeffrey Siegel, Chairman of the Board, President and Chief Executive Officer (and copied to Andrew Madden of the Buyer’s Solicitors (fax number 0121 234 0003)).

or, in relation to any party, such other address for service in the United Kingdom (or, in the case of Lifetime, the United States of America) as that party may from time to time notify to the others.

15.2	In the absence of evidence of earlier receipt and subject to clause 15.3, notices served in accordance with clause 15.1 shall be deemed to have been received:

15.2.1	if delivered personally, at the time of actual delivery to the address referred to in clause 15.1; and

15.2.2	if delivered by prepaid recorded delivery first class post, two Business Days from the date of posting; and

15.2.3	if delivered by registered airmail, five Business Days from the date of posting; and

15.2.4	if delivered by fax, upon receipt of confirmation that the notice has been correctly transmitted.

15.3	If deemed receipt under clause 15.2 occurs on a day which is not a Business Day or after 5.00 p.m. on a Business Day, the relevant notice shall be deemed to have been received at 9.00 a.m. on the next Business Day.

15.4	For the avoidance of doubt, notice given under this agreement shall not be validly served if sent by e-mail.

16.	GENERAL

16.1	Except where this agreement provides otherwise, each party shall pay its own costs (including in relation to financial, accounting and legal advice) incurred in relation to the negotiation, preparation, execution and performance of this agreement and the matters referred to in this agreement.

16.2	This agreement, together with any documents in the Agreed Form and all documents entered into or to be entered into pursuant to the terms of this agreement, constitutes the entire agreement between the parties with respect to all matters referred to in this agreement. This agreement supersedes and extinguishes all previous agreements between the parties relating to such matters, other than in relation to any fraud or fraudulent misrepresentation.

16.3	No variation to this agreement shall be effective unless made in writing and signed by or on behalf of all the parties to this agreement. Neither the Buyer nor the Sellers shall be required to obtain the consent of the Company or any other third party on whom a benefit is conferred under this agreement to the termination or variation of this agreement or to the waiver or settlement of any right or claim arising under it.

16.4	Each provision of this agreement is severable and distinct from the others. If at any time any provision of this agreement is or becomes unlawful, invalid or unenforceable to any extent or in any circumstances for any reason, it shall to that extent or in those circumstances be deemed not to form part of this agreement but (except to that extent or in those circumstances in the case of that provision) the legality, validity and enforceability of that and all other provisions of this agreement shall not be affected in any way.

16.5	If any provision of this agreement is found to be unlawful, invalid or unenforceable in accordance with clause 16.4 but would be lawful, valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it lawful, valid or enforceable.

16.6	The failure or delay in exercising a right or remedy provided by this agreement or by law does not constitute a waiver of that (or any other) right or remedy. No single or partial exercise, or non-exercise or non-enforcement of any right or remedy provided by this agreement or by law prevents or restricts any further or other exercise or enforcement of that (or any other) right or remedy.

16.7	The Buyer may release or compromise the whole or any part of the liability of any one or more of the Sellers under any provision of this agreement, or grant to any Seller time or other indulgence, without affecting the liability of any other Seller. No waiver by the Buyer of, or delay in enforcing, any of the provisions of this agreement shall release any Seller from full performance of his remaining obligations under this agreement.

16.8	Subject as provided in paragraph 4 of schedule 5, the Buyer’s rights, powers and remedies contained in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law. The parties acknowledge and agree that in entering this agreement they have not relied upon and will have no remedy in equity contract or tort or under the Misrepresentation Act 1967 or otherwise in respect of any warranty or representation which is not set out in this agreement or any of the documents in the Agreed Form or to be provided pursuant to schedule 3 (Provided That this clause 16.8 shall not exclude any liability for, or remedy in respect of, fraud or fraudulent misrepresentation).

16.9	Except to the extent that they have been performed or where this agreement provides otherwise, the obligations contained in this agreement remain in force after Completion.

16.10	If any amount payable by the Sellers (and/or any one or more of them) to the Buyer under this agreement is subject to Tax in the hands of the Buyer or is subject to any deduction or withholding required by law to be made, the relevant Sellers shall pay to the Buyer such additional amount as is required to put the Buyer in the position it would have been in had such sum not been subject to Tax or to the deduction or withholding provided that:

16.10.1	the provisions of this clause 16.10 shall not apply to the extent that the Tax or deduction or withholding has already been taken into account in calculating the amount of the payment due from the Sellers to the Buyer under this agreement;

16.10.2	the provisions of this clause 16.10 shall not apply to the extent that the payment made pursuant to this agreement is made to an entity other than Lifetime Brands, Inc. if and to the extent such payment would not have been taxable or subject to any deduction or withholding if it had been made to Lifetime Brands, Inc.;

16.10.3	the calculation of any damages for breach of warranty shall not take into account any liability of the recipient of such damages to pay Tax on such amount where the recipient of the damages is not Lifetime Brands, Inc. if and to the extent the amount would not have been subject to Tax if paid to Lifetime Brands, Inc.

16.11	This agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original. All the counterparts shall together constitute one and the same agreement, which shall be deemed executed when counterparts executed by all of the parties to this agreement are delivered.

16.12	The provisions of schedule 14 shall apply.

17.	GOVERNING LAW

17.1	This agreement shall be governed by and interpreted in accordance with English law. Non-contractual obligations (if any) arising out of or in connection with this agreement (including its formation) shall be governed by English law.

17.2	Subject to the dispute resolution procedures referred to in schedules 9, 10 and 13, the parties agree to submit to the non-exclusive jurisdiction of the English Courts in relation to any claim or matter (whether contractual or non-contractual) arising under this agreement or any of the documents in the Agreed Form.

17.3	Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this agreement (including non-contractual disputes and claims) and agrees not to claim that the courts of England are not a convenient or appropriate forum.

THE PARTIES have executed this agreement as a deed and delivered it on the date first set out above

SCHEDULE 1

Sellers

(1) Name and address	(2) Number and class of Shares sold	(3) Cash Consideration payment on Completion (Clause 3.1.1)	(4) Consideration Shares (Clause 3.1.2)	(5) Relevant Proportions (Clause 3.6 and paragraph 4/7 of schedule 11)	(6) Earn Out Proportions (Clause 3.1.3)
Andrew John Plant Upper Grove End Farm Henbrook Lane Upper Brailes Banbury OX15 5BA	236,379 ordinary shares of £1 each	£12,797,479	199,186	34.2578%	34.2578%

Richard Thomas Hugo Plant Manor Farm House Wolverton Stratford Upon Avon Warwickshire CV37 0HH	236,379 ordinary shares of £1 each	£12,797,479	199,186	34.2578%	34.2578%

Peter Wyvern Patrick Bushell The Old Mill Bayton Worcester DY14 9LE	172,000 ordinary shares of £1 each	£9,312,022	144,937	24.9276%	24.9276%

Sally Joan Wright The Old Bakehouse Dunnington Alcester Worcestershire B49 5NX	45,242 ordinary shares of £1 each	£2,449,386	38,123	6.5568%	6.5568%

TOTAL	690,000 ordinary shares of £1.00 each	£37,356,366	581,432 (being an aggregate value of the Consideration Shares of £5,500,000 (or £9.46 per unit, being a sum equal to the average of the closing prices of Lifetime’s Common Stock on the last five trading days preceding the date of Completion as reported on the NASDAQ Stock Exchange)	100%	100%

SCHEDULE 2

Part 1 - The Company

Name	Thomas Plant (Birmingham) Limited

Registered number	03411690

Previous names	Meaujo (347) Limited – 2 January 1998

Date of incorporation	30 July 1997

Place of incorporation	England and Wales

Registered office address	Plumbob House, Valepits Road, Garretts Green Trading Estate, Garretts Green, Birmingham B33 0TD

Share capital	£690,000 divided into 690,000 ordinary shares of £1 each, registered as follows:

	Shareholder		No. and class of shares

	Andrew John Plant		236,379 ordinary

	Richard Thomas Hugo Plant		236,379 ordinary

	Peter Wyvern Patrick Bushell		172,000 ordinary

	Sally Joan Wright		45,242 ordinary

Directors	Peter Wyvern Patrick Bushell Andrew John Plant Richard Thomas Hugo Plant

Secretary	Anthony Charles Perry

Accounting reference date	31 December

Last accounts made up to	27 May 2013

Last annual return made up to	30 July 2013

Auditors	BDO LLP 125 Colmore Row, Birmingham B3 3SD

Bank	Lloyds Bank Plc Edgbaston, Birmingham B15 1QL

Charges	Date registered	Document	Chargee

	20.01.2009	Debenture	Lloyds TSB Bank plc

	13.04.2010	Debenture	Mandy Georgina Plant

	13.04.2010	Debenture	Katherine Margaret Bushell

	13.04.2010	Debenture	Sharon Plant

VAT number	110.284322

Tax district and reference number	CT operations Norwich and Ipswich Office 529 1836522932

Part 2 - The UK Subsidiaries

Name	Thomas Plant (Birmingham 1927) Limited

Registered number	00219394

Previous names	Thomas Plant (Birmingham) Limited - 2 January 1998

Date of incorporation	3 February 1927

Place of incorporation	England and Wales

Registered office address	Plumbob House, Valepits Road, Garretts Green, Birmingham B33 0TD

Share capital	£615,000 divided into 600,000 ordinary shares of £1 each and 15,000 preference shares of £1 each, registered as follows:

Shareholder	No. of shares

Thomas Plant (Birmingham) Limited	600,000 ordinary shares of £1 each and 15,000 preference shares of £1 each

Directors	Peter Wyvern Patrick Bushell Andrew John Plant Richard Thomas Hugo Plant

Secretary	Anthony Charles Perry

Accounting reference date	31 December

Last accounts made up to	31 December 2012 (DORMANT)

Last annual return made up to	9 July 2013

Auditors	None – audit not required under section 477 of the Companies Act 2006

Bank	None – the company is dormant

Charges	Date registered	Document	Chargee

None

VAT number	110.284322

Tax district and reference number	CT Operations Norwich and Ipswich Office 529 4459013431

Name	Frederick Hill (Birmingham) Limited

Registered number	00376756

Previous names	None

Date of incorporation	21 October 1942

Place of incorporation	England and Wales

Registered office address	Plumbob House, Valepits Road, Garretts Green, Birmingham B33 0TD

Share capital	£384,000 divided into 384,000 ordinary shares of £1 each, registered as follows:

Shareholder	No. of shares

Thomas Plant (Birmingham) Limited	384,000

Directors	Peter Wyvern Patrick Bushell Andrew John Plant Richard Thomas Hugo Plant

Secretary	Anthony Charles Perry

Accounting reference date	31 December

Last accounts made up to	31 December 2012 (DORMANT)

Last annual return made up to	9 July 2013

Auditors	None – audit not required under section 477 of the Companies Act 2006

Bank	None – the company is dormant

Charges	Date registered	Document	Chargee

None

VAT number	110.284322

Tax district and reference number	CT Operations Norwich and Ipswich Office 529 4459006336

Name	Plumbob (Hardware) Limited

Registered number	02697547

Previous names	None

Date of incorporation	16 March 1992

Place of incorporation	England and Wales

Registered office address	Plumbob House, Valepits Road, Garretts Green, Birmingham, West Midlands B33 0TD

Share capital	£2 divided into 2 ordinary shares of £1 each, registered as follows:

Shareholder	No. of shares

Thomas Plant (Birmingham) Limited	2

Directors	Andrew John Plant Richard Thomas Hugo Plant

Secretary	Anthony Charles Perry

Accounting reference date	31 December

Last accounts made up to	31 December 2012 (DORMANT)

Last annual return made up to	16 March 2013

Auditors	None – audit not required under section 477 of the Companies Act 2006

Bank	None – the company is dormant

Charges	Date registered	Document	Chargee

None

VAT number	The company is dormant and does not have a VAT number

Tax district and reference number	CT Operations Norwich and Ipswich Office 529 8459010803

Name	Kitchencraft (Housewares) Limited

Registered number	02697575

Previous names	None

Date of incorporation	16 March 1992

Place of incorporation	England and Wales

Registered office address	Plumbob House, Valepits Road, Garretts Green, Birmingham, West Midlands B33 0TD

Share capital	£2 divided into 2 ordinary shares of £1 each, registered as follows:

Shareholder	No. of shares

Thomas Plant (Birmingham) Limited	2

Directors	Andrew John Plant Richard Thomas Hugo Plant

Secretary	Anthony Charles Perry

Accounting reference date	31 December

Last accounts made up to	31 December 2012 (DORMANT)

Last annual return made up to	16 March 2013

Auditors	None – audit not required under section 477 of the Companies Act 2006

Bank	None – the company is dormant

Charges	Date registered	Document	Chargee

None

VAT number	The company is dormant and does not have a VAT number

Tax district and reference number	CT Operations Norwich and Ipswich Office 54590 08532

Part 3 - The HK Subsidiary

Name	Kitchen Craft (Asia) Limited

Registered number	1546514

Previous names	None

Date of incorporation	31 December 2010

Place of incorporation	Hong Kong

Registered office address	Hong Kong Managers and Secretaries Limited Units 1607-8, 16th Floor, Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong

Share capital	HKD50,000 divided into 50,000 ordinary shares of HKD1 each, registered as follows:

Shareholder	No. of shares

Thomas Plant (Birmingham) Limited	50,000

Directors	Andrew John Plant Peter Wyvern Patrick Bushell Anthony Charles Perry

Secretary	Hong Kong Managers and Secretaries Limited

Accounting reference date	31 May

Last accounts made up to	31 May 2012 (DORMANT)

Last annual return made up to	31 December 2012

Auditors	PKF, Hong Kong (appointed 7 June 2012)

Bank	Standard Chartered Bank (Hong Kong) Limited

Charges	Date registered	Document	Chargee

None

VAT number	Not applicable – registered in Hong Kong

Tax district and reference number	Hong Kong Reference 23/53558682

SCHEDULE 3

Completion

1.	ITEMS FOR DELIVERY BY THE SELLERS

The Sellers shall deliver to the Buyer:

1.1	duly executed transfers of the Shares in favour of the Buyer (or such other person as the Buyer directs);

1.2	the certificates for the Shares (or a duly executed indemnity in the Agreed Form in respect of any missing, lost or destroyed certificates);

1.3	a certified copy of any power of attorney under which this agreement or any document to be delivered to the Buyer pursuant to this schedule 3 has been executed;

1.4	the certificates for the shares in the capital of each Subsidiary (or a duly executed indemnity in the Agreed Form in respect of any missing, lost or destroyed certificates);

1.5	the common seal (if any), certificate of incorporation, certificate(s) on change of name (if any) and statutory books of the Company and each Subsidiary (including each register, minute book and other book required to be kept under the Act (or Companies Ordinance in the case of the HK Subsidiary) made up to the date of Completion;

1.6	the written resignation in the Agreed Form of Hong Kong Managers and Secretaries Limited resigning as company secretary of the HK Subsidiary;

1.7	the written resignation in the Agreed Form of the Auditors resigning from their office as auditors of the Group;

1.8	the Service Agreements duly executed by the Executive Management Team;

1.9	the following documents, duly executed by the Company:

1.9.1	the Deed of Removal;

1.9.2	the Service Agreements;

1.9.3	the Holloway Head Lease;

1.9.4	the Valepits Road Lease;

1.9.5	the documents referred to in paragraphs 1.10 to 1.13 (inclusive) below.

1.10	an unequivocal commitment from Lloyds Bank plc (the “Bank”) in the Agreed Form to deliver a duly executed deed of release evidencing the discharge and release of all security and guarantees of the Company to the Bank and a facility letter from the Bank in the Agreed Form;

1.11	form MR04 duly sworn, completed and filed in respect of a debenture dated 16 January 2009 in favour of Lloyds TSB Bank plc;

1.12	duly executed deeds of release from each of Mandy Georgina Plant, Katherine Margaret Bushell and Sharon Plant in the Agreed Form evidencing the discharge and release of all security and guarantees of the Company to each of them respectively;

1.13	forms MR04 duly sworn, completed and filed in respect of debentures dated 13 April 2010 in favour of each of Mandy Georgina Plant, Katherine Margaret Bushell and Sharon Plant;

1.14	in relation to each bank account maintained by each Group Company (in each jurisdiction), a statement for that account as at the close of business on the Business Day immediately prior to Completion, and a statement reconciling those balances with the cash book of the Group as at Completion;

1.15	a copy of the mandate for all accounts with the Bank;

1.16	evidence in the Agreed Form that the facilities currently available to the Group from its bankers (in each jurisdiction where an account is maintained by a Group Company other than Hong Kong) will continue to be available to the Company immediately after Completion;

1.17	all Companies House web filing service details for each Group Company including sign in e-mail address, security code and authentication code;

1.18	the Disclosure Letter duly executed by the Sellers;

1.19	the Deed of Removal duly executed by all parties thereto;

1.20	the Investor Questionnaire duly completed and executed by each of the Sellers receiving Consideration Shares pursuant to this agreement;

1.21	letters of no indebtedness in the Agreed Form duly executed by each director of the Company;

1.22	a W8BEN form duly completed and executed by the Company and by each of the Sellers receiving Consideration Shares pursuant to this agreement;

1.23	each of the Holloway Head Lease and the Valepits Road Lease duly executed by the trustees of the Thomas Plant (Birmingham) Limited 1997 Retirement Benefits Scheme;

1.24	evidence in a form satisfactory to the Buyer that the restriction on title numbers WM315437 and WM674084 in favour of Scottish Widows Trustees Limited has been removed;

1.25	consent from Newall Palmer Trustees Limited to the SSAS entering into each of the Holloway Head Lease and the Valepits Road Lease;

1.26	confirmation in writing from the Trustees of the Defined Benefit Pension Scheme in the Agreed Form that they agree to treat the Pension Payment as payment in advance of all sums payable by the Company under the said scheme’s current schedule of contributions under Part 3 of the Pensions Act 2004; and

1.27	the collateral access agreement in the Agreed Form executed by the managing trustees of the SSAS.

2.	BOARD MEETINGS

The Sellers shall procure that board meetings of the Company and each Subsidiary are held at which:

2.1	in the case of the Company, the share transfers referred to in paragraph 1.1 above are approved, subject only to stamping;

2.2	the resignations provided for above will be tendered and accepted and such persons as the Buyer may nominate as directors and secretary are appointed;

2.3	(if required by the Buyer) Ernst & Young LLP are appointed as its auditors;

2.4	its accounting reference date is changed to 31 December;

2.5	(if required by the Buyer) its registered office is changed;

2.6	existing authorities and instructions to bankers in respect of the operation of the accounts with the Bank are revoked and new authorities and instructions are issued in such terms as the Buyer may require;

2.7	the Buyer’s Code of Conduct and Code of Ethics attached in schedule 13 are adopted; and

2.8	the Company entering into the documents referred to in this schedule 3 to which it is a party are approved and authorised.

3.	OBLIGATIONS OF THE BUYER

The Buyer shall deliver to the Sellers:

3.1	a certified copy of board resolutions of the Buyer authorising the acquisition of the Shares on the terms of this agreement and the execution and delivery of this agreement and any agreements or documents required to be executed and delivered by the Buyer pursuant to the terms of this agreement;

3.2	a counterpart Disclosure Letter duly executed by the Buyer;

3.3	the documents referred to in clause 4.2.2; and

3.4	confirmation from the Bank that it holds a standby letter of credit from J P Morgan in favour of the Bank.

SCHEDULE 4

General Warranties

1.	CAPACITY

1.1	Each Seller has full power and authority, and has taken all action necessary (including obtaining all necessary consents or approvals) to enter into and perform this agreement and any other deeds, agreements or documents to be entered into pursuant to this agreement.

1.2	This agreement (and the agreements or documents to be entered into pursuant to this agreement) will, when executed, constitute obligations binding on the Sellers in accordance with their terms.

2.	OWNERSHIP OF SHARES

2.1	The Shares are fully paid or credited as fully paid and constitute the whole of the share capital of the Company.

2.2	No Share was allotted at a discount.

2.3	The Sellers are the only legal and beneficial owners of the Shares. There is no Encumbrance on, over or affecting any of the Shares or any unissued shares, debentures or other securities of the Company nor is there any agreement, arrangement or obligation to create or give an Encumbrance in relation to any of the Shares or any unissued shares, debentures or securities of the Company.

2.4	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, repayment, sale or transfer of any shares, debentures or other securities of the Company.

2.5	The Sellers are entitled to sell the Shares with full title guarantee on the terms of this agreement without the consent of any third party and such sale will not result in any breach of or default under any agreement or obligation binding upon the Sellers (or any of them).

2.6	None of the Shares was, or represents assets which were, the subject of a transfer at an undervalue (within the meaning of Part IX or Part VI Insolvency Act 1986) within the 5 years immediately prior to the date of this agreement.

2.7	There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against any of the Sellers or the Company in respect of the Shares or any unissued shares, debentures or securities of the Company or the Sellers’ entitlement to dispose of the Shares and there is no fact or circumstance which might give rise to any such proceedings or dispute.

3.	SHARE CAPITAL

3.1	No shares in the capital of the Company have been issued, nor has any transfer of shares been registered, otherwise than in accordance with the Company’s constitution in force at the relevant time.

3.2	Each necessary permission for each issue and transfer of shares has been validly obtained and any stamp duty or other tax payable upon such issue or transfer has been paid.

3.3	The Company has not at any time:

3.3.1	purchased or redeemed or agreed to purchase or redeem any shares of any class of its share capital;

3.3.2	otherwise reduced or agreed to reduce its share capital or any class of its share capital; or

3.3.3	issued any shares for a consideration payable otherwise than in cash.

3.4	There are no rights of pre-emption over or restrictions relating to the transfer of the Shares (whether contained in the Company’s articles of association or otherwise) which could apply on the sale of the Shares to the Buyer.

4.	THE GROUP

4.1	The Group Companies

4.1.1	The Company and the UK Subsidiaries are limited companies incorporated under English law and the HK Subsidiary is a limited company incorporated under the laws of Hong Kong and all Group Companies have been in continuous existence since incorporation. Each Group Company has the right, power, capacity and authority to conduct its business as conducted at the date of this agreement.

4.1.2	The Company has not been a subsidiary of any body corporate (wherever incorporated) at any time since its incorporation.

4.2	Subsidiaries

4.2.1	No Group Company has at any time been, and will not at Completion be, the owner or registered holder of any share, loan capital, interest or equity in, or other security of, any body corporate (wherever incorporated) other than (in the case of the Company) the Subsidiaries nor has it agreed to become the owner or registered holder of any such share, loan capital, interest, equity or other security.

4.2.2	No Group Company has ever had a participating interest in any other company or undertaking other than (in the case of the Company) the Subsidiaries.

4.2.3	The Company is the owner of each allotted and issued share in the capital of each Subsidiary and each such share is fully paid or credited as fully paid.

4.2.4	There is no Encumbrance on, over or affecting any of the shares in a Subsidiary or any unissued shares, debentures or other securities of a Subsidiary nor is there any agreement, arrangement or obligation to create or give an Encumbrance in relation to any such shares, debentures or securities.

4.2.5	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, repayment, sale or transfer of any shares, debentures or other securities of a Subsidiary.

4.2.6	There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against the Company or a Subsidiary in respect of any shares, debentures or securities of a Subsidiary and there is no fact or circumstance which might give rise to any such proceedings or dispute.

4.2.7	None of the shares in the capital of a Subsidiary was, or represents assets which were, the subject of a transfer at an undervalue (within the meaning of Part IX or Part VI Insolvency Act 1986) within the 5 years immediately prior to the date of this agreement.

5.	DIRECTORS

5.1	The only directors of the Company are the persons listed as such in part 1 of schedule 2, the only directors of the UK Subsidiaries are the persons listed as such in part 2 of schedule 2 and the only directors of the HK Subsidiary are the persons listed as such in part 3 of schedule 2.

5.2	No person is a shadow director of any Group Company.

6.	COMPANY ADMINISTRATION

6.1	A true, complete and accurate copy of the memorandum and articles of association of the Company at the date of this agreement is included in the Disclosure Documents, which memorandum and articles of association contain all documents required to accompany them under section 36 of the Act.

6.2	The Company has at all times carried on its business and affairs in accordance with its constitution (at the relevant time).

6.3	Each register, minute book and other book which the Company is required by law to keep has been properly kept and contains a true, complete and accurate record of the matters which it is required to record. No notice has been received or allegation made that a register or book is incorrect or should be rectified.

6.4	The Company, its directors, officers and employees have all complied with all the provisions of the Act (or in the case of the HK Subsidiary and its respective directors and officers, the Companies Ordinance) in relation to the activities of the Company, and all returns, particulars, resolutions and other documents required by the provisions of the Act (or, in the case of the HK Subsidiary, the Companies Ordinance) to be delivered on behalf of the Company to the Registrar of Companies (or the Hong Kong Companies Registry) or to any other authority, organisation, person or body:

6.4.1	have been properly made, delivered and filed;

6.4.2	were true, complete and accurate; and

6.4.3	were submitted within the relevant time period.

6.5	Neither the Company nor any class of its members has passed any resolution at annual general meetings which was special business.

6.6	There is no written resolution of the Company with a circulation date prior to the date of this agreement which has not yet been passed by the members or else lapsed in accordance with the Act.

6.7	All dividends and distributions declared, made or paid by the Company have been declared, made or paid in accordance with its constitution (at the relevant time), all applicable legislation and any agreement or arrangement made with any third party regulating the payment of dividends and distributions by the Company, true, complete and accurate copies of which agreements or arrangements are included in the Disclosure Documents.

6.8	The Company has not given any power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on the Company’s behalf (other than an authority for a director, officer or employee to enter into an agreement in the normal and ordinary course of his duties).

7.	INFORMATION

7.1	The information set out in schedules 1, 2, 7 (other than part 5 of schedule 7) and 8 to this agreement is true, complete, accurate and not misleading.

7.2	The contents of the spreadsheets named ‘Adjusted Working Capital Analysis v4’ (sent by attachment to an e-mail from Clearwater to the Buyer’s Accountants on 6 January 2014) have been honestly prepared, the Executive Management Team having made no specific enquiry for the purposes of preparing such spreadsheets other than of employees of the Company, take into account all relevant and material information actually known to the Executive Management Team at the time of preparation of such spreadsheets and, in the Sellers reasonable opinion (having made no specific enquiry for the purposes of ascertaining the same other than of employees of the Company), the assumptions upon which the contents were prepared were, as at the time of preparation, reasonable.

7.3	The contents of the documents at sections 8.10 (‘AJP Forecast Review v10 251113 (Final for EY Values Only)’) and 3.3 (‘EY Financial Commentary 25 Nov 2013’) of the Dataroom (including the forecast sustainable normalised EBITDA (as adjusted) for the 12 months ending 31 May 2014 and the commentary relating to it) have been honestly prepared, the Executive Management Team having made no specific enquiry for the purposes of preparing such document other than of employees of the Company, take into account all relevant and material information actually known to the Executive Management Team at the time of preparation of such document and, in the Sellers reasonable opinion (having made no specific enquiry for the purposes of ascertaining the same other than of employees of the Company), the assumptions upon which the contents were prepared were, as at the time of preparation, reasonable.

8.	ACCOUNTS

8.1	General

The Accounts (a true, complete and accurate copy of which is included in the Disclosure Documents):

8.1.1	comply with the Act and all other relevant statutes and statutory instruments;

8.1.2	have been prepared in accordance with generally accepted accounting principles and practices in the United Kingdom at the date on which the Accounts were approved by the directors;

8.1.3	comply with all financial reporting standards adopted or issued by The Accounting Standards Board applicable to a United Kingdom company as at the date on which the Accounts were approved by the directors;

8.1.4	have been audited by an auditor or firm of accountants qualified to act as auditors in the United Kingdom and the auditor’s report on the Accounts is unqualified;

8.1.5	show a true and fair view of the financial position and state of affairs of the Group as at the Accounts Date and of its profit (or loss) and cash flow for the financial period ended on that date;

8.1.6	have been prepared on a basis in all material respects consistent with that used for the preparation of the Group’s accounts for the last three financial periods; and

8.1.7	have been filed in accordance with the requirements of the Act.

8.2	Exceptional items

Save as disclosed in the Accounts the results shown by the Accounts were not materially affected by:

8.2.1	transactions of a nature not usually undertaken by the Company;

8.2.2	transactions or circumstances of an extraordinary, exceptional or non-recurring nature;

8.2.3	any change in the accounting policies or practices from those applied in the preparation of previous audited financial statements of the Company.

8.3	Valuation of stock and long-term contract balances

In the Accounts:

8.3.1	stock (except long-term contract balances) was valued in the same way as in the three preceding financial years and on the basis of the lower of cost or net realisable value based on a physical stock count;

8.3.2	the long-term contract balances were valued in the same way as in the three preceding financial years and on the basis of net cost less foreseeable losses and payments on account; and

8.3.3	all redundant and obsolete stock was written off and all slow-moving and damaged stock was written down in each case in accordance with the policies applied by the Company in that respect and as set out in the Accounts.

8.4	Depreciation

8.4.1	So far as the Sellers are aware, the rates of depreciation and amortisation used in the audited accounts of the Company for the three financial years of the Company ended on the Accounts Date were sufficient to ensure that each fixed asset of the Company will be written down to nil by the end of its useful life.

8.4.2	The value of the fixed assets of the Company shown in the Accounts is at cost less depreciation deducted from time to time in a consistent manner and there has been no revaluation of such fixed assets since their acquisition.

8.5	Off balance sheet financing

The Company has not engaged in any financing (including incurring any borrowing or indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

8.6	Management reports

8.6.1	There have been no reports concerning the Company by financial or management consultants within the three years ending on the date of this agreement.

8.6.2	There have been no management recommendation letters received by the Company or its board of directors from any auditor.

8.7	Auditor liability limitation agreements

The Company has not at any time entered into a liability limitation agreement (as defined in section 534 of the Act) with its auditors and there is no arrangement or agreement in place to do so.

9.	MANAGEMENT ACCOUNTS

9.1	The Management Accounts (a true, complete and accurate copy of which is included in the Disclosure Documents):

9.1.1	have been prepared with all reasonable care and attention;

9.1.2	have been prepared on bases consistent with those employed in previous management accounts prepared by the Company;

9.1.3	so far as the Sellers are aware, fairly present in all material respects the financial position and state of affairs of the Company as at the Management Accounts Date; and

9.1.4	so far as the Sellers are aware, fairly present in all material respects the trading and profit of the Company for the period from the Accounts Date to the Management Accounts Date.

9.2	The results shown by the Management Accounts were not materially affected by:

9.2.1	transactions of a nature not usually undertaken by the Company;

9.2.2	transactions or circumstances of an extraordinary, exceptional or non-recurring nature;

9.2.3	any change in the accounting policies or practices from those applied in the preparation of previous management accounts of the Company.

10.	RECORDS

10.1	The Records:

10.1.1	are in the Company’s possession;

10.1.2	insofar as they comprise accounting records, comply with the provisions of the Act; and

10.1.3	are complete and accurate in respect of what is required to be contained in them by law.

10.2	None of the Records are recorded, stored, maintained, operated or otherwise dependent upon or held by any means which are not under the exclusive ownership and direct control of the Company.

10.3	No notice or allegation has been received or made that any of the Records are incorrect or should be rectified.

11.	BUSINESS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

11.1	the Company’s business has been carried on in the normal and ordinary course without any interruption and substantially in the same manner (including nature and scope) and so as to maintain it as a going concern;

11.2	there has been no material and adverse change in the turnover, the financial or trading position of the Company and trading has remained in line with the forecast contained in the documents referred to in paragraph 7.3 of this schedule 4;

11.3	the Company has not, other than in the normal and ordinary course of its business:

11.3.1	acquired or disposed of, or agreed to acquire or dispose of, any business or asset; or

11.3.2	assumed or incurred, or agreed to assume or incur, a liability, obligation, expense or capital expenditure (whether, in any case, actual or contingent);

11.4	none of the fixed assets of the Company shown in the Accounts or acquired by the Company since the Accounts Date has been lost, damaged or destroyed and there has been no material reduction in their value;

11.5	the Company has not made, or agreed to make, any material price reductions or allowances or price increases on sales of stock or the provision of its services other than in the ordinary course of business;

11.6	the Company has not incurred any expense or made any payment otherwise than in the normal and ordinary course of business and all payments received by the Company have been paid into a bank account of the Company and appear in the appropriate books of account;

11.7	the Company has not borrowed any money which it has not repaid (other than in the normal and ordinary course of its business within limits agreed with the Company’s bankers) and no loan to or loan capital of the Company has been repaid, in whole or in part, or has become due and payable or liable (with or without notice or lapse of time or both) to be declared due and payable;

11.8	the Company has not been adversely affected by the termination, or a change in the terms, of an important agreement or by the loss of or material reduction in orders from a customer or the loss of or material reduction in any source of supply or product licence or by any abnormal factor not affecting similar businesses to a similar extent and there is no fact or circumstance known to the Sellers which might give rise to any such adverse effect;

11.9	the Company has not paid or declared any dividend or other distribution, whether of capital or income;

11.10	the Company has not created, allotted, issued or acquired any share or loan capital, or made an agreement or arrangement or undertaken an obligation to do any of those things;

11.11	no resolution of the members of the Company (or any class thereof) has been passed; and

11.12	no payments have been made by the Company to or on behalf of any of the Sellers (or any person connected with any of the Sellers) other than the payment of salaries in the normal and ordinary course of business and at the rates set out in the Disclosure Letter and the reimbursement of business expenses reasonably and properly incurred.

12.	ASSETS

12.1	Each asset included in the Accounts or acquired by the Company since the Accounts Date (other than stock disposed of in the normal and ordinary course of business) and each asset used by the Company or which is in the reputed ownership of the Company is:

12.1.1	legally and beneficially owned by the Company free from any Encumbrance;

12.1.2	where capable of possession, in the possession or under the control of the Company; and

12.1.3	situated in the United Kingdom.

12.2	The Company has not sold or transferred or agreed to sell or transfer any of the assets referred to in paragraph 12.1 and the Company has not granted or agreed to grant any Encumbrance on or over any such assets. There has been no exercise or purported exercise of a claim for any Encumbrance on or over any of those assets and there is no dispute directly or indirectly relating to any of those assets.

12.3	None of the assets referred to in paragraph 12.1 has been purchased on terms that title does not pass to the Company until full payment is made by it to the supplier.

12.4	All plant, machinery, vehicles and equipment owned or used by the Company:

12.4.1	are in a good and safe state of repair and condition and are in working order having regard to age, fair wear and tear excepted; and

12.4.2	have been regularly and properly maintained in accordance with manufacturers’ recommendations.

12.5	The Company does not make use of any material asset which is not included in the Accounts.

12.6	There are maintenance contracts with independent specialist contractors in respect of all material fixed assets of the Company, true, complete and accurate copies of which contracts are included in the Disclosure Documents.

12.7	The asset registers of the Company comprise a true, complete and accurate record of all the plant, machinery, vehicles and equipment owned or used by the Company.

13.	HIRE PURCHASE AND LEASED ASSETS

13.1	A true, complete and accurate list of all the assets (the Leased Assets) used by the Company which are subject to a lease or hire, hire purchase, credit sale or conditional sale agreement, together with true, complete and accurate copies of all the contracts, agreements or arrangements to which those assets are subject, is included in the Disclosure Documents.

13.2	No circumstance has arisen or so far as the Sellers are aware is likely to arise in relation to any Leased Asset whereby the rental payable has been or is likely to be materially increased.

13.3	All payments due under the relevant lease or hire, hire purchase, credit sale or conditional sale agreement in respect of the Leased Assets have been paid on the relevant due dates and such payments are fully up-to-date.

13.4	There are maintenance contracts with independent specialist contractors in respect of each Leased Asset which the Company is obliged to maintain or repair under the relevant lease or hire, hire purchase, credit sale or conditional sale agreement, true, complete and accurate copies of which contracts are included in the Disclosure Documents.

14.	STOCK

14.1	The Company’s stock (which term shall, in this paragraph 14, include raw materials, components, parts, work in progress, finished and partly finished goods and packaging material consumables) is:

14.1.1	in the reasonable and prudent opinion of the Sellers not excessive and in the reasonable and prudent opinion of the Sellers is adequate in all material respects for the normal requirements of its business having regard to current orders and reasonably anticipated orders;

14.1.2	of satisfactory quality, in good condition and reasonably capable of being sold by the Company in the normal and ordinary course of its business in accordance with current prices, without rebate or allowance;

14.1.3	not damaged, slow moving, obsolete, unusable, or of limited value; and

14.1.4	included in the books of accounts of the Company at the lower of cost or net realisable value.

14.2	None of the stock included as an asset in the Accounts has realised an amount less than the value that was placed on it in the Accounts where the aggregate deficiency in value of any such items exceeds the aggregate of:

14.2.1	the provisions contained in the Accounts in respect of slow moving, obsolete and damaged stock; and

14.2.2	the aggregate of the amounts realised in respect of other stock in excess of values placed on such stock in the Accounts.

14.3	So far as the Sellers are aware, all items of stock which are stored within containers or in other packaged form are properly labelled or marked and correspond accurately with the descriptions of the stock on such labels or markings or in the stock records to which such labels or markings clearly refer.

14.4	So far as the Sellers are aware, none of the Company’s stock contains any defect (whether of design, manufacture, assembly, the use of materials therein or otherwise) which could give rise to a liability on the part of the Company to any third party if that stock or product incorporating it were subsequently sold by the Company.

14.5	The Company’s stock complies in all material respects, and will on sale in the normal and ordinary course of the Company’s business comply in all material respects, with all applicable laws, regulations and standards (including all applicable United Kingdom and European Union laws, regulations and standards and those of any other country or jurisdiction into which such stock is sold) and any specifications agreed with customers of the Company.

14.6	None of the Company’s stock contains Bisphenol A (BPA).

15.	DEBTS

15.1	No debt shown in the Accounts or the Company’s accounting records is overdue by more than 12 weeks or is the subject of an arrangement not made in the normal and ordinary course of business.

15.2	No debt which was included in the balance sheet to the Accounts or which has arisen since the Accounts Date, has been realised for less than its full face value, has been released, deferred, subordinated or written off or has become irrecoverable in whole or in part where the aggregate of the same exceeds the provisions therefor contained in the Accounts.

15.3	A true, complete and accurate list of all trade debts owed to the Company as at 31 December 2013 is included in the Disclosure Documents. So far as the Sellers are aware, all trade debts owing at Completion will realise their full face value in the normal and ordinary course of business and, in any event, within 120 days of Completion and none of them is subject to dispute, counterclaim or set off nor so far as the Sellers are aware is there any fact or circumstance which might give rise to any such dispute, counterclaim or set off.

15.4	The Company is not entitled to the benefit of any debt shown in the Accounts or the Company’s accounting records otherwise than as the original creditor and is not, and has not agreed to become, a party to any factoring or discounting arrangement in respect of any such debts.

15.5	No debt owed to the Company has arisen otherwise than as a result of the supply of goods and/or services by the Company in the normal and ordinary course of its business.

16.	INTELLECTUAL PROPERTY

16.1	Ownership

16.1.1	So far as the Sellers are aware, all material items of the Company Intellectual Property are valid and enforceable and nothing has been done or omitted to be done by which they may cease to be valid.

16.1.2	The Company Intellectual Property is legally and beneficially owned by the Company alone, free from any Encumbrance, restriction on use or disclosure obligation or it is licensed to the Company pursuant to an Intellectual Property Agreement.

16.1.3	No Intellectual Property in relation to which any third party has any right, title or interest is used in or required for or by the Company’s business save that which is licensed to the Company under an Intellectual Property Agreement.

16.1.4	All moral rights subsisting in relation to the Company Intellectual Property owned by the Company have been irrevocably and unconditionally waived.

16.1.5	Other than to its customers and agents and distributors by implication in the ordinary and usual course of the trading relationships with them, the Company has not granted and is not obliged to grant a licence, assignment or other right in respect of any of the Company Intellectual Property.

16.2	Claims and infringements

16.2.1	The Company Intellectual Property is not and, so far as the Sellers are aware, is not reasonably likely to be, the subject of a claim or opposition from any person (including an employee or former employee of the Company) as to title, validity, enforceability, entitlement or otherwise.

16.2.2	There is, and has been, no civil, criminal, arbitration, administrative or other proceeding, including any infringement proceedings, or any other dispute in any jurisdiction concerning any of the Company Intellectual Property. So far as the Sellers are aware, no civil, criminal, arbitration, administrative or other proceeding concerning any of the Company Intellectual Property is pending or threatened by or against the Company. So far as the Sellers are aware, no fact or circumstance exists which might reasonably be expected to give rise to a proceeding of that type.

16.2.3	The activities, processes, methods, products or services carried out, used, manufactured, dealt in or supplied on or before the date of this agreement by the Company:

(a)	do not involve the unlicensed use of a third party’s Intellectual Property or confidential information;

(b)	do not at the date of this agreement, nor did they at the time carried out, used, manufactured, dealt in or supplied, infringe the Intellectual Property (including moral rights) of another person; and

(c)	have not given, and so far as the Sellers are aware, is not reasonably likely to give, rise to a claim against the Company or a liability to pay compensation.

16.2.4	No third party has made, is making or, so far as the Sellers are aware, is likely to make any unauthorised use of any of the Company Intellectual Property or has infringed or is infringing any Company Intellectual Property.

16.2.5	Neither the Company nor so far as the Sellers are aware, any other contracting party to any Intellectual Property Agreement or any other agreement in relation to the Company Intellectual Property is in material breach of such agreement.

16.3	Adequacy of Company Intellectual Property

16.3.1	In the Sellers’ reasonable opinion the Intellectual Property which is used by the Company comprises all the Intellectual Property necessary for the Company to operate its business as carried on (in terms of such business’ scope and nature) at the date of this agreement.

16.3.2	There is no Company Intellectual Property or Intellectual Property Agreement, due to lapse, expire or terminate within the next three calendar years, the loss, termination or expiry of which in the reasonable opinion of the Sellers have a material and adverse effect on the Company.

16.3.3	So far as the Sellers are aware, all Company Intellectual Property will either be owned by the Company, or available for use by the Company subject to an Intellectual Property Agreement, on substantially the same terms and conditions immediately following Completion and none of these rights shall be adversely affected by anything contemplated by this agreement.

16.4	Creation of Intellectual Property

All Company Intellectual Property created, developed or discovered by any persons retained, commissioned, employed or otherwise engaged by the Company from time to time is fully vested in the Company and no claim for compensation under section 40 Patents Act 1977 (or otherwise under any analogous or equivalent legislation anywhere in the world) has been made or, so far as the Sellers are aware, is reasonably likely to be made against the Company.

16.5	Dealings in and maintenance of Company Intellectual Property

16.5.1	Any use of Company Intellectual Property by any third party is subject to an Intellectual Property Agreement, details of which are set out in the Disclosure Letter and a true, complete and accurate copy of which is included in the Disclosure Documents. The Company has not authorised any use of, or granted any rights under, the Company Intellectual Property other than as set out in the Disclosure Letter.

16.5.2	Nothing has been done or omitted to be done by the Company or any licensee of the Company which jeopardises the validity or subsistence of any Company Intellectual Property or constitutes a material breach of any Intellectual Property Agreement.

16.5.3	All Intellectual Property Agreements concerning the Company Intellectual Property, which are material to the Company’s business as at the date of this agreement, are valid and in force (and where applicable have been recorded at the relevant registry). Details of those agreements are set out in the Disclosure Letter and true, complete and accurate copies of them are included in the Disclosure Documents.

16.5.4	All material documents concerning title to and interest in the Company Intellectual Property (including registration certificates) form part of the records of the Company.

16.5.5	The Company has received no adverse opinion either from its advisors or from any applicable registry in respect of an application for any Company Intellectual Property, the failure to gain registration of which would materially and adversely affect the Company.

16.5.6	The Company has taken all such steps which it has been advised to take as necessary to maintain and protect the Company Intellectual Property.

17.	CONFIDENTIAL INFORMATION AND TECHNICAL INFORMATION

17.1	The Confidential Information and Technical Information is legally and beneficially owned by the Company alone, free from any licence, Encumbrance or restriction on use.

17.2	The Confidential Information and Technical Information has at all times been kept strictly confidential by the Company and this confidentiality has not at any time been breached.

17.3	The Company has not disclosed any Confidential Information or Technical Information to any person except where such disclosure was properly made in the normal and ordinary course of the Company’s business or otherwise pursuant to a legally binding confidentiality agreement (the details of which are set out in the Disclosure Letter and a true, complete and accurate copy of which is included in the Disclosure Documents) which requires the recipient to keep such information confidential, to use it only for the purpose for which it was disclosed by the Company and which prevents the recipient from further disclosing it.

18.	COMPUTER SYSTEMS

18.1	The Company is the owner of all elements of the Computer Equipment free from all Encumbrances.

18.2	The Computer Systems have sufficient capacity for the efficient carrying on of the Company’s business as at the date of this agreement.

18.3	Full details of the Computer Equipment and of all Computer Software are set out in the Disclosure Letter and true, complete and accurate copies of all licences, escrow agreements and (where the warranties have not expired) development agreements in respect of that Computer Software are included in the Disclosure Documents. The licences of that Computer Software have been complied with in all material respects by the Company and any restrictions in those licences do not adversely affect the present conduct of the Company’s business.

18.4	Details of any Computer Software used by the Company in which the Intellectual Property is owned by the Company are set out in the Disclosure Letter.

18.5	True, complete and accurate copies are included in the Disclosure Documents of all maintenance and support agreements in place in respect of the Computer Systems. The maintenance and support provided under those agreements are sufficient for the full uninterrupted use of the Computer Systems.

18.6	The individual components and items which together constitute the Computer Systems are compatible with each other and so far as the Sellers are aware, are not to any material extent redundant.

18.7	The Company’s employees at the date of this agreement include a sufficient number of persons who are sufficiently technically competent and appropriately trained to ensure the proper operation and use of the Computer Systems.

18.8	No third party has any right to prevent the Company from continuing to use the Computer Systems except pursuant to provisions contained in the documents referred to in paragraph 18.3 and no such right has been exercised or, so far as the Sellers are aware, has arisen.

18.9	None of the Company’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access to or from such records, systems, controls, data or information) are not under the exclusive ownership and direct control of the Company.

18.10	The Company has prudent procedures in place to ensure the security of the Computer Systems and data stored on it including the use of properly administered and run password protection, data encryption and up-to-date industry standard virus checking software. Full and accurate details of the Company’s procedures for taking and storing on site and off site back up copies of the Computer Software and all data stored on the Computer Equipment are set out in document PD5 in the Disclosure Documents.

18.11	The Company is not a party to a facilities management agreement (whether as a provider or a recipient of services) nor is the Company a subscriber to or provider of bureau, out sourcing or similar services.

18.12	In the 12 month period immediately preceding the date of this agreement, the Company has not suffered any failure or breakdown of any of the Computer Systems which caused a material interruption to its business.

18.13	The Company has in its possession or control all executable versions of all bespoke Computer Software in both source and object code as disclosed pursuant to paragraph 18.3. The Company has in its possession or control all executable versions of all non-bespoke Computer Software in object code as disclosed pursuant to paragraph 18.3.

18.14	The Computer Software is able to perform where necessary for the Company’s business all the monetary transactions of the Company’s business in euro, in HK dollars and in US dollars in addition to sterling.

19.	CONTRACTS

19.1	No unfulfilled order has been received, and no tender, quotation or offer has been made, by the Company otherwise than in the normal and ordinary course of business on terms calculated to yield a gross profit margin consistent with what is in the reasonable opinion of the Sellers the prudent conduct of the business of the Company.

19.2	The Company is not, and is not in negotiations to become, a party to or subject to any contract, agreement, transaction or arrangement which:

19.2.1	is in the reasonable opinion of the Sellers of an unusual, onerous or abnormal nature in any such case in the context of the business of the Company or is not of an entirely arms’ length nature;

19.2.2	is outside the normal and ordinary course of business:

19.2.3	is for a fixed term of more than six months or for an indefinite term incapable of termination in accordance with its terms on not more than 90 days’ notice served by the Company at any time;

19.2.4	is of a long term nature (that is unlikely to have been fully performed in accordance with its terms within six months of the date on which it was entered into);

19.2.5	involves an aggregate outstanding expenditure by the Company of more than £10,000;

19.2.6	cannot be readily performed by the Company without undue expenditure or application of money, effort or personnel;

19.2.7	is one by which the Company grants or is granted sole or exclusive rights;

19.2.8	is a distributorship, agency, franchise or management agreement or arrangement;

19.2.9	involves payment by any party by reference to fluctuations in the index of retail prices or any other index;

19.2.10	is outside the ordinary course of business and involves payment by any party in a currency other than sterling;

19.2.11	is for a loan, guarantee, indemnity or suretyship;

19.2.12	is of a loss making nature (that is likely to result in a loss to the Company on completion of the Company’s obligations);

19.2.13	involves, or is likely to involve, the manufacture, sale or supply of goods the aggregate sales value of which will be more than 5% of the Company’s turnover for the preceding financial year;

19.2.14	confers or purports to confer a benefit or right on any person who is not a party to the relevant contract, agreement or arrangement.

19.3	All the material contracts, agreements or arrangements to which the Company is a party are in full force and effect and constitute valid and binding obligations on the parties to such contracts, agreements and arrangements which are enforceable in accordance with their terms.

19.4	Neither the Company nor the Sellers have any knowledge of the invalidity of, or a ground for termination, avoidance or repudiation of, a contract, agreement or arrangement to which the Company is a party. No party with whom the Company has entered into a contract, agreement or arrangement has given notice of its intention to terminate, or has sought to repudiate or disclaim, the contract, agreement or arrangement. The Company has not received written notice of any actual or proposed changes to the prices, royalties or any other material terms of any contract, agreement or arrangement to which it is a party.

19.5	The contracts, agreements and arrangements entered into by the Company have been duly complied with, no party to such a contract, agreement or arrangement is in material breach of any such contract, agreement or arrangement and so far as the Sellers are aware there is no fact or circumstance which might reasonably be expected to give rise to such a breach. No contract, agreement or arrangement to which the Company is a party is the subject of any dispute or claim and so far as the Sellers are aware there is no fact or circumstance which might reasonably be expected to give rise to any such dispute or claim.

19.6	There has been no delay, negligence or other default on the part of the Company and no event has occurred which, with the giving of notice or passage of time, could constitute a material breach by the Company of any of its obligations under any contract, agreement or arrangement to which it is a party.

19.7	So far as the Sellers are aware none of the other parties to any contract, agreement or arrangement to which the Company is a party is entitled to exercise any set off or counterclaim or to delay or withhold payment of any monies falling due under that contract, agreement or arrangement or to make payment to any party other than the party specified in such contract, agreement or arrangement.

19.8	The Company has not been a party to a transaction to which sections 190, 197, 198, 201, 203 or 223 of the Act apply.

19.9	The Company has not, within the 5 year period prior to Completion, paid any compensation to a third party agent in accordance with the terms of the Commercial Agents (Council Directive) Regulations 1993, and/or the national implementing legislation of the European Directive relating to Self Employed Commercial Agents (861/653/EE) in other European Union member states. So far as the Sellers are aware, there is no fact or circumstance which might give rise to a claim for such compensation being made against the Company.

20.	JOINT VENTURES AND PARTNERSHIPS

20.1	The Company is not, nor has it agreed to become, a member of any joint venture, consortium, European Economic Interest Grouping, partnership or other unincorporated association or a party to any agreement or arrangement for sharing profit, commissions or other income.

20.2	The Company is not a member of any partnership, trade association, society or other group, whether formal or informal, and whether or not having a separate legal identity and no such body is relevant to or has any material influence over the Company.

21.	TRADING

21.1	General

21.1.1	The Company does not use any name for any purpose other than its full corporate name.

21.1.2	The Company does not have, and has not conducted any part of its business through, any branch, place of business or agency outside the United Kingdom. The Company does not have any substantial assets outside the United Kingdom.

21.1.3	Save in the ordinary and normal course of business no agent, distributor, representative, supplier or other party (not being an employee) is entitled to any fixed or varying payment or credit in connection with the Company’s business past, present or future.

21.1.4	During the year ending on the date of this agreement no substantial customer or supplier or licensor of the Company has:

(a)	stopped, or notified the Company of a bona fide intention to stop, trading with or supplying the Company;

(b)	reduced, or notified the Company of a bona fide intention to reduce, to a material extent its trading with or supplies to the Company; or

(c)	changed, or notified the Company of a bona fide intention to change, the terms on which it is prepared to trade with or supply the Company (other than normal price and quota changes).

21.1.5	So far as the Sellers are aware no substantial customer or supplier or licensor of the Company is reasonably likely to:

(a)	stop trading with or supplying the Company;

(b)	reduce to a material extent its trading with or supplies to the Company; or

(c)	change materially and adversely the terms on which it is prepared to trade with or supply the Company (other than normal price and quota changes).

21.2	Customers

21.2.1	No customer (including any person connected with such customer) accounts for more than 5% of the aggregate value of all sales made by the Company in the 12 months ending on the date of this agreement.

21.2.2	A true, complete and accurate list of all customers of the Company who have made purchases from the Company having an aggregate value in excess of £25,000 during the 12 months ended 31 December 2013 is included in the Disclosure Documents.

21.2.3	The Company has not entered into an agreement or arrangement with a client, customer or supplier on terms materially different to its standard terms of business, a true, complete and accurate copy of which is included in the Disclosure Documents.

21.2.4	Except for a condition or warranty implied by law or contained in its standard terms of business or otherwise given in the normal and ordinary course of business, the Company has not given a condition or warranty, or made a representation, in respect of goods manufactured or sold (or agreed to be manufactured or sold), or services supplied (or agreed to be supplied), by it nor has the Company accepted an obligation that could give rise to a liability after the goods have been manufactured or sold, or services have been supplied, by it.

21.3	Suppliers

21.3.1	No supplier (including any person connected with such supplier) accounts for more than 5% of the aggregate value of all purchases made by the Company in the 12 months ending on the date of this agreement.

21.3.2	A true, complete and accurate list of all suppliers of the Company from whom the Company has made purchases having an aggregate value in excess of £25,000 during the 12 months ended 31 December 2013 is included in the Disclosure Documents.

21.3.3	The Company has paid its creditors within the times agreed with them. A true, complete and accurate list of all creditors of the Company as at 31 December 2013 is included in the Disclosure Documents.

21.3.4	No supplier to the Company is entitled to charge interest in respect of any monies owed to it by the Company. The Company has no liability (whether actual or contingent) for unpaid interest in respect of the late payment of any invoice or other liability paid or settled prior to Completion.

22.	DEFECTIVE PRODUCTS OR SERVICES

22.1	The Company has not manufactured, sold or supplied goods or services which were faulty or defective or which do not comply in all material respects with any warranties or representations expressly or impliedly (whether by statute, common law or otherwise) made by it or with any applicable regulations, standards and requirements.

22.2	Full details of all customer claims, complaints or returns relating to the Company that have occurred during the 12 months ending on the date of this agreement are contained in the Disclosure Letter. There are no outstanding claims against the Company in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance of equipment or otherwise relating to liability for goods manufactured, sold or supplied, or services supplied, or to be so manufactured, sold or supplied by the Company and so far as the Sellers are aware no such claims are threatened or anticipated.

22.3	The Company has not accepted any liability or obligation to service, repair, maintain, take back or otherwise do or not do anything in respect of any goods manufactured, sold or supplied, or services supplied, by the Company.

22.4	The Company has not received and so far as the Sellers are aware is not likely to receive a prohibition notice, a notice to warn or a suspension notice under the Consumer Protection Act 1987.

22.5	The Company does not and has not at any time manufactured, sold or supplied products which contain Bisphenol A (BPA).

23.	DATA PROTECTION AND PRIVACY

23.1	The Company has at all times complied with, and at the date of this agreement complies with, the Data Protection Legislation including:

23.1.1	the data protection principles;

23.1.2	the requirements relating to notification of processing of personal data;

23.1.3	data subject access requests;

23.1.4	the obtaining of appropriate consents for direct marketing; and

23.1.5	the creation and regular maintenance of appropriate suppression lists.

23.2	All material details of the Company’s registration under the Data Protection Act 1998 are set out in the Disclosure Letter.

23.3	No information notice or enforcement notice or other correspondence has been received by the Company from the Information Commissioner or any other competent authority or industry body alleging non-compliance or requiring compliance with the Data Protection Legislation and so far as the Sellers are aware there is no fact or circumstance that might give rise to the issue of any such notice or correspondence.

23.4	There is no claim or action, or so far as the Sellers are aware any fact or circumstance that might reasonably be expected to give rise to a claim or action, against the Company for non-compliance with the Data Protection Legislation.

24.	DISTANCE SELLING AND E-COMMERCE

24.1	The Company has at all times complied with, and at the date of this agreement complies with, the Distance Selling Legislation including:

24.1.1	the provisions relating to the provision of information; and

24.1.2	the provisions relating to cancellation periods.

24.2	The Company has at all times complied with and currently complies with the E-Commerce Legislation including:

24.2.1	the provisions relating to the technical steps the customer must follow to conclude the contract; and

24.2.2	the provisions relating to the provision of information.

24.3	No correspondence has been received by the Company from the Office of Fair Trading or any other competent authority or industry body alleging non-compliance or requiring compliance with the Distance Selling Legislation or the E-Commerce Legislation and so far as the Sellers are aware there is no fact or circumstance that might reasonably be expected to give rise to any such correspondence.

24.4	There is no claim or action, or so far as the Sellers are aware any fact or circumstance that might give rise to a claim or action, against the Company for non-compliance with the Distance Selling Legislation or the E-Commerce Legislation.

25.	LITIGATION

25.1	Except in relation to the collection of unpaid debts arising in the normal and ordinary course of business which do not exceed £10,000 in aggregate, neither the Company nor a person for whose acts or defaults the Company may be vicariously liable is involved, or has during the two years ending on the date of this agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction. So far as the Sellers are aware, no civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or against the Company or a person for whose acts or defaults the Company may be vicariously liable.

25.2	So far as the Sellers are aware, there is no fact or circumstance which might give rise to a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction involving the Company or a person for whose acts or defaults the Company may be vicariously liable nor has the Company been concerned or involved in any act, event or omission which may give rise to such matters after the date of this agreement.

25.3	There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company or a person for whose acts or defaults the Company may be vicariously liable.

26.	COMPLIANCE

26.1	General

26.1.1	The Company has at all times carried on its business and used and dealt with its assets in compliance with all applicable legal and administrative requirements, laws and regulations whether of the United Kingdom or elsewhere.

26.1.2	There has been no violation of, or default with respect to, any statute, regulation, directive, order, decree or judgement of any court or any governmental agency of the United Kingdom (or any other country in which the Company conducts business) by the Company.

26.1.3	Neither the Company nor, so far as the Sellers are aware, any officer or employee of the Company has committed any criminal, illegal or unlawful act or breach of contract or any legislation.

26.1.4	The Company does not carry on (and has not, at any time when not an authorised person under Part III Financial Services and Markets Act 2000, carried on) a regulated activity in the United Kingdom within the meaning of section 22 Financial Services and Markets Act 2000.

26.1.5	The Company is not and has not at any time been engaged in any activity governed by any consumer credit laws.

26.1.6	There is no outstanding liability for any industrial training levy or for any other statutory or governmental levy or charge in relation to the Company or any present or former employees.

26.2	Investigations

26.2.1	The Company is not currently, nor has it ever been, the subject of any governmental or other investigation, enquiry or disciplinary proceeding in any jurisdiction, so far as the Sellers are aware, no such investigation, enquiry or proceeding is pending or threatened and so far as the Sellers are aware there is no fact or circumstance which might reasonably be expected to give rise to any such investigation, enquiry or proceeding.

26.2.2	So far as the Sellers are aware no report has been made about the Company and/or its directors or employees to the Serious Organised Crime Agency.

26.3	Unlawful payments

26.3.1	Neither the Sellers, the Company, any person for whose acts or defaults the Company may be vicariously liable nor any associated person of the Company (as defined in section 8 Bribery Act 2010) has:

(a)	induced a person to enter into an agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift, or other inducement;

(b)	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee;

(c)	engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010; or

(d)	directly or indirectly made an unlawful contribution to a political activity.

26.3.2	The Company has incurred no liability in respect of failing to prevent any associated person (as referred to in paragraph 26.3.1 above) from bribing another person for the Company’s benefit.

26.3.3	The Company has not:

(a)	acquired any asset with monies representing the proceeds of crime; or

(b)	at any time received monies representing the proceeds of crime.

26.3.4	The Shares were not purchased or subscribed for by the Sellers with monies representing the proceeds of crime.

26.4	Brokerage or commissions

No person is entitled to receive from the Company a finder’s fee, brokerage or commission in connection with this agreement or anything contained in it and the Company is not liable to pay to any of its directors, employees, agents or advisors any sum whatsoever in connection with the sale of the Shares.

27.	PERMITS

27.1	For the purposes of this paragraph 27, Permit shall mean a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation, or a filing of a notification, report or assessment, necessary in any jurisdiction for:

27.1.1	the proper and effective operation of the Company’s business;

27.1.2	the Company’s ownership, possession, occupation or use of any of its assets;

27.1.3	the importation, sourcing, manufacture, distribution, sale or supply of any goods or services by the Company; or

27.1.4	the marketing of such goods or services.

27.2	The Company has obtained and complied with the terms and conditions of each Permit, full details of which are set out in the Disclosure Letter and true, complete and accurate copies of which are included in the Disclosure Documents.

27.3	Each Permit is in full force and effect and is unconditional or subject only to a condition that has been satisfied (and nothing more remains to be done under the condition). No expenditure or work is or will be necessary to comply with, maintain or obtain a Permit. No written notice has been received by the Company stating that any Permit will be revoked, suspended, cancelled, varied or not renewed and each action required for the renewal or extension of each Permit has been taken. No Permit and no condition to which any Permit is subject is personal to the Sellers and there is so far as the Sellers are aware no fact or circumstance which indicates that equivalent Permits (on no less favourable terms) would not be granted to the Company following the acquisition of the Shares by the Buyer.

28.	HEALTH & SAFETY

28.1	The Company has complied with all of its obligations and duties under all Health & Safety Laws, and the activities of the Company are and have always been carried on in accordance with all relevant Health & Safety Laws.

28.2	There is no fact or circumstance which constitutes a breach of any Health & Safety Laws by the Company.

28.3	There are no civil, criminal, arbitration or administrative actions, claims or proceedings pending or threatened against the Company arising from or relating to any Health & Safety Laws and so far as the Sellers are aware there is no fact or circumstance which might lead to any such action, claim or proceeding.

28.4	The Company has not received any communication from any regulatory authority with regard to any alleged breach of Health & Safety Laws and there have been no complaints,

investigations, enquiries, requests for information or other formal or informal indications of any possible claims or legal actions in respect of Health & Safety Matters from any person including any neighbour, current or former employee, or regulatory authority.

28.5	The Company has not been, and is not currently being, investigated by any person, regulatory body, local authority, court or competent organisation in relation to Health & Safety Matters, and, so far as the Sellers are aware, there is no fact or circumstance which could reasonably be expected to result in the Company being subject to any such investigation.

29.	ENVIRONMENTAL MATTERS

29.1	The activities of the Company are, and have at all times, been carried on in compliance with all relevant Environmental Laws.

29.2	The Company has obtained all Environmental Licences and full details of all Environmental Licences are set out in the Disclosure Letter, together with all amendments to or variations from such licences. No other Environmental Licences are required by the Company.

29.3	All fees payable in relation to any such Environmental Licence have been paid and there has been no default in the observance of any Environmental Licence by the Company, its officers, employees, consultants or agents. No application for an Environmental Licence is pending.

29.4	No steps have been taken for the revocation, cancellation, withdrawal, variation or surrender of any Environmental Licence and so far as the Sellers are aware no fact or circumstance exists which might reasonably be expected to give rise to any revocation, cancellation, withdrawal, amendment, variation or restriction upon transfer of any Environmental Licence or which would prevent compliance with any of its terms.

29.5	The Company has not received any claim, notice, requirement or complaint from any person, regulatory body, court or competent organisation in respect of Environmental Matters which:

29.5.1	might prevent the continued use of any part of a Property in the manner and for the purpose for which it is now being used;

29.5.2	requires any remedial work to a Property or the clearance or removal from a Property of any Relevant Substance; or

29.5.3	alleges any breach of any Environmental Law

and so far as the Sellers are aware there is no fact or circumstance which might reasonably be expected to give rise to any such claim, notice, requirement or complaint.

29.6	There has been no deposit, keeping, tipping, storage, treating, importing, exporting, transporting, processing, manufacture, collection or production of any Relevant Substance at, above, upon, in, under, to or from any Property.

29.7	The Company has received no notice or complaint of leaching or migration of any Relevant Substance into any land adjoining any Property or of any unauthorised emission, release or discharge of any Relevant Substance from any Property.

29.8	There is, and has been, no underground storage tank at any Property.

29.9	So far as the Sellers are aware, no property in the vicinity of any Property has been used as a landfill nor has there been any release, discharge or disposal of any Relevant Substance by any person in the vicinity of any Property.

29.10	No process or activity has been carried on at any Property which has caused, or so far as the Sellers are aware, will cause or may cause pollution of the environment or harm to human health (in each case within the meaning of the EPA) or might reasonably be expected to result in a legally enforceable obligation on the Company in respect of such pollution or harm to human health.

29.11	No process or activity has been carried on at any Property which has resulted in any water standing on or running through either any Property or any site adjacent to any Property (whether a natural or man-made watercourse or by percolation).

29.12	The Properties are not, and have not been, affected by any surface or subterranean working of mines and minerals. The ground conditions of each Property is not unsuitable for the construction and development of the structures of the type and size of the structures now erected on that Property or any other structures.

29.13	The Company currently satisfies the conditions attaching to authorisations required under section 6 of the EPA. The Sellers are not aware of any changes likely to occur in the foreseeable future to such conditions.

29.14	No works have been carried out at any Property in relation to Environmental Matters by any statutory authority in respect of which such authority is entitled to recover its costs.

29.15	The Company does not meet the qualifying criteria for, and is not required to participate in, the CRC Energy Efficiency Scheme established by the CRC Energy Efficiency Scheme Order 2010.

30.	COMPETITION

30.1	The Company is not nor has it ever been a party to any agreement, arrangement or practice, nor has it engaged in any course of conduct or practice which:

30.1.1	has been the subject of any enquiry or investigation under the Fair Trading Act 1973, the Competition Act 1980 or the Enterprise Act 2002 or under any competition or anti-trust law anywhere in the world;

30.1.2	infringes or has infringed the Competition Act 1998 or the Enterprise Act 2002 (whether or not it was or is exempted or excluded under the Competition Act 1998);

30.1.3	infringes or has infringed Article 10(1) Treaty of the Functioning of the European Union (TFEU) (previously Article 81 of the EC Treaty) (whether or not it is or was exempted under Article 101(3) of TFEU (previously Article 81(3) of the EC Treaty)) or Article 102 of TFEU (previously Article 82 of the EC Treaty);

30.1.4	infringes or has infringed any competition, anti-trust or restrictive trade practices law, rule or regulation anywhere in the world;

30.1.5	is or has been the subject of any measure, including any undertaking or commitment on the part of the Company to, or any requirement, decision or order of, the Restrictive Practices Court, the Director General of Fair Trading, the Office of Fair Trading, the Secretary of State for Business, Innovation and Skills (or any predecessor), the European Commission, the Court of Justice of the European Communities or the Competition Appeal Tribunal or to any other competition or regulatory authority, tribunal or court anywhere in the world; or

30.1.6	is or has been the subject of any fine or penalty, imposed or threatened to be imposed, for any reason including infringement of any law, regulation, administrative provision or similar matter relating to fair competition, anti-trust, monopolies, mergers or similar matters by the European Commission, the Office of Fair Trading, the Competition Commission or any authority, court or tribunal of competent jurisdiction of any country having jurisdiction in anti-trust matters.

30.2	Neither the Company nor any of its directors, agents or employees has made any application to the European Commission or any other competition authority for a declaration of inapplicability, for negative clearance, for leniency or for a letter of comfort in respect of any agreement, decision or practice relating to the business of the Company.

30.3	The Company has not received a notice of any breach by it of any competition, anti-trust, anti-restrictive trade practice or consumer protection law, rule or regulation anywhere in the world nor is it, or has it ever been, under or subject to or required or invited to participate in, any investigation, enquiry, report or order by or by reference to any regulatory authority under any such law, rule or regulation.

30.4	The Company is not a party or otherwise bound under the terms of any agreement or arrangement which restricts the Company’s freedom to carry on the whole or any part of its business or to use or exploit any of its assets in any part of the world as it thinks fit.

30.5	The Company has not received, nor is it due to receive, any aid granted by a member state of the European Union or through state resources within the meaning of Article 107 of TFEU (previously article 87(1) of the EC Treaty).

30.6	The Company has not within the last two years been party to any merger, concentration or other similar arrangement which was capable of review by any anti-trust or similar authorities in any jurisdiction.

31.	INSURANCE

31.1	All material particulars of all insurance and indemnity policies maintained by the Company or in which the Company has an interest (together, the Policies), including all endorsements on such Policies, are set out in the Disclosure Letter.

31.2	Each of the Policies is valid and enforceable and is not void or voidable. So far as the Sellers are aware, neither the Company, nor any director, employee or agent of the Company, has done anything or omitted to do anything which might make any of the Policies void or voidable.

31.3	All premiums due in respect of such Policies have been duly and punctually paid and the Company has not done or omitted to do anything which might so far as the Sellers are aware result in an increase in the premium payable under any of the Policies.

31.4	The Company has at all times during the two year period immediately preceding the date of this agreement maintained insurance and indemnity policies at least equivalent in cover (amounts and risks) as that provided as at the date of this agreement by the Policies.

31.5	The Company has not at any time been refused any insurance or only offered an insurance policy at a cost substantially higher than the normal market rate for such insurance.

31.6	The Company has never received a report or recommendation from its insurance brokers or other advisors which has not been implemented in full.

31.7	The Company has not failed to disclose to an insurer in relation to any insurance policy any information which such insurer would consider to be material for disclosure.

31.8	There is no claim outstanding under any of the Policies and so far as the Sellers are aware there is no fact or circumstance which might reasonably be excepted to give rise to such a claim.

31.9	The Company has not acquired any benefit under any policy of insurance otherwise than as original beneficial owner.

31.10	The insurance and indemnity policies referred to in paragraph 31.1 of this schedule 4, copies of all of which are in the Dataroom, were all renewed on or before 31 March 2013 and provide cover in accordance with their terms for the period up to and including 31 March 2014. All such policies are capable of cancellation or termination by the Company at any time during such period of cover without incurring any cancellation or termination payment, break fee, short rate penalty or similar. The Company is entitled to a full refund of the pro-rata premium for the unelapsed period on any such cancellation or termination.

32.	EMPLOYEES

32.1	General

32.1.1	In this paragraph 32 Employees shall mean all the employees, workers, officers, consultants and/or agents of the Company.

32.1.2	In this paragraph 32 Consultancy Contract shall mean a contract between the Company and another party under which such other party has agreed to provide services personally or to provide the services of a particular individual or a substitute for that individual (save that this excludes any third party professional adviser whose business relationship with the Company is such that the retainer may be terminated by the Company without any liability incurred by the Company whether contractual or otherwise).

32.1.3	The Company is not a party to a Consultancy Contract.

32.1.4	All contracts between the Company and its Employees can be terminated by three months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal). The Company has not received notice of resignation from any Employee and the Sellers have no reason to believe that the sale of the Shares to the Buyer would be likely to result in any officer or person occupying a senior, managerial, technical or sales position leaving the Company.

32.1.5	There is no employment or consultancy contract or other contract of engagement between the Company and any person which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Company has a continuing obligation.

32.1.6	The Disclosure Documents contain details of:

(a)	the total number of the Company’s Employees including details of those who are on maternity leave or absent because of disability or other long-term leave of absence and (in each case) have or may have a right to return to work with the Company;

(b)	the name, date of start of employment, period of continuous employment, salary and other benefits and age of each Employee and, where an Employee has been continuously absent from work for more than one month, the reason for the absence;

(c)	the terms of the contract of each Employee;

(d)	any disciplinary procedure taken against an Employee within the two years ending on the date of this agreement; and

(e)	any grievance procedure taken by an Employee within the two years ending on the date of this agreement.

32.1.7	Since the Accounts Date:

(a)	the basis of the remuneration payable to the Employees has not altered and the Company is not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to any of its Employees by more than 3%; and

(b)	no alterations have been made in the terms of employment or conditions of service of any of the Employees or in the pension or other benefits of any of the Employees or any past officer or employee of the Company or any of their dependants or in the terms of any agreement or arrangement (whether written or unwritten and whether binding or not) with any trade union, employee representative or body of employees or their representatives.

32.1.8	The Company owes no amount to any Employee or former Employee (or his dependant) other than for accrued remuneration or reimbursement of business expenses which, to the extent due, have been paid or discharged in full.

32.1.9	There is no agreement or arrangement between the Company and an Employee or former Employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. The Company has not provided, or agreed to provide a gratuitous payment, loan or benefit to an Employee or to any of his dependants.

32.1.10	The Company has maintained records which are (except for any information which has not been notified to the Company in respect of an Employee’s personal details) up-to-date, accurate regarding each of its Employees (including details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary and health and safety matters and termination of employment).

32.1.11	The Company has not entered into any agreement and no event has occurred which may involve the Company in the future acquiring any undertaking or part of one such that the Transfer of Undertakings (Protection of Employment) Regulations 2006 may apply in relation to such agreement or event.

32.1.12	The Company has not dismissed any Employee or former Employee in contemplation of this transaction or in the 12 month period immediately preceding the date of this agreement.

32.1.13	No outstanding offer of employment has been made by the Company to any person nor has any person accepted an offer of employment made by the Company but not yet commenced such employment.

32.1.14	None of the Employees is disabled for the purposes of the Equality Act 2010.

32.1.15	All of the Employees have the right to work in the UK and the Company has complied with all of its obligations in this regard.

32.1.16	There are no temporary workers within the Company’s business. In relation to any temporary workers the details of whom are Disclosed against this warranty, the Company has complied with its obligations pursuant to the Agency Workers Regulations 2010.

32.1.17	The Company has paid the necessary amounts to maintain suitable cover in relation to the insurance which it is contractually obliged to provide for the Employees including in relation to private medical insurance, permanent health insurance or long term disability insurance, accidental insurance or dismemberment insurance.

32.2	Payments on termination

Except as Disclosed in the Accounts, the Company has not:

32.2.1	incurred a liability for breach or termination of an employment contract including a redundancy payment, long service payment, protective award or compensation for wrongful dismissal, unfair dismissal or failure to comply with an order for the reinstatement or re-engagement of an Employee;

32.2.2	incurred a liability for breach or termination of a Consultancy Contract;

32.2.3	made or agreed to make a payment or provided or agreed to provide a benefit to an Employee or former Employee (or to any of his dependants) or made any other agreement or arrangement in connection with the actual or proposed termination or retirement or suspension of employment or variation of an employment contract; or

32.2.4	incurred a liability in respect of any accident or injury which is not covered by insurance, or received notice of claim from an Employee or former Employee indicating a potential liability in respect of any of the foregoing.

32.3	Compliance with law

32.3.1	The Company has complied with:

(a)	each obligation imposed on it by, and each order and award made under, statute, the Treaty of Rome, TFEU, EC Directive, regulation, code of conduct and practice, collective agreement, custom and practice relevant to the relations between it and its Employees or a trade union or the terms of employment of its Employees;

(b)	each recommendation made by the Advisory, Conciliation and Arbitration Service and each award and declaration made by the Central Arbitration Committee;

(c)	the provisions of the Employment Rights Act 1996 in relation to its Employees;

(d)	each obligation under the Working Time Regulations 1998, in particular, as to the hours worked by its Employees and as to its record-keeping obligations; and

(e)	the provisions of the Information and Consultation of Employees Regulations 2004

32.3.2	There are no enquiries or investigations existing, so far as the Sellers are aware pending or threatened affecting the Company in relation to any Employee or former Employee by the Equal Opportunities Commission, the Commission for Racial Equality, the Health and Safety Executive or any other body with similar functions or powers in relation to workers.

32.4	Redundancies and transfer of business

32.4.1	Within the year ending on the date of this agreement the Company has not:

(a)	given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

(b)	been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006) or failed to comply with a duty to inform and consult employee representatives or a trade union under those Regulations.

32.4.2	No Employee is entitled or potentially entitled to any enhanced redundancy payment and/or early retirement benefits, whether on the grounds of redundancy or otherwise.

32.5	Trade unions

32.5.1	The Company has no agreement or arrangement with and does not recognise a trade union, works council, staff association or other body representing any of its Employees.

32.5.2	The Company is not involved in, and no fact or circumstance exists which might give rise to, a dispute with a trade union, works council, staff association or other body representing any of its Employees.

32.5.3	The Company has not received any formal request under the Information and Consultation of Employees Regulations 2004.

32.5.4	No collective agreements affect any Employee’s terms and conditions of employment.

32.6	Incentive schemes

The Company does not have and is not proposing to introduce a share incentive, share option, profit sharing, bonus, commission or other incentive scheme for any of its Employees.

32.7	Employment claims

32.7.1	There are no legal or other proceedings or other disputes between the Company on the one hand and any Employee or former Employee on the other hand nor so far as the Sellers are aware are any such proceedings or disputes pending or threatened.

32.7.2	So far as the Sellers are aware there is no fact or circumstance which might give rise to any such proceedings.

32.7.3	No court or Tribunal case, claim or action has been brought by any Employee or former Employee against the Company within the two years ending on the date of this agreement.

33.	Pensions

In this paragraph 33 the following expressions shall have the following meanings:

Disclosed Schemes

the Pension Schemes and includes every other arrangement disclosed in the Disclosure Letter in relation to this paragraph 33;

Employees

the Company’s employees, directors, former employees and former directors;

Pension Arrangement

an agreement, arrangement, custom or practice (whether or not legally enforceable) for the payment or contribution towards any Relevant Benefits; and

Relevant Benefits

pensions, allowances, lump sums or other like benefits payable on or after termination of service or retirement, on death or during periods of sickness or incapacity.

33.1	Save for under the Disclosed Schemes, the Company does not have any legal, voluntary or moral obligation to pay Relevant Benefits to any person or to contribute towards or meet the cost of any Pension Arrangement for the benefit of any person. No assurance has been given to any of the Employees as to the introduction, continuance of or improvement of any Pension Arrangement.

33.2	All material details of each of the Disclosed Schemes have been provided to the Buyer including complete and correct copies of:

33.2.1	all trust deeds, rules, resolutions, policies and other documents establishing, governing or relating to the Disclosed Schemes;

33.2.2	all announcements, member booklets, notices and other explanatory literature issued to members of the Disclosed Schemes and copies of letters or other documents relating to any special arrangements under the Disclosed Schemes for individual members or groups of members;

33.2.3	where applicable the most recent actuarial valuation of the Disclosed Schemes carried out under Part 3 of the Pensions Act 2004 and any subsequent actuarial reports prepared under the said Part 3 together with copies of all material actuarial advice and advice relating to any material change in the investment policy of the Disclosed Schemes received since the end of the period to which the most recent actuarial valuation or report relates;

33.2.4	where applicable full details of any events that have happened in relation to any Disclosed Scheme to close it to new entrants, suspend or terminate the obligation on the Company or members to contribute to it or suspend or terminate the accrual and other provision of benefits;

33.2.5	the latest trustee reports and accounts;

33.2.6	a list of all Employees who are members of each of the Disclosed Schemes together with all of the data and particulars necessary to establish the benefits payable or contingently payable to or in respect of them under the Disclosed Schemes;

33.2.7	the latest schedule of contributions or payment schedule (as appropriate) and details of all employee and employer contributions (including additional voluntary contributions) which are or may become payable to the Disclosed Schemes;

33.2.8	where applicable, any contracting out certificates issued for the purposes of the Pension Schemes Act 1993 in relation to the Disclosed Schemes;

33.2.9	all agreements for the provision of services and insurance contracts relating to the Disclosed Schemes;

as well as details of any proposed changes to any of the information contained in the above documents.

33.3	There is no obligation to provide benefits under or make contributions to the Disclosed Schemes except as revealed in the documents provided to the Buyer and no discretion or power has been or will before Completion be exercised under the Disclosed Schemes to:

33.3.1	augment benefits in respect of any of the Employees;

33.3.2	pay non-statutory transfer values;

33.3.3	admit to membership an Employee who would not otherwise have been eligible for membership of the Disclosed Schemes;

33.3.4	provide in respect of a member a benefit which would not otherwise have been provided in respect of such member; or

33.3.5	pay a contribution to any of the Disclosed Schemes in respect of an Employee which would not otherwise have been paid.

33.4	All death in service and disability benefits (other than refunds of contributions) which may be payable under the Disclosed Schemes are fully insured under a policy with an insurance company and all premiums payable in respect of such policies have been paid. So far as the Sellers are aware there is no reason why such policies might be invalidated or why the insurance company might seek to avoid liability under them.

33.5	All amounts payable by, to and in respect of the Disclosed Schemes have been paid. All employer and employee contributions to the Disclosed Schemes have been made promptly at the time that they were due.

33.6	No employer other than the Company participates in the Disclosed Schemes.

33.7	No payment or repayment of any of the assets of the Disclosed Schemes has been made to any employer participating in the Disclosed Schemes.

33.8	There are no claims or actions in progress, nor so far as the Sellers are aware pending or threatened (other than routine claims for benefits) in relation to the Disclosed Schemes or otherwise in relation to the Company’s provision (or failure to provide) Relevant Benefits to Employees (including complaints to the Pensions Ombudsman or investigations by the Pensions Regulator) and so far as the Sellers are aware there are no existing circumstances which might give rise to any such proceedings, claims or disputes.

33.9	Other than the Defined Benefit Pension Scheme, the Disclosed Schemes are money purchase schemes (as defined in section 181(1) of the Pension Schemes Act 1993) and the benefits currently, prospectively and contingently payable under those Disclosed Schemes (other than those which are fully insured) are solely the benefits which can be provided by the funds available in respect of each member under the Disclosed Schemes.

33.10	All of the assets of those of the Disclosed Schemes which are occupational pension schemes (as defined in section 1 of the Pension Schemes Act 1993) are in the possession of or under the control of the trustees of the Disclosed Schemes and reasonable care has been taken by the said trustees to ensure their continued secure custody and accurate identification.

33.11	The Disclosed Schemes are registered pension schemes as defined in section 150(2) of the Finance Act 2004 and so far as the Sellers are aware there are no circumstances which would give HM Revenue & Customs reason to withdraw such registration.

33.12	Other than the Defined Benefit Pension Scheme, the Disclosed Schemes are not contracted-out schemes for the purposes of the Pension Schemes Act 1993. The Defined Benefit Pension Scheme has been administered in accordance with the contracting-out requirements of Part III of that Act.

33.13	The Disclosed Schemes do not distinguish between male and female members in the provision of benefits relating to periods of service on or after 17 May 1990 and no adverse alteration has been made to benefits already accrued at the date of making any changes to equalise benefits for men and women.

33.14	The Disclosed Schemes do not distinguish between members on grounds of age in the provision of benefits relating to periods of service on or after 1 December 2007 except to the extent that such different treatment falls within one ore more of the excepted rules, practices, actions or decisions set out in the Equality (Age Exceptions for Pension Schemes Order) 2010.

33.15	The Company and the Disclosed Schemes have not at any time treated an Employee less favourably in the provision of Relevant Benefits or access to the Disclosed Schemes on the grounds of disability, race, sexual orientation, religious belief, marital status, hours of work or fixed-term worker status.

33.16	The Disclosed Schemes have at all times been administered in accordance with the provisions of all relevant statutes, regulations and other overriding legal requirements (including without limitation the preservation requirements within the meaning of section 69 of the Pension Schemes Act 1993, the equal access requirements of section 62 of the Pensions Act 1995 and the relevant provisions of the Data Protection Act 1998) and in accordance with the trusts, powers and provisions of the Disclosed Schemes and with due regard to the general requirements of law. So far as the Sellers are aware there are no circumstances which could result in a penalty under section 10 of the Pensions Act 1995 becoming payable by the Company or the trustees of the Disclosed Schemes.

33.17	All notifiable events (as defined in section 69 of the Pensions Act 2004) that have occurred in relation to the Company or the Disclosed Schemes were notified to the Pensions Regulator as soon as reasonably practicable after the occurrence of the event and the Sellers have provided full details of any such events to the Buyer.

33.18	So far as the Sellers are aware no circumstances have arisen in relation to any of the Disclosed Schemes that required any party to report a breach of the law under section 70 of the Pensions Act 2004.

33.19	The Pensions Regulator has not issued a contribution notice or a financial support direction under sections 38 or section 43 of the Pensions Act 2004 to the Company or any person connected to or associated with the Company in relation to the Defined Benefit Pension Scheme or any other Pension Arrangement and so far as the Sellers are aware there are no circumstances which could result in the Pensions Regulator taking such action.

33.20	The Company has not at any time participated in any occupational pension scheme (as defined in section 1 of the Pension Schemes Act 1993) other than the Disclosed Schemes.

33.21	Since 30 August 1993 no Employee has had his contract of employment transferred to the Company from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied to the transfer of that contract.

33.22	None of the Employees have a contractual right to enhanced pension benefits on redundancy or early retirement relating to service prior to Completion which is not fully funded through the Disclosed Schemes.

33.23	The Company is no longer the principal employer of the SSAS and the Company is not a participating employer in the SSAS.

33.24	The Company has no liability to contribute to or any obligation in relation to the administration of the SSAS and there are no circumstances in which such a liability or obligation could arise.

34.	FINANCIAL FACILITIES

34.1	Bank accounts

34.1.1	The Disclosure Letter sets out all material details of all investment, deposit and bank accounts maintained by or on behalf of the Company and of the banks or other financial institutions at which those accounts are kept.

34.1.2

A statement of the credit or debit balances on each of the accounts referred to in paragraph 34.1.1 as at a date not more than two Business Days prior to the date of this agreement is included in the Disclosure Documents, together with statements showing and reconciling those statements with the cash book balances of the Company at the date of this agreement. Since such statements there have been no payments out of any such accounts except for routine payments in the normal and ordinary course of business and the balances on current account are not now substantially different from the balances shown on such statements.

34.2	Borrowings

34.2.1	All material details of all overdrafts, loans or other financial facilities outstanding or available to the Company are set out in the Disclosure Letter, whether or not such facilities are of a type which would be required to be shown in or reflected in the Accounts (including any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance, lease, hire purchase agreement, trade bills (other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing) and true, complete and accurate copies of all documents relating to such matters are included in the Disclosure Documents.

34.2.2	Neither the Sellers nor the Company has done anything whereby the continuance in full force and effect of the facilities referred to in paragraphs 34.1.1 and 34.2.1 might be affected or prejudiced.

34.2.3	The total amount borrowed by the Company does not exceed any limitations on the borrowing powers of the Company contained in:

(a)	the Company’s constitution; or

(b)	any debenture or other deed or document binding on the Company.

34.2.4	The Company has not incurred any indebtedness other than in the normal and ordinary course of business.

34.2.5	The Company does not have outstanding, nor has it agreed to create or issue, any loan capital.

34.3	Guarantees, indemnities and Encumbrances

34.3.1	The Company is not a party to and is not liable (including contingently) under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation.

34.3.2	No part of the loan capital, borrowing or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or security provided by, another person.

34.3.3	The Company does not have outstanding any Encumbrance or any obligation (including a conditional obligation) to create any Encumbrance.

34.4	Events of default

34.4.1	No event has occurred or been alleged which:

(a)	constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both); or

(b)	will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of the Company becoming enforceable (or will do so with the giving of notice or lapse of time or both)

and so far as the Sellers are aware there is no fact or circumstance which might reasonably be expected to give rise to any such obligation to repay or to any such Encumbrance becoming enforceable.

34.4.2	The Company has not repaid any sum in the nature of borrowings in advance of any due date.

34.5	Loans

The Company has not made a loan which remains outstanding.

34.6	Grants

The Company is not liable to repay an investment or other grant or subsidy made to it by a body (including the Department of Business, Innovation and Skills or any predecessor). So far as the Sellers are aware, no fact or circumstance (including the execution and performance of this agreement) exists which might entitle a body to require repayment of, or refuse an application by the Company for, the whole or part of a grant or subsidy.

35.	INSOLVENCY

35.1	No order or application has been made or resolution passed for the winding up of the Company or for the appointment of a provisional liquidator to the Company.

35.2	No petition has been presented and no application has been made to court for an administration order in respect of the Company and no notice of an intention to appoint an administrator of the Company has been given or filed.

35.3	No receiver or receiver and manager has been appointed of the whole or part of the Company’s business or assets.

35.4	No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of the Company. No compromise or arrangement has been proposed, agreed to or sanctioned under part 26 of the Act in respect of the Company.

35.5	The Company is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986. The Company has not stopped paying its debts as they fall due.

35.6	No distress, execution or other process has been levied on an asset of the Company.

35.7	There is no unsatisfied judgment or court order outstanding against the Company.

35.8	None of the Company’s assets have been the subject of a transaction at an undervalue within the meaning of Part IX or Part VI Insolvency Act 1986.

35.9	No action is being taken by the Registrar of Companies to strike the Company off the register.

35.10	No bankruptcy order has been made in respect of any Seller nor has any petition been presented to make any of the Sellers bankrupt.

35.11	No application has been made in respect of any Seller for an interim order under section 253 Insolvency Act 1986, no person has been appointed by the court to prepare a report in respect of any Seller under section 273 Insolvency Act 1986 and no interim receiver has been appointed to the property of any Seller under section 286 Insolvency Act 1986.

35.12	No Seller is unable to pay, and there is no reasonable prospect of any Seller being unable to pay, any debt as those expressions are defined in section 268 Insolvency Act 1986.

35.13	Neither the Company nor any Seller has suffered any equivalent or analogous proceedings or orders to any of those described above in this paragraph 35 under the law of any other jurisdiction.

36.	EFFECT OF SALE

Neither the execution and delivery nor the performance of this agreement or of a document or agreement entered into pursuant to this agreement or of any obligation under it will:

36.1	conflict with or constitute or result in a breach of or default under or require the consent of a person under:

36.1.1	any governmental, public or contractual obligation which is binding upon the Company or any Seller, including the provisions of any Encumbrance to which the Company or any Seller is a party or by which any of the Shares or the Company’s assets are bound or subject save that this paragraph 36.1.1 shall not apply to any obligations imposed on the Company pursuant to merger control laws;

36.1.2	any court order, judgment, decree, award or injunction which is binding upon the Company or any Seller or by which any of the Shares or the Company’s assets are bound or subject; or

36.1.3	an agreement, arrangement or obligation to which the Company or any Seller is a party or a legal or administrative requirement in relation to the Company or any Seller in any jurisdiction;

36.2	result in the Company losing the benefit of an asset, licence, grant, subsidy, right or privilege which it enjoys at the date of this agreement in any jurisdiction;

36.3	relieve any person from any obligation under any contract, agreement or arrangement to which the Company is a party or entitle any person to terminate any such obligation or any right or benefit enjoyed by the Company under any such contract, agreement or arrangement;

36.4	result in the creation, imposition, crystallisation or the enforcement of any Encumbrance on or over any of the Company’s assets; or

36.5	make the Company liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement save that this paragraph 36.5 shall not apply to any obligations imposed on the Company pursuant to merger control laws.

37.	INSIDER AGREEMENTS

37.1	The business of the Company is not carried on by or for the benefit of any person other than the Company.

37.2	None of the Sellers nor any person connected with any of the Sellers is, or has at any time in the five years prior to the date of this agreement, been involved, engaged or interested in any other company or business which in any way overlaps or competes with, or is likely to compete with, or has in any way affected the trading results and performance of the Company.

37.3	There is, and during the three years ending on the date of this agreement there has been, no agreement or arrangement (legally enforceable or not) affecting the Company to which a Seller is or was a party and in which a Seller, a director or former director of the Company or a person connected with any of them is or was interested in any way, other than a bona fide contract of employment made between the Company and a Seller or a director or former director of the Company in the normal and ordinary course of business.

37.4	Save in respect of properly accrued remuneration or business expenses, there is no amount owing by the Company to any Seller, director or former director of the Company (or any person connected with any such Seller, director or former director) nor does any Seller, director or former director of the Company (or any person connected with any such Seller, director or former director) have any claims against the Company on any account whatsoever including claims for compensation for loss of office, unfair dismissal or redundancy.

37.5	There is no amount owing to the Company from any Seller, director or former director of the Company (or any person connected with any such Seller, director or former director) nor does the Company have any claims against any Seller, director or former director of the Company (or any person connected with any such Seller, director or former director) on any account whatsoever.

38.	HK SUBSIDIARY

38.1	The HK Subsidiary is a company with limited liability incorporated in Hong Kong.

38.2	Since its incorporation, the HK Subsidiary has:

38.2.1	at all times been a dormant non-trading company;

38.2.2	at all times been a wholly owned subsidiary of the Company;

38.2.3	not at any time had a subsidiary.

38.3	The HK Subsidiary has been utilised only to reserve the name “Kitchen Craft” at the Hong Kong Companies Registry. The HK Subsidiary has never entered into a relevant accounting transaction entry into its books of account under section 121 of the Ordinance or traded or undertaken any activities of any kind and has no liabilities, obligations, assets (other than its paid up share capital being 50,000 ordinary shares of HKD1.00 each) or employees whatsoever.

39.	UK SUBSIDIARIES

39.1	Since its respective incorporation, each of Kitchencraft (Housewares) Limited and Plumbob (Hardware) Limited has:

39.1.1	at all times been a dormant non-trading company;

39.1.2	at all times been a wholly owned subsidiary of the Company;

39.1.3	not at any time had a subsidiary.

39.2	Kitchencraft (Housewares) Limited has been utilised only to reserve the name “Kitchencraft” at Companies House. Plumbob (Hardware) Limited has been utilised only to reserve the name “Plumbob” at Companies House. Neither of Kitchencraft (Housewares) Limited and Plumbob (Hardware) Limited has ever entered into a relevant accounting entry into its books of account under the Act or traded or undertaken any activities of any kind nor has any liabilities, obligations, assets (other than its respective paid up share capital as described in part 2 of schedule 2) or employees whatsoever.

39.3	Since 1 January 1998, both Frederick Hill (Birmingham) Limited and Thomas Plant (Birmingham 1927) Limited have at all times been dormant non-trading companies.

39.4	Neither of Frederick Hill (Birmingham) Limited and Thomas Plant (Birmingham 1927) Limited has any liabilities, obligations, assets (other than the respective paid up share capital as described in part 2 of schedule 2) or employees whatsoever.

39.5	No steps have been taken to liquidate or strike off any of the UK Subsidiaries.

SCHEDULE 5

Limitations on Sellers liability

1.	APPLICATION OF THIS SCHEDULE

The provisions of this schedule 5 shall, together with and subject to clause 5.2, operate to limit the liability of the Sellers in respect of any Claim.

2.	FINANCIAL LIMITATIONS

2.1	The total liability of each Seller for all claims under this agreement (including any additional amount payable under clause 16.10 of this agreement or paragraph 7 of part 2 of schedule 6) shall not exceed an amount equal to the aggregate of (a) the amount of the Consideration received by that Seller (excluding for this purpose the value attributed to the Consideration Shares issued to that Seller) and (b) the Service Agreement Additional Payment (if any) received by that Seller (less any income tax or employees’ national insurance contributions deducted by the Company from such Service Agreement Additional Payment) (prior to any deduction to the Consideration (or such Service Agreement Additional Payment, as the case may be) pursuant to clauses 3.7, 3.8 or 5.9 and/or the Tax Covenant).

2.2	The Sellers shall not be liable for a Claim unless:

2.2.1	the Sellers’ liability in respect of such Claim (together with any connected Claims) exceeds £20,000 (twenty thousand pounds); and

2.2.2	the amount of the Sellers’ liability in respect of such Claim, when aggregated with the Sellers’ liability for any other Claims that are not excluded under paragraph 2.2.1 exceeds £500,000 (five hundred thousand pounds), in which case the Sellers shall be liable for the whole amount claimed (and not just the amount by which the threshold in this paragraph 2.2.2 is exceeded).

For the purposes of this paragraph 2.2, a Claim is connected with another Claim if the relevant claims arise from the same event or set of circumstances, or relate to the same subject matter.

2.3	For the purposes of paragraph 2.1, if and to the extent that the Service Agreement Additional Payment payable to a Seller is satisfied by the issue to that Seller of shares of Lifetime’s Common Stock then the Service Agreement Additional Payment shall be valued at the lower of (a) the amount of the Service Agreement Additional Payment as determined pursuant to the Service Agreement of that Seller and (b) the aggregate of Sale Proceeds and Shares Value, in each case as determined at the date when it is relevant to determine the value of the Service Agreement Additional Payment for the purposes of paragraph 2.1 above. In this paragraph 2.3:

2.3.1	“Sale Proceeds” shall mean the amount or value of consideration received by the relevant Seller in respect of the disposal by him of any of Lifetime’s Common Stock issued to him in satisfaction of his Service Agreement Additional Payment; and

2.3.2	“Shares Value” shall mean the aggregate value of Lifetime’s Common Stock held by the relevant Seller valued at the average of the closing prices of Lifetime’s Common Stock on the last five trading days preceding the date in question as reported on the NASDAQ Stock Exchange.

3.	TIME LIMITS ON CLAIMS

3.1	The Sellers shall not be liable for a Claim unless the Buyer has given the Sellers (and/or any of them) notice in writing of that Claim summarising the nature of the Claim as far as is then known to the Buyer and, so far as is reasonably capable of being estimated by the Buyer, the amount claimed within the period of 2 years beginning with the Completion Date.

3.2

Any Claim notified in accordance with paragraph 3.1 shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn 12 months after the date on which notice of the relevant Claim was given unless, prior to that date, legal proceedings in respect of the Claim have been issued and duly served on the Sellers (or, in the case of any Claim based upon liability which is contingent only, within 12 months after the date on which such contingent liability becomes an actual liability (or, in each case, if later, within 6 months of the conclusion of any and all action which the Sellers have required the Buyer to take in accordance with this schedule 5 in order to minimise the Sellers liability pursuant to a Claim)).

4.	RESCISSION

The Buyer agrees that, save in the event of fraud or fraudulent misrepresentation:

4.1	the Buyer’s sole remedy against the Sellers in respect of a Claim shall be an action for damages;

4.2	the Buyer will not have the right to rescind this agreement for breach of contract, negligent or innocent misrepresentation or otherwise.

5.	COMPLETION ACCOUNTS AND ACTUAL KNOWLEDGE

5.1	The Sellers shall not be liable in respect of a Claim to the extent that the liability the subject matter of the Claim has been taken into account in the calculation of Actual Net Indebtedness or Actual Working Capital in the Completion Accounts.

5.2	The Sellers shall not be liable in respect of a Claim if and to the extent that the facts, matters, events or circumstances giving rise to the Claim are within the actual knowledge of the Buyer at the date of this agreement, arising as a result of its investigation of the Company and, for this purpose, the Buyer shall only be deemed to have actual knowledge of the fact, matter, event or circumstance if, immediately prior to the date of this agreement, such fact, matter, event or circumstance is within the actual knowledge of any of the persons named below (having read only the final due diligence reports (including the report on taxation matters) prepared by the Buyer’s Accountants and the Buyer’s Solicitors) in such a manner and with sufficient detail and clarity so as to enable that person to make a reasonably informed assessment of the scope, nature and impact (including financial) of that fact, matter, event or circumstance and the fact that such fact, matter, event or circumstance will give rise to a Claim.

Name	Position

James Gary Siegel	Chief Executive Officer

Ronald Shiftan	Chief Operating Officer

Laurence Winoker	Chief Finance Officer

Daniel Siegel	President

Sara Shindel	General Counsel and Secretary

Craig Phillips	Senior Vice President Distribution

6.	PROVISIONS MADE IN ACCOUNTS

The Sellers shall have no liability in respect of any Claim if and to the extent that any specific allowance, specific provision or specific reserve was made in the Accounts in respect of the matter or circumstances giving rise to that Claim.

7.	VOLUNTARY ACTS

7.1	The Sellers shall not be liable in respect of any Claim to the extent that the matter or circumstance giving rise to such Claim arises, occurs or is otherwise attributable to, or to the extent that the Sellers’ liability pursuant to such Claim is increased as a result of:

7.1.1	any voluntary act, omission, transaction or arrangement of the Buyer or the Company on or after Completion except where such act, transaction, omission or arrangement was:

(a)	required by law or carried out or effected pursuant to a legally binding obligation entered into on or before the date of this agreement; or

(b)	carried out or effected pursuant to an agreement or arrangement to which the Company was party at or before the date of this agreement; or

(c)	in the ordinary course of business of the Company as carried on at Completion;

and Provided Further That this paragraph 7.1.1 shall not apply if the act, omission, transaction or arrangement which is outside the ordinary course of business of the Company is carried out or effected by the direction or at the request of or with the agreement of any Seller;

7.1.2	any change after Completion in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company (other than a change made in order to comply with law or UK GAAP).

8.	RECOVERY FROM THIRD PARTIES

8.1	If the Buyer recovers any compensation from a third party in respect of the matter which has given rise to a Claim, the amount of that Claim shall then be reduced by the amount recovered (less all reasonable costs, charges and expenses incurred by the Buyer and/or any other member(s) of the Buyer’s Group in recovering that sum from such third party) or be extinguished if the amount recovered exceeds the amount of the Claim.

8.2	If the Buyer or the Company is entitled to recover from a third party including for the avoidance of doubt from an insurer (but not another member of the Buyer’s Group) any sum in respect of the matter giving rise to such Claim, the Buyer shall take reasonable steps to enforce or procure that the Company takes reasonable steps to enforce such recovery provided always that (a) nothing in this paragraph 8 shall require the Buyer (or the Company) to take any action that is materially prejudicial to its reasonable commercial interests (it being acknowledged that taking reasonable steps to enforce recovery from an insurer shall not be considered to be materially prejudicial to the Buyer’s or the Company’s reasonable commercial interests) and (b) the Buyer and each member of the Buyer’s Group is fully indemnified by the Sellers against all associated losses, liabilities, costs and expenses.

9.	RETROSPECTIVE LEGISLATION

9.1	Save as provided in paragraph 9.2 of this schedule 5, no liability shall arise in respect of a Claim to the extent that such liability arises or is increased as a result of any legislation not in force at the date of this agreement which comes into force after the date of this agreement and takes effect retrospectively.

9.2	The provisions of paragraph 9.1 of this schedule 5 shall not apply to any liability which the Company may incur as a result of any legislation affecting the carrying on of its business in the ordinary course under:

9.2.1	any primary legislation which has received Royal Assent before the date of this agreement, but which comes into force on a date later than Completion, to be promulgated by subordinate legislation; or

9.2.2	any subordinate legislation of which a draft has been laid before the House of Commons before the date of this agreement.

10.	CONDUCT OF THIRD PARTY CLAIMS

10.1	The Buyer shall inform the Sellers of any claim by any third party (Third Party Claim) which comes to the notice of the Buyer after the date of this agreement whereby it appears that the Sellers are likely to become liable under any Claim as soon as reasonably possible after such Third Party Claim comes to the notice of the Buyer (but such notice shall not be a condition precedent to the liability of the Sellers). For this purpose, the Sellers undertake to notify the Buyer of any Third Party Claim which gives rise or is in the reasonable opinion of the Sellers likely to give rise to a Claim as soon as reasonably practicable upon becoming aware of such matter, fact or circumstance.

10.2	Subject to the Buyer and each member of the Buyer’s Group being indemnified and secured to its satisfaction in accordance with paragraph 10.3 of this schedule 5 the Buyer shall, and shall procure that the Company shall:

10.2.1	take such action as the Sellers may reasonably request in writing to dispute, resist, mitigate, compromise or defend that Third Party Claim; and

10.2.2	keep the Sellers informed of the progress of that Third Party Claim including by providing relevant information (and the Sellers will keep the same confidential save in respect of reasonable disclosure to professional advisers); and

10.2.3	not make any admission of liability nor any settlement or compromise in respect of such Third Party Claim without the written consent of the Sellers (and/or any of them) (such consent not to be unreasonably withheld or delayed);

Provided always that the Sellers shall not be entitled to require the Buyer or the Company to delegate the conduct of such action to the Sellers or any agent or professional advisor of the Sellers.

10.3	The Sellers shall indemnify and secure the Buyer and each member of the Buyer’s Group to their reasonable satisfaction in respect of all costs, charges, liabilities and expenses incurred by the Buyer and each member of the Buyer’s Group as a consequence of any actions taken at the request of the Sellers pursuant to paragraph 10.2.1 of this schedule 5.

11.	CONTINGENT LIABILITIES

If any Claim arises by reason of a liability of the Company which, at the time such Claim is notified to the Sellers, is contingent only, the Sellers shall not be under any obligation to make any payment in respect of such Claim unless and until such liability ceases to be contingent.

12.	FRAUD

Nothing in this schedule 5 shall apply to exclude or limit the liability of the Sellers to the extent that a Claim arises by reason of any dishonesty, wilful concealment, fraud or fraudulent misrepresentation in any such case on the part of the Sellers.

13.	MITIGATION

Nothing in this schedule shall in any way diminish the Buyer’s common law obligation to mitigate its loss arising from the matter given rise to a Claim Provided That the Buyer shall not be required to do any act which it is agreed under this schedule it is not obliged to do.

14.	DOUBLE RECOVERY

14.1	If any circumstances give rise to a Claim under the Warranties and to a claim under the Tax Covenant the Sellers shall not be liable under the one to the extent that the relevant loss has been satisfied by it pursuant to the other.

14.2	Payment or satisfaction by the Sellers of any Claim under one particular paragraph of schedule 4 shall to the extent of such payment or satisfaction satisfy and preclude any other Claim which is capable of being made in respect of the same loss under another particular paragraph of schedule 4.

15.	SAVINGS

15.1	In calculating the liability of the Sellers in respect of any Claim, credit will be given to the Sellers to the extent of the amount of any saving of Tax (a saving) for the Company in respect of which the liability of any one of the Sellers gives rise to and for these purposes a saving is obtained if by virtue of the subject matter of a Determined Claim the Company is relieved of a liability to make a payment of Tax which it would otherwise have been liable to make.

SCHEDULE 6

Taxation

Part 1 – Definitions and Interpretation

1.	DEFINITIONS

In this schedule the following words and expressions shall have the following meanings:

Accounts Relief

any Relief which is:

(a)	treated as an asset of the Company in the Completion Accounts; or

(b)	taken into account in computing (and so reducing or eliminating) any provision for deferred tax which appears in the Completion Accounts or which but for such Relief would have appeared in the Completion Accounts;

and for this purpose Accounts Relief shall include any Relief, which the Company has assumed is available to it and has been utilised in the Completion Accounts whether or not at the time of such utilisation the Company was actually entitled to any such Relief;

Assessment for Tax

any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any person, authority or body or the submission of any form, return or computation relating to Tax from which it appears that the Sellers are or may be subject to a Tax Claim;

Auditors

the auditors for the time being of the Company;

CTIP

the Corporation Tax (Instalment Payment) Regulations 1998 (SI 1998/3175);

Event

any act, transaction, omission or change in circumstance (whether or not the Company is a party to such act, transaction or omission) and includes (without limitation) the sale and purchase of the Shares pursuant to this agreement, any change in the residence of any person for the purposes of Tax, the death or dissolution of any person, the expiry of any time period, membership of or ceasing to be a member of any group or partnership, the accrual or receipt of any income, profit or gains, the declaration or payment of any dividend or other distribution, failure to distribute, any transfer, payment, loan or advance, the incurring of any loss or expenditure or any other event which is treated or is otherwise regarded as having occurred for the purposes of Tax;

FA

Finance Act;

Group Relief

any relief surrendered or claimed or capable of being surrendered or claimed pursuant to any Tax Legislation between members of the same group of companies;

IHTA 1984

Inheritance Tax Act 1984;

income, profits or gains

shall include income, profits or gains (including capital gains) of any description or from any source and income, profits or gains which are deemed to be earned accrued or received for any Tax purpose;

ITEPA 2003

Income Tax (Earnings and Pensions) Act 2003;

Loss

in relation to a Relief, the reduction, modification, loss, clawback, counter-action, disallowance, cancellation, non-availability or non existence (in whole or in part) of that Relief or right to repayment of Tax or a failure to obtain Accounts Relief or to receive the benefit of a right to repayment of Tax to which the Company was or assumed it was entitled and Lost shall be construed accordingly;

New Relief

any Relief which arises after Completion;

Overprovision

any provision for Tax (other than a provision for deferred Tax) in the Completion Accounts which proves to be an overprovision and any repayment of Tax arising in respect of a period prior to Completion which has not been treated as an asset in the Completion Accounts provided that no overprovision shall be treated as arising as a result of:

(a)	any Event after Completion;

(b)	any Relief arising after Completion;

(c)	any change of law or in the rates of Tax after Completion.

PAYE

the mechanism prescribed by Tax Legislation for the charge, collection, assessment, recovery and making of deductions from or in respect of the following:

(a)	sums to which part 11 of ITEPA 2003 and regulations under section 684 of ITEPA 2003 apply, and

(b)	Class 1, Class 1A and Class 1B contributions referred to in section 1(2) of the Social Security Contributions and Benefits Act 1992;

Relief

any loss, relief, allowance, exemption, set-off, deduction, credit, or relief from or against or available in respect of Tax or in the computation of income profits or gains for the purposes of Tax or any right to a repayment of Tax including any repayment supplement;

SDLT

stamp duty land tax;

SDRT

stamp duty reserve tax;

Tax

all forms of tax, duty, impost, levy, withholding, deduction, charge, rate and governmental charge (whether national or local) in the nature of tax whenever created enacted or imposed and whether of the United Kingdom or elsewhere together with all related penalties, fines, charges, surcharges, costs and interest including (without limitation) fines, charges, surcharges, costs and interest relating to a failure to provide any return or information or register for the purpose of any such Tax;

Tax Authority

HM Revenue and Customs or any other governmental, statutory, state, regional, provincial or local government authority body (whether within or outside the United Kingdom) involved in the assessment, collection or administration of Tax (and any predecessor to such authority or body);

Tax Claim

any claim under the Tax Covenant or for breach of any of the Tax Warranties;

Tax Legislation

any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax;

Tax Liability

any liability to make an actual payment of or an amount in respect of Tax, whether or not such liability is also or alternatively a liability of or chargeable against or attributable to, any other person and whether or not the Company shall or may have a right of recovery or reimbursement against any other person;

TIOPA 2010

Taxation (International and Other Provisions) Act 2010;

VAT

value added tax within the meaning of the VATA 1994;

VAT Regulations

the Value Added Tax Regulations 1995 (SI 1995/2518).

2.	INTERPRETATION

2.1	Reference to the result of any Event or Events on or before Completion includes the combined result or results of two or more Events, the first or some or part of which took place on or before Completion provided that the Event or Events occurring before Completion were outside the ordinary course of business of the Company and the Event or Events occurring after Completion were inside the ordinary course of business of the Company.

2.2	Reference to any UK Tax or Tax Legislation in part 2 of this schedule includes reference to all equivalent or similar Tax or Tax Legislation in any other jurisdiction which may apply in the circumstances.

2.3	Any reference to the Buyer includes any reference to any member of the Buyer’s Group as may exist from time to time.

2.4	It shall be assumed for the purposes of this schedule (and in particular for calculating any Liability for Tax or any Relief) that the date of Completion is the end of an accounting period for the purposes of section 10 CTA 2009 and all such adjustments and apportionments as may be required consequent upon such assumption shall be made in assessing liability or making any calculation required under this schedule.

2.5	For the purposes of this agreement, where any document which is required to prove title to any asset held by the Company at Completion is not (or is not properly) stamped, the stamp duty (together with any accrued interest and/or penalties) required to be paid in order that such document be fully and properly stamped shall, notwithstanding that the Company may be under no legal obligation to stamp that document, be treated as a liability of the Company arising on the date when the document was executed and “Tax Liability” shall be construed accordingly.

2.6	Abbreviated references to Acts in this Agreement have the meaning given to them by section 1174 of the Corporation Tax Act 2010 (CTA 2010) or section 1312 CTA 2009.

2.7	Without limiting the generality of the expression, reference in this schedule to anything “in the ordinary course of business” does not include:

2.7.1	an Event which results in the Company becoming liable for Tax for which it is not primarily liable;

2.7.2	the acquisition, receipt, disposal or supply or deemed acquisition, receipt, disposal or supply of any asset, goods, service or facility (including a loan of money or the letting, hiring or licensing of tangible property) in a transaction which is not or is treated as not entered into at arm’s length;

2.7.3	the making or receiving of a distribution or deemed distribution for Tax purposes;

2.7.4	any payment of interest which is treated or re-characterised for Tax purposes as a distribution;

2.7.5	the creation, issue, allotment, transfer, purchase, cancellation or reorganisation of, or variation of any rights attaching to, any share or loan capital;

2.7.6	any company becoming or ceasing to be a member of a group of companies for any Tax purpose;

2.7.7	the failure by the Company to deduct, charge, recover or account for Tax or any amount in respect of Tax;

2.7.8	the occurrence of a reportable event as defined in section 421K ITEPA 2003;

2.7.9	the acquisition or disposal (including any deemed disposal) of a capital asset;

2.7.10	an Event giving rise to a liability or potential liability under section 29 or section 36 Taxes Management Act 1970, schedule 9A VATA 1994 (anti-avoidance provisions; groups) or part V of schedule 18 FA 1998 (Revenue determinations and assessments) or part 4 TIOPA 2010 (transfer pricing);

2.7.11	a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the deferral, reduction or avoidance of a liability to Tax;

2.7.12	any Event which gives rise to any interest, fine, penalty, charge or surcharge in connection with Tax; and

2.7.13	any specific items relevant to the transaction to which a specific indemnity is obtained under the Tax Covenant.

Part 2 – Tax Covenant

1.	SELLERS’ COVENANT

1.1	Subject as provided in this schedule, the Sellers hereby jointly and severally covenant with the Buyer to pay to the Buyer an amount equal to:

1.1.1	any Tax Liability of the Company which has arisen or arises as a consequence of or in connection with any Event which occurred on or before Completion;

1.1.2	any Tax Liability of the Company which would have arisen (and in respect of which the Sellers would have been liable under this schedule) but for the setting-off of an Accounts Relief or a New Relief against that Tax Liability or (as the case may be) against the income, profits or gains which would have given rise to that Tax Liability;

1.1.3	any Accounts Relief Lost as a consequence of or in connection with any Event which occurred on or before Completion or (where the Accounts Relief Lost was a deduction from or set-off against income, profits or gains) the Tax which would (on the basis of the rates of Tax current at the date of the Loss and assuming that the Company would have been able to utilise fully that Accounts Relief) have been saved but for the Loss;

1.1.4	any liability of the Company to make a payment (or to surrender a Relief) under any indemnity, covenant, agreement, guarantee or charge entered into by the Company on or before Completion and pursuant to which the Company has agreed to pay an amount in respect of (or surrender a Relief to reduce or extinguish) any Tax Liability of any other person in which case the Tax Liability shall be the amount of such payment (or the value of the Relief as the case may be);

1.1.5	any Tax Liability of the Company which has arisen or arises as a consequence of or in connection with any Event which occurred on or before Completion and as a result of any person which was connected or associated with the Company at any time prior to Completion (other than the Company) failing to discharge or pay any liability for Tax;

1.1.6	any Tax Liability of the Company or the Buyer in respect of Inheritance Tax which:

(a)	is at, or becomes after, Completion as a result of a transfer of value (or deemed transfer of value) on or before Completion, a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

(b)	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Company;

1.1.7	any liability which arises at any time to the Company or the Buyer to account for income tax or national insurance contributions in respect of any option or other right to acquire securities granted prior to Completion by the relevant group member or any other person or in respect of the exercise of such option or right or in respect of any employment-related securities (as defined for the purposes of part 7 ITEPA 2003) acquired whether or not as a result of the exercise of such a right or option or the sale of such employment related securities;

1.1.8	any Tax Liability of the Company that arises at any time under part 7A of ITEPA 2003 including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, as defined in that part of the legislation for the benefit of, any employee or former employee of the Company or for the benefit of any relevant person, by an employee benefit trust or another third party;

1.1.9	any Tax Liability of the Company arising in respect of or by reference to any Event or any period on or before Completion which has arisen or arises as a consequence of or in connection with any part of the business of the Company having or being deemed to have a permanent establishment in the People’s Republic of China;

1.1.10	any Tax Liability of the Company or a Subsidiary arising in respect of or by reference to any Event or any period on or before Completion from the determination by any Tax Authority that any person is deemed to be employed by the Company or a Subsidiary;

1.1.11	any Tax Liability of the Company which has arisen or arises as a consequence of the loans made by wives of the Sellers to the Company on or before Completion;

1.1.12	any Tax Liability arising or having arisen from the variation or renewal of the leases of the Properties, including but not limited to a charge under Part 4, Chapter 3 Finance Act 2004;

1.1.13	any Tax Liability of the Company relating to business rates on the Properties;

1.1.14	any reasonable third party costs and expenses properly incurred by the Buyer and/or the Company in connection with:

(a)	any liability or amount for which the Sellers are liable under any of paragraphs 1.1.1 to 1.1.13 inclusive, including the proper and reasonable costs and expenses of investigating, assessing or successfully contesting any Assessment for Tax in respect of such liability or amount; or

(b)	successfully taking any action in relation to a claim under any of the paragraphs 1.1.1 to 1.1.13.

1.2	In determining for the purposes of this schedule whether a charge on or a power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that any Tax is not yet payable or may be paid by instalments shall be disregarded and such Tax shall be treated as becoming due and the charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other Event on or in respect of which it becomes payable or arises.

1.3	The provisions of section 213 (Refund by instalments) IHTA 1984 shall not apply to any payment falling to be made under this schedule.

2.	LIMITATIONS ON THE SELLERS’ LIABILITY

2.1	The covenants contained in paragraph 1 shall not extend to any Tax Liability or other amount payable by the Sellers under this schedule nor to any claim under the Tax Warranties to the extent that:

2.1.1	such Tax Liability or other amount was paid or discharged on or before Completion and such payment or discharge was reflected in the Completion Accounts;

2.1.2	specific provision or reserve (other than by way of a provision for deferred tax) in respect of that Tax Liability or other amount was made in the Completion Accounts;

2.1.3	such Tax Liability would not have arisen but for a voluntary act, transaction or omission of the Company carried out after Completion which the Company knew would give rise to such liability but excluding any act:

(a)	carried out or omitted pursuant to a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any regulation or requirement having the force of law or for the purpose of avoiding or mitigating a penalty which may be imposed by such legislation or requirement;

(b)	which consists of communicating information to any Tax Authority which is required by law;

(c)	occurring in the ordinary course of business of the Company;

(d)	carried out or occurring with the written approval of the Sellers or pursuant to this agreement or any document executed pursuant to this agreement;

(e)	which consists of the presentation by the Company of any document for stamping where such document is required to prove title to any asset held by the Company at Completion;

2.1.4	such Tax Liability arises or is increased as a direct result of:

(a)	any change in Tax Legislation or the published practice of any Tax Authority; or

(b)	any increase in the rate of Tax;

(in each case first announced and enacted after Completion);

2.1.5	to the extent that such Tax Liability arises or is increased as a result of any change after Completion in the bases, methods or policies of accounting of the Company save where such change is made to comply with generally accepted accounting practice, the published practice of any Taxation Authority or the law or rule of any regulatory authority or body in force at Completion;

2.1.6	to the extent that such liability arises or is increased as a result of the Company ceasing to be entitled to the small companies’ rate of corporation tax as a result of the purchase of the Shares by the Buyer;

2.1.7	to the extent that such liability arises or is increased as a result of a failure or omission on the part of the Company after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent to do any other thing under or in connection with a provision of any enactment or regulation relating to Tax, the making or giving of which was taken into account in computing the provision for Tax in the Completion Accounts;

2.1.8	to the extent that such liability arises or is increased as a result of a voluntary cessation or voluntary major change after Completion in the conduct or trade carried on by the Company;

2.1.9	to the extent that it is in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to this agreement;

2.1.10	to the extent that it arises or is increased by reason of any claim, disclaimer or election made or notice or consent given by the Buyer after Completion including (without prejudice to the generality of the foregoing) any disclaimer of capital allowance, in circumstances where such claim or disclaimer, election notice or consent was not taken into account in the preparation of the Completion Accounts save that this paragraph 2.1.10 shall not apply to the extent that such claim, disclaimer, election, surrender, notice or consent (including a disclaimer of capital allowances) is required by law or is made to comply with a legally binding obligation created on or before Completion;

2.1.11	to the extent that the Tax Liability arises as a result of the Company failing to submit the returns and computations required to be made by it or not submitting such returns and computations within the appropriate time limits or otherwise on the proper basis, in each case after Completion;

2.1.12	to the extent that the Buyer or the Company is compensated for any such matter under any provision of this agreement or otherwise;

2.1.13	to the extent that the Tax Liability has been made good at no expense to the Buyer or the Company;

2.1.14	to the extent that any Tax Liability would not have arisen but for an Event before Completion carried out at the written request of the Buyer or its representatives;

2.1.15	to the extent that any Tax Liability would not have arisen but for the Company voluntarily changing its accounting reference date;

2.1.16	to the extent that any Relief (other than an Accounts Relief or a New Relief) is available to set off against the liability in question (including by way of surrender from one company to another company) or would have been so available but for having been used against any other liability of the Company to account for Tax where the Sellers were not liable for such Tax under the provisions of paragraph 1 or the Tax Warranties;

2.1.17	to extent that the Tax Liability arises in the ordinary course of business of the Company after 31 December 2013 and on or before Completion;

2.1.18	any Stamp Duty Land Tax relating to the amendment or replacement of the leases of the Properties by the Company; and

2.1.19	to the extent that the liability is a liability to business rates on the Properties where such liability relates to a period falling after Completion.

3.	DURATION AND EXTENT

The Sellers shall not be liable in respect of a Tax Liability unless the Buyer has served written notice demanding payment on the Sellers within seven years from Completion provided that this time limit shall not apply where the Tax Authority can assess the Company in respect of such liability after such date as a result of conduct described in paragraph 43 of schedule 18 to the FA 1998 at any time prior to Completion.

4.	CHOICE OF CLAIM

The Buyer shall in its absolute discretion decide whether to make a claim under the Tax Covenant, the Tax Warranties or both.

5.	BUYER’S KNOWLEDGE

Subject to paragraphs 1 to 3, the Buyer shall be entitled to make a claim under this Tax Covenant notwithstanding that the Buyer had knowledge (whether actual constructive or implied) on or before Completion of that Tax Liability (or the matter giving rise to the Tax Liability).

6.	CREDIT FOR TAX SAVINGS AND OVERPROVISIONS

6.1	If, at the Sellers’ request and expense, the Auditors determine that the Company has obtained a “Tax Saving” (which for the purposes of this paragraph 6 shall mean where the Sellers have made a payment under this Tax Covenant in respect of a Tax Liability which results in the reduction of any other Tax Liability for which the Sellers would not have otherwise been liable under this Tax Covenant) the Buyer shall on demand repay to the Sellers the lesser of:

6.1.1	the amount of the Tax Saving (as determined by the Auditors); and

6.1.2	the amount paid by the Sellers in respect of the Tax Liability which gave rise to the Tax Saving, less any reasonable costs and expenses incurred by the Buyer or the Company in respect of that Tax Liability.

6.2	The Company will be entitled to use, in priority to any Relief which gives rise to a Tax Saving, any other Relief available to it (including by way of surrender by another company to it) to reduce or eliminate any liability to make an actual payment of corporation tax provided that subject to this the Buyer shall and shall procure that the Company shall obtain the benefit of any Tax Saving as soon as reasonably practicable.

6.3	The Company will not obtain a Tax Saving until the last date upon which it would have been obliged to make an actual payment of corporation tax which has been reduced or eliminated in order to avoid interest thereon.

6.4	If, at the Sellers’ request and expense, the Auditors determine that there is an Overprovision then the Overprovision shall be dealt with as follows:

6.4.1	to the extent that the Sellers are then liable to make a payment under this schedule or in respect of the Tax Warranties, an amount equal to the Overprovision shall be set off against the liability of the Sellers in respect thereof;

6.4.2	to the extent that there is an excess, the excess shall be set off against any payments previously made by the Sellers under this schedule or in respect of the Tax Warranties and not previously refunded under this or any other provision of this schedule and the amount so set off shall be refunded to the Sellers;

6.4.3	to the extent that there is an excess, carried forward and set off against any future liability of the Sellers under this schedule or the Tax Warranties.

6.5	If any disputes should arise under this paragraph 6 as to whether there is or has been any Tax Saving or Overprovision such dispute shall be referred for determination to a firm of chartered accountants agreed between the Sellers and the Buyer and, failing such agreement, a firm of independent accountants shall be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales when making such determination shall act as an expert (Expert) and not as an arbitrator, whose decision shall be final and binding on the parties thereto. The Expert may make such enquiries as he shall think fit in order to make such determination and also determine how the costs of obtaining his opinion should be paid and borne by the parties.

7.	DEDUCTIONS, WITHHOLDINGS AND TAX

With reference to any payments made by the Sellers under this schedule:

7.1	save only as may be required by law all sums payable by the Sellers shall be paid free of all deductions or withholdings whatsoever or of any rights of counterclaim or set-off; and

7.2	if any amount payable by the Sellers (and/or any one or more of them) to the Buyer under this agreement is subject to Tax in the hands of the Buyer or is subject to any deduction or withholding required by law to be made, the relevant Sellers shall pay to the Buyer such additional amount as is required to put the Buyer in the position it would have been in had such sum not been subject to Tax or to the deduction or withholding, provided that:

7.2.1	the provisions of this paragraph 7.2 shall not apply to the extent that the Tax or deduction or withholding has already been taken into account in calculating the amount of the payment due from the Sellers to the Buyer under this agreement;

7.2.2	the provisions of this paragraph 7.2 shall not apply to the extent that the payment made pursuant to this agreement is made to an entity other than Lifetime Brands, Inc. if and to the extent such payment would not have been taxable or subject to any deduction or withholding if it had been made to Lifetime Brands, Inc.;

7.2.3	the calculation of any damages for breach of warranty shall not take into account any liability of the recipient of such damages to pay Tax on such amount where the recipient of the damages is not Lifetime Brands, Inc. and to the extent the amount would not have been subject to Tax if paid to Lifetime Brands, Inc.

8.	AMOUNT OF TAX LIABILITY

The amount of any Tax Liability or other amount shall be as follows:

8.1	to the extent that a Tax Liability or other amount involves a liability of the Company to make an actual payment or increased payment of Tax or in respect of Tax, the amount of such payment or increased payment;

8.2	to the extent that a Tax Liability or other amount involves a liability of the Company to make a payment or increased payment of Tax or in respect of Tax which would have arisen but for being satisfied, avoided or reduced by any Accounts Relief or New Relief, the amount of Tax or other amounts which the Accounts Relief or New Relief in fact saves;

8.3	to the extent that a liability involves the Loss of any Accounts Relief (other than a right to a repayment of Tax) the amount of any actual liability of the Company to account for Tax which the Company would not have had to account for but for the Loss of the Accounts Relief; and

8.4	to the extent that liability involves the Loss of a Relief consisting of a right to a repayment of Tax, the amount of the repayment so Lost.

9.	DUE DATE FOR PAYMENT

Where the Sellers become liable to make a payment pursuant to the provisions of this schedule, the due date for the making of that payment in cleared funds shall be the date falling ten Business Days after the date on which the Company or (as the case may be) the Buyer has notified the Sellers of the amount of the payment required to be made or, if later:

9.1	in the case of a liability within paragraphs 1.1.1, 1.1.3, 1.1.6, 1.1.7, 1.1.8, 1.1.8, 1.1.9, 1.1.10 or 1.10.13 the second Business Day before the last date on which the payment of Tax in question may be paid to the relevant Tax Authority in order to avoid incurring a liability for interest or a charge, fine or penalty in respect of that Tax Liability; or

9.2	in the case of the Loss or set-off of a Relief (being a right to repayment of Tax) within paragraphs 1.1.2 or 1.1.3 the date on which such repayment would have been received but for the Loss or set-off; or

9.3	in the case of the Loss or set-off of a Relief (other than a right to repayment of Tax) within paragraphs 1.1.2 or 1.1.3 the last date on which the Tax Liability which (but for the Loss or set-off) would have been payable could have been paid to the relevant Tax Authority in order to avoid incurring a liability for interest or a charge, fine or penalty in respect of that Tax Liability; or

9.4	in the case of a liability within paragraph 1.1.4 the day on which the payment giving rise to the liability falls due;

9.5	in the case of a liability within paragraph 1.1.12 ten Business Days after the demand has been made.

10.	INTEREST ON LATE PAYMENTS

If any monies due under this schedule are not paid in full on the due date for payment, they will bear interest at a rate 2% per annum above the base lending rate of Barclays Bank PLC from time to time in force, such interest to be paid monthly in arrears on the last business day of each month. Interest will accrue and be payable both before and after judgment and, if not paid when due, will be compounded and itself bear interest in accordance with this paragraph 10.

11.	PRICE REDUCTION

Any payment by the Sellers under this schedule shall (so far as possible) be treated as a reduction in the consideration paid for the Shares provided that nothing in this paragraph 11 shall limit or exclude the liability of the Sellers under this agreement.

12.	ASSESSMENTS FOR TAX

12.1	If the Buyer or the Company receives an Assessment for Tax which is likely to give rise to a liability of the Sellers under this Tax Covenant or the Tax Warranties, the Buyer shall (or shall procure that the Company shall) as soon as reasonably practicable give notice of such Assessment for Tax to the Sellers (but for the avoidance of doubt, such notice shall not be a condition precedent to the liability of the Sellers under this Tax Covenant).

12.2	If the Sellers indemnify the Company and the Buyer to the reasonable satisfaction of the Buyer against all losses, costs, damages and expenses (including interest on overdue Tax and additional Tax) which may be incurred as a result, the Buyer shall (and shall procure that the Company shall), at the Sellers’ cost and expense in accordance with any reasonable instructions of the Sellers promptly given by notice to the Buyer seek to avoid, dispute, resist, appeal, compromise or defend such Assessment for Tax provided always that:

12.2.1	the Buyer and the Company shall be free to take such action as they may in their absolute discretion think fit and without prejudice to their rights and remedies under this schedule if, having given the Sellers notice pursuant to paragraph 12.1 the Buyer has not, within 20 Business Days of service of such notice received instructions from the Sellers, in accordance with the provisions of this paragraph 12.2 to resist the Assessment for Tax;

12.2.2	the Buyer and the Company shall not be obliged to comply with any instruction of the Sellers which involves contesting any Assessment for Tax before any court or other appellate body (excluding the Tax Authority in question) unless the Sellers provide the Buyer with the written opinion of tax counsel of at least five years’ call to the effect that such contest will, on the balance of probabilities, be successful;

12.2.3	the Buyer and the Company shall not in any event be obliged to comply with any instruction of the Sellers to make a settlement or compromise of an Assessment for Tax which is the subject of a dispute or agree any matter in the conduct of such dispute which shall materially increase the future liability of the Company or the Buyer in respect of Tax; or

12.2.4	the Buyer and the Company shall be entitled to admit, compromise, settle, discharge or otherwise deal with an Assessment for Tax on such terms as it, in its absolute discretion, thinks fit:

(a)	if the deadline prescribed by Tax Legislation for making an appeal against the Assessment for Tax or any decision of a court or tribunal in respect of such Assessment for Tax has expired and the Sellers have been notified of the deadline at least 10 working days before the deadline; or

(b)	if any proceedings are commenced to put any of the Sellers into bankruptcy or appoint an interim receiver pursuant to section 286 Insolvency Act 1986 or to enter into arrangements with their creditors pursuant to part VIII Insolvency Act 1986.

12.3	Neither the Company nor the Buyer shall be required to delegate the conduct of any action to be taken to the Sellers or any professional adviser or agent of the Sellers.

12.4	The Buyer shall keep the Sellers fully informed of the progress of any dispute or appeal of any Assessment for Tax conducted by the Buyer at the request of the Sellers and shall provide the Sellers with copies of all correspondence and other documents relating to such dispute or appeal received from any Tax Authority and shall provide copies of all documents proposed to be sent to any Tax Authority prior to such submission and shall take account of any reasonable comments made by the Sellers on such documents.

12.5	The provisions of this paragraph 12 shall apply mutatis mutandis to any Assessment for Tax or breach of warranty which is likely to give rise to a claim under the Tax Warranties.

12.6	The Buyer shall be responsible for preparing and submitting the corporation tax computations for the Company for the accounting period ending on 31 December 2013 but shall submit a copy of the draft computation to the Sellers at least 20 Business Days prior to the due date for submission to the relevant Tax Authority and shall take account of any reasonable comments made by the Sellers in relation to such tax computation.

13.	RECOVERY FROM THIRD PARTIES

13.1	If the Buyer or the Company recovers from any other person (including a Tax Authority, but excluding the Buyer and any member of the same group of companies as the Buyer) any amount which is referable to a Tax Liability in respect of which the Sellers have made a payment under this schedule or under the Tax Warranties, the Buyer will repay to the Sellers the lesser of:

13.1.1	the sum recovered (less any reasonable costs and expenses properly incurred by the Company and/or the Buyer in recovering that sum and any tax payable on the receipt of the same); and

13.1.2	the amount paid by the Sellers pursuant to the provisions of this schedule or under the Tax Warranties less any amount paid in respect of costs and expenses under paragraph 1.1.12 of this part in respect of the Tax Liability and any amount previously repaid to the Sellers under any provision of this agreement or otherwise.

13.2	If the Buyer or the Company becomes aware that it is entitled to recover any amount mentioned in paragraph 13.1, the Buyer will as soon as reasonably practicable give notice of that fact to the Sellers and provided that the Sellers indemnify the Buyer or the Company to the reasonable satisfaction of the Buyer against all losses, costs, damages and expenses (including additional Tax) which may be incurred thereby, the Buyer shall procure that the Company, at the Sellers’ cost and expense shall take such action as the Sellers may reasonably request to effect such recovery.

13.3	The action which the Sellers may request the Company to take under paragraph 13.2 does not include:

13.3.1	any action which the Buyer reasonably considers to be materially prejudicial to the business affairs of the Buyer and/or the Company; or

13.3.2	allowing the Sellers to undertake conduct of any action necessary to effect the recovery of the amount in question.

14.	RELEASE

14.1	Any liability of the Sellers under this schedule or for breach of any of the Tax Warranties may in whole or in part be released, compounded or compromised by the Buyer in its absolute discretion or time or indulgence may be given by the Buyer in its absolute discretion as regards the Sellers who are under liability without in any way prejudicing or affecting its rights against the Sellers under the same or a like liability whether joint and several or otherwise.

14.2	No delay or omission of the Buyer in exercising any right, power or privilege under this schedule or in relation to the Tax Warranties shall impair such right, power or privilege or be construed as a waiver of such right, power or privilege and any single or partial exercise of any such right, power or privilege shall not preclude the further exercise of any right, power or privilege.

15.	LIMITATION ACT 1980

The Sellers shall not plead any of the provisions of the Limitation Act 1980 or the Limitation Ordinance (Cap.374 of the Laws of Hong Kong) in defence against a Tax Claim.

Part 3 –Tax Warranties in respect of UK resident companies

1.	TAX RETURNS

1.1	The Company has duly and properly made all claims disclaimers elections and surrenders and given all notices and consents and done all other things in respect of Tax the making giving or doing of which was assumed to have been made for the purposes of the Accounts. All such claims, disclaimers, elections, surrenders, notices, consents and other things have been accepted as valid by the relevant Tax Authority and none have been revoked or otherwise withdrawn or are likely to be revoked or otherwise withdrawn.

1.2	Within the last 6 years the Company has duly and punctually made or submitted all returns, computations, notices, registrations and accounts which ought to have been made for the purposes of Tax (including all returns, documents or information in respect of PAYE and National Insurance) and all such returns (and all other information supplied to any Tax Authority for such purpose):

1.2.1	were at the time when they were submitted complete, correct and up-to-date and remain complete and correct in all material respects;

1.2.2	have not been disputed or resulted in a request for further information by the Tax Authority concerned (other than routine enquiries concerning the corporation tax computations of the Company, all of which have now been satisfactorily answered); and

1.2.3	so far as the Sellers are aware there are no facts or circumstances likely to give rise to any dispute, discrepancy or claim relating to Tax in respect of any financial period prior to the date of this agreement.

1.3	Within the last 6 years the Tax affairs of the Company have not been the subject of investigation or enquiry by any Tax Authority and no Tax Authority has indicated that it intends to investigate the Tax Affairs of the Company. There are no facts or circumstances likely to give rise to any such investigation.

1.4	Within the last 6 years the Company has duly and punctually paid all Tax which it has become liable to pay and is not, nor in the three years ending on the date of this Agreement has been under any liability to pay any fine, charge, surcharge, penalty or interest in connection with any Assessment for Tax and there is no Tax the payment of which has been postponed or otherwise affected by agreement, concession, dispensation or arrangement (whether formal or informal) with the relevant Tax Authority or by virtue of any right under the Tax Statutes or the practice of any Tax Authority.

1.5	All statements and disclosures made to any Tax Authority in connection with any application for clearance or consent made on behalf of or affecting the Company were made to the appropriate office, section department or body and fully and accurately disclosed all facts and circumstances material to the decisions of the relevant Tax Authority and the relevant transaction has been carried out (if at all) in accordance with such consent or clearance.

1.6	The Company has not been concerned in any transaction to which any of the following provisions have been or will be applied:

1.6.1	Sections 733 to 742 CTA 2010 (counteraction of corporation tax advantage);

1.6.2	Section 139 (Reconstruction involving transfer of business) TCGA 1992;

1.6.3	Section 192 (tax exempt distributions) TCGA 1992 and sections 1073 to 1099 CTA 2010 (demergers);

1.6.4	Sections 1033 to 1048 CTA 2010 (purchase of own shares);

1.6.5	Part 18 CTA 2010 (transactions in land); and

1.6.6	Part 19 CTA 2010 (sale and lease-back etc.).

1.7

The Company has (to the extent required by law) preserved and retained in its possession complete and accurate records relating to its Tax affairs (including PAYE and National Insurance records, VAT records and records relating to transfer pricing) and has sufficient records relating to past events to calculate the profit, gain, loss, balancing charges or allowances (all for Tax purposes) which would arise on any disposal or on the realisation of any capital assets owned at the Accounts Date or acquired since that date.

2.	ACCOUNTS

2.1	The provision or reserve for Tax in the Accounts is sufficient to cover all liabilities of the Company for Tax as at the Accounts Date and all Tax for which the Company may after the Accounts Date become or have become liable in respect of or by reference to:

2.1.1	any income, profits or gains for any period which ended on or before the Accounts Date; or

2.1.2	any distributions made on or before the Accounts Date or provided for in the Accounts; or

2.1.3	any Event occurring on or before the Accounts Date.

2.2	Full potential provision has been made and shown (or disclosed of by way of note) in the Accounts for deferred Tax in accordance with general accepted accounting practice at the date the Accounts were prepared.

3.	DEDUCTIONS AND WITHHOLDINGS

The Company has made all deductions and withholdings in respect of, or on account of, any Tax (including amounts to be deducted under PAYE) from any payments made by it which it is obliged or entitled to make and (to the extent required to do so) has accounted in full to the relevant Tax Authority for all amounts so deducted or withheld and has (to the extent required by law) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.

4.	OVERSEAS ELEMENTS

4.1	The Company has never been resident or had a branch, agency, place of business, any permanent establishment (within the meaning of section 1141 CTA 2010) outside the United Kingdom.

4.2	The Company has never been (nor is it liable to be) assessed to Tax as the agent or representative of any person not resident in the United Kingdom.

4.3	The Company does not and has never held shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom, in circumstances that any chargeable gain accruing to that other company could be apportioned to the Company under section 13 TCGA 1992.

4.4	The Company has never had nor at Completion will it have any liability to pay any Tax to a Tax Authority outside the United Kingdom.

5.	CLOSE COMPANIES

5.1	The Company is not and has not at any time been a close investment holding company within the meaning of section 34 CTA 2010.

5.2	The Company has not at any time during the period of seven years ending on the date of this agreement made any payment which falls to be treated as a distribution under section 1064 CTA 2010 (certain expenses of close companies treated as distributions).

5.3	The Company has not made or waived any loan, advance or payment or given any consideration which could fall to be chargeable to tax under chapter 3 of part 10 CTA 2010 (charge to tax in case of loan to a participator) and which have remained outstanding at any time during the period of seven years ending on the date of this agreement and the Company has not released or written off or agreed to write off the whole of any such loans or advances.

5.4	The Company has not made any transfers of value (as specified in section 94(1) IHTA 1984) and there has been no variation in the Company’s share or loan capital within section 98 (Effect of alterations of capital) IHTA 1984. The Company is not liable for any Tax under section 199 (Dispositions by transferor) IHTA 1984.

6.	CAPITAL GAINS

The sum which would be allowed as a deduction from the consideration under section 38 (Acquisition and disposal costs etc.) TCGA 1992 of each asset of the Company (other than trading stock) if disposed of on the date of this agreement would not be less than (in the case of an asset held on the Accounts Date) the book value of that asset shown or included in the Accounts or (in the case of an asset acquired since the Accounts Date) an amount equal to the consideration given for its acquisition.

7.	CONCESSIONS

The Company has not entered into an arrangement with any Tax Authority (whether general or specific to the Company) which affects the amount of Tax chargeable on the Company or which purports to modify or provide exemption from any obligation to make or submit any computation, notice or return to any Tax Authority.

8.	CORPORATION TAX – LOAN RELATIONSHIPS

8.1	The Company has (for all accounting periods beginning prior to 1 January 2005) applied an authorised accruals method of accounting (as was defined in section 85 FA 1996) in respect of all loan relationships (as defined in section 302 CTA 2009) to which it is a party and for all periods of account beginning on or after 1 January 2005 has applied an amortised cost basis of accounting (as defined in section 313(4) CTA 2009).

8.2	The Disclosure Letter contains full and accurate particulars of any debtor relationship (as defined in section 302(6) CTA 2009) of the Company which relates to a deeply discounted security (as defined in section 430 ITTOIA 2005) to which sections 406 to 412 CTA 2009 apply.

8.3	The Company has not entered into any transaction to which section 444 (Transactions not at arm’s length - general) CTA 2009 applies.

9.	CAPITAL ALLOWANCES

9.1	No balancing charge in respect of any capital allowances claimed or given would arise if any asset of the Company were to be realised for a consideration equal to the amount of the book value of such asset as shown or included in the Accounts (or, in the case of any asset acquired since the Accounts Date, for a consideration equal to the consideration given for the acquisition).

9.2	So far as the Sellers are aware, all necessary conditions for the availability of all capital allowances claimed by the Company (or, where computations are made for capital allowances purposes for pools of assets, all the assets in that pool) have at all material times been satisfied and remain satisfied.

10.	SECONDARY LIABILITY

So far as the Sellers are aware, no Event has occurred in consequence of which the Company is or may be held liable to pay or bear any Tax which is primarily chargeable against or attributable to some person, firm or company other than the Company.

11.	STAMP TAXES

11.1	The Company has duly paid all stamp duty for which it is or has been liable and without limitation:

11.1.1	all documents in the enforcement of which the Company is or may be interested have been duly stamped; and

11.1.2	there are no documents outside the United Kingdom which if they were brought into the United Kingdom would give rise to a liability to stamp duty payable by the Company.

11.2	SDLT has been paid in full in respect of all land transactions to which SDLT applies and in respect of which the Company is the purchaser within the meaning of section 43(4) FA 2003 and the Company has never claimed relief from SDLT under part 1 (Group Relief) or part 2 (Reconstruction and Acquisition Relief) of Schedule 7 FA 2003 in the three years prior to the date of this agreement.

11.3	The Company has not made any application to defer any payment of SDLT.

11.4	The Company has not entered into any transaction for the acquisition of any interest in real property which may give rise to an obligation after Completion to make a return and/or a payment of SDLT pursuant to section 80 (Adjustment where contingency ceases or consideration is ascertained) or paragraph 8 of Schedule 17A (settlement of contingencies etc) FA 2003.

12.	ANTI-AVOIDANCE

The Company has never entered into a scheme or arrangement where either the Company or the scheme provider, promoter or introducer is required by law to notify details of the scheme or arrangement to a Tax Authority.

13.	VALUE ADDED TAX

13.1	The Company is registered for VAT in the United Kingdom under schedule 1 (Registration in respect of taxable supplies) VATA 1994 and has not at any time in the last six years been treated as (nor applied to be) a member of a group of companies for VAT purposes.

13.2	The Company is a taxable person for VAT purposes, has complied with all the requirements of VATA 1994 and legislation in respect of Intrastat and all applicable regulations and orders, and has fully maintained complete, correct and up-to-date records, invoices and other necessary documents

13.3	All VAT due and payable to the Commissioners of HM Revenue & Customs has been declared and paid in full.

13.4	The Disclosure Letter contains full details of any assets of the Company to which the provisions of part XV (the capital goods scheme) VAT Regulations apply and in particular:

13.4.1	the identity (including in the case of leasehold property, the terms of years), date of acquisition and cost of the asset; and

13.4.2	the proportion and amount of input tax for which tax credit has been claimed (either provisionally or finally in a tax year and stating which tax year).

13.5	The Company is not registered (nor required to be registered for local VAT or its equivalent in any State other than the United Kingdom.

13.6	The Company has not made and is not otherwise bound by any election made pursuant to paragraph 2 (effect of the option to tax: supplies become taxable) or paragraph 21 (real estate elections) of schedule 10 VATA 1994.

14.	DUTIES

14.1	All VAT payable upon the importation of goods and all customs and excise duties payable to HM Revenue & Customs in respect of any assets (including trading stock) imported or owned by the Company have been paid in full.

14.2	The Company has no arrangement or authorisation in place under the Council Regulation EEC Number 2913/92 or Community Customs Code and Commissions Regulation EEC Number 2454/93 in relation to any relief from customs duty.

14.3	The Company does not hold any authorisation from HM Revenue & Customs to import goods upon which the customs duty has not been paid at importation or upon which there may be a clawback of duty paid.

15.	INDIRECT TAX

The Company is not, or has it ever been, a registerable person for the purposes of any Tax (other than VAT) administered by HM Revenue & Customs (or any equivalent Tax Authority outside the United Kingdom responsible for the administration of indirect Tax).

16.	SHARE SCHEMES, BONUS SCHEMES AND EMPLOYEE BENEFITS CONTRIBUTIONS

16.1	No security, nor any interest in any security, has been acquired by any person where the right or opportunity to acquire the securities or the interest in the securities was made available by reason of the employment (that expression having the same meaning which it is given in section 421B ITEPA 2003) of any person with the Company. For the purposes of this warranty “security” has the meaning given to that term in section 420 ITEPA 2003 and “securities” shall be construed accordingly.

16.2	The Disclosure Letter sets out full details of all securities options (within the meaning given in section 420(8) ITEPA 2003) acquired by any person where the right or opportunity in acquiring any such securities option was made available by reason of employment with the Company or that person or of any other person.

16.3	The Company has complied with all its reporting obligations under ITEPA 2003.

17.	CONSTRUCTION INDUSTRY

The Company is not and has never been either a contractor or a sub-contractor for the purposes of chapter 3 part 3 FA 2004.

18.	INHERITANCE TAX

18.1	So far as the Sellers are aware the Company is not and will not become liable to be assessed to Inheritance Tax as donor or donee of any gift or as a transferor or transferee of value (actual or deemed) nor as a result of any disposition, chargeable transfer or transfer of value (actual or deemed) made by or deemed to be made by any other person.

18.2	There is no unsatisfied liability to Inheritance Tax attached or attributable to the assets of the Company or the shares of the Company and neither such assets nor such shares are subject to charge in favour of HM Revenue and Customs.

18.3	So far as the Sellers are aware, no person has the power under section 212 (Power to raise tax) IHTA 1984 to raise any Inheritance Tax by sale or mortgage of or by a terminable charge on any of the Company’s assets or shares.

19.	CORPORATION TAX – INSTALMENT PAYMENTS

19.1	The Company is not a “large company” as defined by regulation 3 (Large companies) CTIP.

20.	TRANSFER PRICING

20.1	The Company has not at any time entered into nor is it at Completion a party to any transaction (within the meaning in section 150 TIOPA 2010) with any person other than on fully arm’s length terms and so far as the Sellers are aware there are no circumstances which could cause any Tax Authority to make or require to be made any material adjustment for Tax purposes to any provision made by means of any such transaction or transactions and no such adjustment has actually been made.

20.2	The Company has in its possession all such records as are required by law to demonstrate that the terms of any transaction entered into at any time by the Company is or was on fully arm’s length terms.

Part 4 – Tax Warranties in respect of HK Subsidiary

1.	Within the last 6 years the Company has properly and punctually made all returns, given all notices, maintained all records and supplied all other information in relation to Tax which it is required to make, give, maintain or supply and all such returns, notices, records and information were complete and accurate, in full accordance with the provisions of any Tax Legislation applicable to the Company.

2.	There is not and has not within the last three years been any dispute claim audit action or law-suit between the Company and any Tax Authority, the Company is not and has not been the subject of any enquiry or investigation by any Tax Authority and there are no facts which are likely to give rise to any such dispute, enquiry or investigation with respect to Tax.

3.	There are no requests for rulings in respect of any Tax pending between the Company and any Tax Authority.

4.	Within the last three years the Company is not and has not been liable to pay any penalty, fine, surcharge, interest or similar amount in relation to Tax and so far as the Sellers are aware there are no facts which are likely to cause it to become liable to pay any such penalty, fine, surcharge or interest.

5.	All information supplied to any Tax Authority in connection with any clearance obtained by the Company was complete and accurate and all transactions for which such clearances were obtained have been carried out (if at all) in accordance with the terms of the clearances given and the applications made for them.

6.	All taxes relating to any real estate interest (both major and minor and their overseas equivalent) have been properly paid when due to the correct Tax Authority.

7.	The Company has complied with all its obligations in relation to Tax and particularly payroll contributions in respect of the earnings of its employees and former employees and the reporting to any Tax Authority of benefits provided to its employees and former employees.

8.	The Company has made all such deductions, withholdings or retentions of Tax as it was obliged or entitled to make and it has complied with all its obligations to account for such Tax to any Tax Authority.

9.	The Company has maintained sufficient records relating to past events to enable it to calculate the liability to Tax which would arise on a disposal or realisation of any asset owned by the Company at Completion.

10.	The value attributed to each asset of the Company in the Accounts is such that if any such asset had been disposed of on the Accounts Date for a consideration equal to such value no liability to Tax would have arisen.

11.	No claim has been made by the Company for the depreciation of any asset for Tax purposes in circumstances in which the claim is likely to be disallowed.

12.	The Company has not been a party to any transaction or series of transactions which is or forms part of a scheme for the avoidance or deferral of Tax.

13.	All rents, interest and other sums of an income nature paid or payable by the Company will be wholly allowable as deductions in computing the taxable income of the Company.

14.	The Company has at all times been resident for Tax purposes in its country of incorporation and has not at any time been resident in any other country.

15.	The Company has never been (nor is it liable to be) assessed to Tax as the agent or representative of any person not resident in its country of incorporation.

16.	The Tax affairs of the Company have not at any time within the last six years been dealt with on a consolidated basis.

17.	No tax sharing arrangement (including without limitation, any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) has been entered into in respect of the profits, gains or losses of the Company except as provided in the Accounts and there exists no obligation on the Company to make any payment under such arrangements.

18.	All stamp duties and similar taxes or duties have been paid in respect of all documents in the enforcement of which the Company is interested and in respect of all transactions which attract such stamp duties and similar taxes or duties.

19.	The Company has not been party to any transaction in respect of which the relevant Tax Authority may substitute for Tax purposes a different amount or value from the amount or value of the actual consideration given or received by it.

20.	The Company has not requested or been granted any Tax exemption or relief which is not definitive or which is subject to fulfilment of certain conditions that have not yet been fully satisfied.

21.	No charge to Tax will arise on the Company by virtue of the entering into and/or Completion of this agreement.

22.	The Company has not at any time been a party to or been otherwise involved in any transaction or series of transactions which, or any part of which, involved or may involve steps taken without any commercial or business purpose apart from the obtaining of, or for the principal purpose of obtaining a tax advantage or which may for any purpose of relating to Taxation be disregarded or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to Taxation.

23.	No act or transaction has been effected as a result of which the Company is or may be held liable for any Tax primarily chargeable against some other person or persons.

24.	In relation to each document in the enforcement of which the Company may be interested and which either attracts stamp duty in any jurisdiction or is required to be stamped with a particular stamp denoting that no duty is payable or that such document has been produced to a relevant revenue authority whether of Hong Kong or elsewhere (a) such document has been produced to the appropriate authority, (b) such document has been properly stamped and (c) the Company and each other party has duly paid all stamp duty and interest, fines and penalties thereon payable by it in accordance with the provisions of any law, regulation, legislation, decree or order applicable to it; and no such document which is outside the place of incorporation of the Company would attract stamp duty if it were brought into its place of incorporation.

SCHEDULE 7

Properties

Part 1 – Freehold

Description	Title number	Existing use

None

Part 2 – Leasehold

Description (including any title number)	Details of lease	Duration	Current annual rent and review date	Existing use	Break rights	Exclusion from s24-28 LTA 1954

93-99 (odd numbers) Holloway Head, Birmingham	Lease dated on the date of this agreement made between (1) AJ Plant, RTH Plant, PWP Bushell as managing trustees of the Thomas Plant (Birmingham) Ltd 1997 Retirement Benefits Scheme (2) Thomas Plant (Birmingham) Ltd	Date of this agreement to 24.03.2016	£95,000 pa No Review	Warehouse with ancillary offices	A right to break at any time on 120 days written notice	No

Valepits Road, Garretts Green, Birmingham	Lease dated on the date of this agreement made between (1) AJ Plant, RTH Plant, PWP Bushell as managing trustees of the Thomas Plant (Birmingham) Ltd 1997 Retirement Benefits Scheme (2) Thomas Plant (Birmingham) Ltd	Date of this agreement to 24.03.2016	£235,000 No Review	B1, B2, B8	A right to break at any time on 120 days written notice	No

Workshop No. 8 on 9th floor, International Trade Centre No. 11 Sha Tsui Raod, Tsuen Wan	Tenancy Agreement dated 20 December 2013 between Big Data (International) Group Limited (1) and Kitchen Craft (Asia) Limited (2)	From 1 January 2014 to and including 31 December 2014	HK$8,000 per month	Industrial	Either party has a right to break on 12 months notice or on payment of one month’s rent in lieu provided that termination shall not be prior to 31 December 2014	N/A

Part 3 – Licences

Description	Details of licence	Duration	Current annual licence fee and review date	Existing use

None

Part 4 – Leases / Licences granted by the Company

Description (including any title number)	Details of lease / licence	Duration	Current annual rent / licence fee and review date	Existing use	Break rights	Exclusion from s24-28 LTA 1954

None

Part 5 – The Property Warranties

In this part 5 of schedule 7, in addition to the words and expressions defined in clause 1.1, the following definitions shall apply:

HK Property

the property occupied by the Company brief particulars of which are set out as the third lease in part 3 of this schedule 7 above;

Planning Permission

a permission under the TCPA; and

TCPA

the Town and Country Planning Act 1990.

The following paragraphs 1 to 16 (inclusive) do not apply to the HK Property:

1.	Copies of all the leases and licences, if any, affecting, benefiting or subject to which the Properties are owned or occupied are contained in the Disclosure Documents.

2.	The Company is the legal and beneficial owner of the Properties and has a good and marketable title to the Properties with full title guarantee.

3.	The Properties are owned by the Company free from any mortgage, debenture, charge (whether specific, floating, legal and/or equitable), rent charge, lien or other encumbrance securing the repayment of monies or other obligation or liability of the Company and/or any other party.

4.	So far as the Sellers are aware the Properties are not subject to any right of pre-emption, right of first refusal, option, restrictive covenant, stipulation, easement, wayleave, licence, unregistered interest falling within any of the paragraphs of schedules 1 and 3 Land Registration Act 2002, or other similar rights vested in third parties which would inhibit its existing use.

5.	There is no person in possession or occupation of, or who has or claims any right or interest of any kind in, the Properties (whether adversely to the interests of the Company or otherwise) and the Company is entitled to and has exclusive vacant possession of the Properties.

6.	The Sellers are not aware of any local land charge, caution, inhibition, restriction or notice or other matter which is capable of registration against either of the Properties.

7.	No licence is required in relation to the current use of the Properties.

8.	Where required building regulation consent has been obtained with respect to all developments, extensions, alterations and improvements to the Properties.

9.	No part of the Properties is affected or, as far as the Sellers are aware, is likely to become affected by:

9.1	any outstanding dispute or notice of complaint;

9.2	the carrying out of any work upon any building, the modification of any Planning Permission, the discontinuance of any use or the imposition of any building or improvement line;

9.3	any compensation received as a result of any refusal of any application for Planning Permission or the imposing of any restrictions in relation to any Planning Permission;

9.4	any commutations of rent or payment of rent in advance of the due dates for payment.

10.	There are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences, or with respect to any easement right or means of access to the Properties.

11.	There is no breach of or failure to comply with the requirements of the Regulatory Reform (Fire Safety) Order 2005 in respect of the Properties.

12.	The Properties comprise all the land and buildings owned by the Company or occupied or otherwise used by the Company or its servants or agents for the purposes of the Company’s business.

13.	The Company is not and has not at any time since the date of its incorporation been the original lessee of any property other than the Properties and has not given a guarantee or entered into any direct covenant with either a lessor or assignor of any property.

14.	The Company has received no notice of breach in respect of building regulations relating to any alteration extension or other improvement to the Properties which has been carried out prior to Completion.

15.	The Company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in the leases and/or licences under which the Properties are held and:

15.1	all such leases and/or licences are valid and in full force;

15.2	all licences, consents and approvals required from the landlords or any superior landlords under any leases and/or licences of the Properties have been obtained; and

15.3	the covenants on the part of the Company contained in such licences, consents and approvals have been duly performed and observed.

16.	Any written replies (including those by e-mail) given by or on behalf of the Sellers to enquiries before contract raised in writing or by e-mail by or on behalf of the Buyer relating in any way to the Properties are true, complete and accurate in all respects.

The following shall apply only in respect of the HK Property:

17.	The HK Property comprises all the land and premises rented, occupied or otherwise used by the Company outside of the United Kingdom at the date hereof and the brief particulars of the HK Property set out in part 3 of schedule 7 (being the lease listed third) are correct and not misleading.

18.	There are no covenants, restrictions, burdens, stipulations, conditions, terms or outgoings affecting the HK Property which are of an unusual or onerous nature or which adversely affect the use or intended use of the HK Property.

19.	All covenants, restrictions, stipulations, conditions and other terms affecting the HK Property have been observed and performed and there are no circumstances which would entitle or require the Government or any landlord or other person to exercise any powers of entry and taking possession or which would otherwise restrict or terminate the continued possession or occupation of any of the Premises.

20.	No structural or other material defects have appeared in respect of or affecting the buildings and structures on or comprising the HK Property or any parts thereof and all such buildings are in good and substantial repair and condition and fit for the purposes for which they are presently used.

21.	There are not in force or required to be in force in relation to any of the HK Property any licences under any applicable legislation or regulations.

22.	The Company has not at any time been the lessee of any property outside the United Kingdom other than the HK Property or assigned or otherwise disposed of any leasehold property situate outside of the United Kingdom in respect of which it has a continuing liability (contingent or otherwise) for payment of rent and/or for any other liability.

23.	The Sellers know of no reason why the existing lease of the HK Property should not be renewed on expiry or fresh lease granted and know of no reason why such lease is likely not to be renewed or fresh lease likely to be granted on terms materially less favourable to the Company (save as regards reasonable commercial increases in rent).

24.	The Company is not engaged in any negotiation for review of the rent payable under any leases and no negotiations for such review have been concluded changing the rent from that Disclosed.

25.	The Company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in the relevant lease of the HK Property and the last demand or receipts of rent if issued were unqualified, and the leases are valid and in full force.

26.	All licences, consents and approvals required from the landlord and any superior landlord under the lease of the HK Property have been obtained, and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed.

27.	There are no outstanding and unobserved or unperformed obligations necessary to comply with any notice or other requirement given by the landlord under the lease relating to the HK Property and there are no obligations to reinstate any of the HK Property by removing or dismantling any alteration made to them by the Company or any predecessor in title to the Company.

28.	None of the terms, covenants, stipulations or restrictions contained in the lease of the HK Property will be breached by reason of the entering into or Completion or as a consequence of this agreement.

SCHEDULE 8

Company Intellectual Property

Part 1 – Registered IPR

Registered trade marks

Mark	Number	Class(es)	Territory	Proprietor

a bag for good (Words/Device) (Series of 4)	2490963	18	United Kingdom	Thomas Plant (Birmingham) Limited

BAR CRAFT	2288714	08,09,21	United Kingdom	Thomas Plant (Birmingham) Limited

CAROUCHE	2165068	21	United Kingdom	Thomas Plant (Birmingham) Limited

CITY NIGHTS/City Nights (Series of 2)	2574441	08,09,21	United Kingdom	Thomas Plant (Birmingham) Limited

CLEAR CUT	2364336	21	United Kingdom	Thomas Plant (Birmingham) Limited

CLEARVIEW	8685604	08,11,21	European Community	Thomas Plant (Birmingham) Limited

COLOURWORKS	1348231	08,21	Australia	Thomas Plant (Birmingham) Limited

COLOURWORKS	8526667	07,08,09,11,21,25	European Community	Thomas Plant (Birmingham) Limited

COLOURWORKS	301854199	07,08,09,21,25	Hong Kong	Thomas Plant (Birmingham) Limited

COLOURWORKS	9199535	21	China	Thomas Plant (Birmingham) Limited

COLOURWORKS	9199536	8	China	Thomas Plant (Birmingham) Limited

COLOURWORKS	4192368	08,21	United States of America	Thomas Plant (Birmingham) Limited

COLOURWORKS (Cantonese Version: Coi Zok/ Variegated Colours, to work)	301890009	07,08,09,21,25	Hong Kong	Thomas Plant (Birmingham) Limited

Mark	Number	Class(es)	Territory	Proprietor

COLOURWORKS (Mandarin Version – cai le wu: a place or home with colour and joy)	9199534	8	China	Thomas Plant (Birmingham) Limited

COLOURWORKS (Mandarin Version – cai le wu: a place or home with colour and joy)	9199533	21	China	Thomas Plant (Birmingham) Limited

CONNOISSEUR FROM BAR CRAFT	2615767	08,09,21	United Kingdom	Thomas Plant (Birmingham) Limited

COOL MOVER/ COOL MOVERS/ COOLMOVER/ COOLMOVERS (Series of 4)	2386920	21	United Kingdom	Thomas Plant (Birmingham) Limited

COOL MOVER/ COOL MOVERS/ COOLMOVER/ COOLMOVERS (Series of 4)	2477394	08,21,24	United Kingdom	Thomas Plant (Birmingham) Limited

COOLMOVERS	9712779	04,08,16,21,24	European Community	Thomas Plant (Birmingham) Limited

FARMHOUSE PANTRY + Logo (Series of 2)	2631862	08,21	United Kingdom	Thomas Plant (Birmingham) Limited

FLUTTERCUP & FRIENDS	9890047	08,09,16,21,25	European Community	Thomas Plant (Birmingham) Limited

GRAND JUBILEE	2594199	08,16,21	United Kingdom	Thomas Plant (Birmingham) Limited

Java crafted by nature Logo	2567610	08,09,21,24,25	United Kingdom	Thomas Plant (Birmingham) Limited

JURY	737761	21	United Kingdom	Thomas Plant (Birmingham) Limited

JURY	2191337	08,21	United Kingdom	Thomas Plant (Birmingham) Limited

Mark	Number	Class(es)	Territory	Proprietor

KITCHEN COMPLETE (Series of 2)	2378247	07,08,09,21	United Kingdom	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT	953794	07,08,09,11,16,20,21,25	European Community	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT	1076328	07,08,09,11,21	Australia	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT	301992385	07,08,09,21,25	Hong Kong	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT	840833	07,08,09,11,16,21,25	New Zealand	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT/ KITCHEN CRAFT (Series of 3)	2040845/ GGGT4731 (Guernsey national number)	07,08,09,11,16,20,21,25	Guernsey	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT/ KITCHEN CRAFT (Series of 3)	2040845	07,08,09,11,16,20,21,25	United Kingdom	Thomas Plant (Birmingham) Limited

KITCHENCRAFT	259127	8	New Zealand	Thomas Plant (Birmingham) Limited

KITCHENCRAFT	259128	21	New Zealand	Thomas Plant (Birmingham) Limited

KITSCH’N’FUN Logo (Series of 2)	2422891	07,08,09,11,21,25	United Kingdom	Thomas Plant (Birmingham) Limited

LET’S MAKE	9728023	08,09,21,25	European Community	Thomas Plant (Birmingham) Limited

Let’s Make Logo	9712696	08,09,21,25	European Community	Thomas Plant (Birmingham) Limited

LET’s MAKE Logo (Series of 2)	2507524	08,09,21,24,25	United Kingdom	Thomas Plant (Birmingham) Limited

Mark	Number	Class(es)	Territory	Proprietor

LE’XPRESS	2228926	07,11,21	United Kingdom	Thomas Plant (Birmingham) Limited

LOCK IN	2610807	08,16,21	United Kingdom	Thomas Plant (Birmingham) Limited

LOCK IN	10766517	08,16,21	European Community	Thomas Plant (Birmingham) Limited

LOVE logo	8685851	08,11,21,35	European Community	Thomas Plant (Birmingham) Limited

LUXE LOUNGE	2610743	08,09,21	United Kingdom	Thomas Plant (Birmingham) Limited

LUXE LOUNGE	10762474	08,09,21	European Community	Thomas Plant (Birmingham) Limited

MASTER CLASS	954016	08,21	European Community	Thomas Plant (Birmingham) Limited

MASTER CLASS (SERIES OF 4)	2165058	08,21	United Kingdom	Thomas Plant (Birmingham) Limited

MASTER CLASS (SERIES OF 4)	2165058/ GGGT5109	08,21	Guernsey	Thomas Plant (Birmingham) Limited

MASTER GRIP; MASTERGRIP; MASTER-GRIP (SERIES OF 3)	2199558	08,21	United Kingdom	Thomas Plant (Birmingham) Limited

masterclass Logo	301890018	07,08,09,21,25	Hong Kong	Thomas Plant (Birmingham) Limited

masterclass Logo	9199693	21	China	Thomas Plant (Birmingham) Limited

masterclass Logo	9199530	8	China	Thomas Plant (Birmingham) Limited

Masterclass/Mortar Board Logo	6425839	07,08,09,11,21,25	European Community	Thomas Plant (Birmingham) Limited

Mark	Number	Class(es)	Territory	Proprietor

METRO KITCHEN Logo (Series of 2)	2636611	08,09,21	United Kingdom	Thomas Plant (Birmingham) Limited

METRO KITCHEN Logo (Series of 2) (Old Version)	2594200	08,09,21	United Kingdom	Thomas Plant (Birmingham) Limited

MINIAMO	2505399	08,09,16,18,21,24,25	United Kingdom	Thomas Plant (Birmingham) Limited

MINIAMO	8686339	08,09,16,21	European Community	Thomas Plant (Birmingham) Limited

miniamo (Stylised)	962861A	08,09,18,21,24,25,27	United Kingdom	Thomas Plant (Birmingham) Limited

miniamo (Stylised)	962861B	08,09,18,20,21,24,25,27	Germany	Thomas Plant (Birmingham) Limited

MOLTEN	8526709	08,09,21	European Community	Thomas Plant (Birmingham) Limited

MY LONDON	2569144	08,21	United Kingdom	Thomas Plant (Birmingham) Limited

MY LONDON Logo	2574706	08,21	United Kingdom	Thomas Plant (Birmingham) Limited

Natural Elements	2507525	08,09,21,24,25	United Kingdom	Thomas Plant (Birmingham) Limited

PARTRIDGE & PEAR	10499267	08,16,21	European Community	Thomas Plant (Birmingham) Limited

PAW PRINT NOSHERS	2395798	21	United Kingdom	Thomas Plant (Birmingham) Limited

PLUMBOB	1207896	20	United Kingdom	Thomas Plant (Birmingham) Limited

PURE ORIENTAL	9712712	08,11,21	European Community	Thomas Plant (Birmingham) Limited

Mark	Number	Class(es)	Territory	Proprietor

PURE ORIENTAL (Series of 2)	2507902	08,11,21,24	United Kingdom	Thomas Plant (Birmingham) Limited

PURESEAL	2382609	21	United Kingdom	Thomas Plant (Birmingham) Limited

SIR BAKEALOT	9890013	08,09,16,21,25	European Community	Thomas Plant (Birmingham) Limited

SMART SILICONE	2480191	08,21	United Kingdom	Thomas Plant (Birmingham) Limited

SMART SILICONE	7108939	07,08,09,11,21	European Community	Thomas Plant (Birmingham) Limited

SPOOKILY DOES IT	11423456	08,09,16,21	European Community	Thomas Plant (Birmingham) Limited

SWEETLY DOES IT	9712721	08,09,16,21	European Community	Thomas Plant (Birmingham) Limited

THOMAS PLANT	5136957	07,08,09,11,16,20,21,25	European Community	Thomas Plant (Birmingham) Limited

WORLD OF FLAVOURS	9984261	08,11,21	European Community	Thomas Plant (Birmingham) Limited

LIVING NOSTALGIA	11932423	08,09,21	European Community	Thomas Plant (Birmingham) Limited

Applications for registered trade marks

Mark	Number	Class(es)	Territory	Proprietor

COLOURWORKS	1493976		Canada	Thomas Plant (Birmingham) Limited

HOME MADE/home made (Series of 2) CURRENTLY OPPOSED	2538478	08,09,16,21	United Kingdom	Thomas Plant (Birmingham) Limited

Mark	Number	Class(es)	Territory	Proprietor

KITCHEN CRAFT	840288468	8	Brazil	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT	840289529	21	Brazil	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT	1524033		Canada	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT	12178844	35,38,41	European Community	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT	2405463	8	India	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT	2405464	21	India	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT	219183-01	08,21	Panama	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT	2012735027	08,21	Russian Federation	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT	2012/26463	8	South Africa	Thomas Plant (Birmingham) Limited

KITCHEN CRAFT	2012/26464	21	South Africa	Thomas Plant (Birmingham) Limited

Kitchen Craft	Unknown – application filed 20/12/2013	8	China	Thomas Plant (Birmingham) Limited

Kitchen Craft	Unknown – application filed 20/12/2013	21	China	Thomas Plant (Birmingham) Limited

Kitchen Craft (stylised letters)	1313930	8	Mexico	Thomas Plant (Birmingham) Limited

Kitchen Craft (stylised letters)	1313931	21	Mexico	Thomas Plant (Birmingham) Limited

masterclass Logo	840288476	8	Brazil	Thomas Plant (Birmingham) Limited

Mark	Number	Class(es)	Territory	Proprietor

masterclass Logo	840289537	21	Brazil	Thomas Plant (Birmingham) Limited

masterclass Logo	2405465	8	India	Thomas Plant (Birmingham) Limited

masterclass Logo	2405466	21	India	Thomas Plant (Birmingham) Limited

masterclass Logo	1313932	8	Mexico	Thomas Plant (Birmingham) Limited

masterclass Logo	1313933	21	Mexico	Thomas Plant (Birmingham) Limited

masterclass Logo	219184-01	08,21	Panama	Thomas Plant (Birmingham) Limited

masterclass Logo	2012735025	08,21	Russian Federation	Thomas Plant (Birmingham) Limited

masterclass Logo	2012/26461	8	South Africa	Thomas Plant (Birmingham) Limited

masterclass Logo	2012/26462	21	South Africa	Thomas Plant (Birmingham) Limited

Registered designs

Product/Design description	Number	Locarno class(es)	Territory	Proprietor

Cake Pop Moulds/ Loose Bottomed Terrine and Mini Loaf Tin/ Silicone Inserts	002303537-0001		European Community	Thomas Plant (Birmingham) Limited

Cake Pop Moulds/ Loose Bottomed Terrine and Mini Loaf Tin/ Silicone Inserts	002303537-0002		European Community	Thomas Plant (Birmingham) Limited

Cake Pop Moulds/ Loose Bottomed Terrine and Mini Loaf Tin/ Silicone Inserts	002303537-0003		European Community	Thomas Plant (Birmingham) Limited

Product/Design description	Number	Locarno class(es)	Territory	Proprietor

Cake Pop Moulds/ Loose Bottomed Terrine and Mini Loaf Tin/ Silicone Inserts	002303537-0004		European Community	Thomas Plant (Birmingham) Limited

Cake Pop Moulds/ Loose Bottomed Terrine and Mini Loaf Tin/ Silicone Inserts	002303537-0005		European Community	Thomas Plant (Birmingham) Limited

Cake Pop Moulds/ Loose Bottomed Terrine and Mini Loaf Tin/ Silicone Inserts	002303537-0006		European Community	Thomas Plant (Birmingham) Limited

Cake Pop Moulds/ Loose Bottomed Terrine and Mini Loaf Tin/ Silicone Inserts	002303537-0007		European Community	Thomas Plant (Birmingham) Limited

Cake Pop Moulds/ Loose Bottomed Terrine and Mini Loaf Tin/ Silicone Inserts	002303537-0008		European Community	Thomas Plant (Birmingham) Limited

Classic Collection Chicken Egg Holder	001665688-0001		European Community	Thomas Plant (Birmingham) Limited

Classic Collection Chicken Egg Holder	001665688-0002		European Community	Thomas Plant (Birmingham) Limited

Classic Collection Kitchen Scales	4009706		United Kingdom	Thomas Plant (Birmingham) Limited

Classic Collection Kitchen Scales	4009707		United Kingdom	Thomas Plant (Birmingham) Limited

Classic Collection Ribbed Top Range	001178313-0001		European Community	Thomas Plant (Birmingham) Limited

Classic Collection Ribbed Top Range	001178313-0002		European Community	Thomas Plant (Birmingham) Limited

Classic Collection Ribbed Top Range	001178313-0003		European Community	Thomas Plant (Birmingham) Limited

Classic Collection Ribbed Top Range	001178313-0004		European Community	Thomas Plant (Birmingham) Limited

Product/Design description	Number	Locarno class(es)	Territory	Proprietor

Classic Collection Ribbed Top Range	001178313-0005		European Community	Thomas Plant (Birmingham) Limited

Classic Collection Ribbed Top Range	001178313-0006		European Community	Thomas Plant (Birmingham) Limited

Classic Collection Ribbed Top Range	001178313-0007		European Community	Thomas Plant (Birmingham) Limited

Classic Collection Ribbed Top Range	001178313-0008		European Community	Thomas Plant (Birmingham) Limited

Gingham Jam Jar Lids – 2D Design	002290056-0001		European Community	Thomas Plant (Birmingham) Limited

Gingham Jam Jar Lids – 2D Design	002290056-0002		European Community	Thomas Plant (Birmingham) Limited

Kitchen Kit Knife Block	001767534-0001		European Community	Thomas Plant (Birmingham) Limited

Kitchen Kit Knife Block	001767534-0002		European Community	Thomas Plant (Birmingham) Limited

Kitchen Kit Knife Block	001767534-0003		European Community	Thomas Plant (Birmingham) Limited

Kitchen Kit Scales	001767518-0001		European Community	Thomas Plant (Birmingham) Limited

Kitchen Kit Scales	001767518-0002		European Community	Thomas Plant (Birmingham) Limited

Kitchen Kit Scales	001767518-0003		European Community	Thomas Plant (Birmingham) Limited

My London – Placemats and Tea-towels	001870049-0001		European Community	Thomas Plant (Birmingham) Limited

My London – Placemats and Tea-towels	001870049-0002		European Community	Thomas Plant (Birmingham) Limited

MY LONDON Imagery 1	001870056-0001		European Community	Thomas Plant (Birmingham) Limited

Product/Design description	Number	Locarno class(es)	Territory	Proprietor

MY LONDON Imagery 1	001870056-0002		European Community	Thomas Plant (Birmingham) Limited

MY LONDON Imagery 1	001870056-0003		European Community	Thomas Plant (Birmingham) Limited

MY LONDON Imagery 1	001870056-0004		European Community	Thomas Plant (Birmingham) Limited

Natural Elements 2 – Conical Grater/Pestle & Mortar (2 Designs)	001767765-0001		European Community	Thomas Plant (Birmingham) Limited

Natural Elements 2 – Conical Grater/Pestle & Mortar (2 Designs)	001767765-0002		European Community	Thomas Plant (Birmingham) Limited

Natural Elements 2 – Conical Grater/Pestle & Mortar (2 Designs)	001767765-0003		European Community	Thomas Plant (Birmingham) Limited

Natural Elements 2 – Conical Grater/Pestle & Mortar (2 Designs)	001767765-0004		European Community	Thomas Plant (Birmingham) Limited

New (2013/14) Melamine Bowl, with Cut-out in Handle	002306548-0001		European Community	Thomas Plant (Birmingham) Limited

New (2013/14) Melamine Bowl, with Cut-out in Handle	002306548-0002		European Community	Thomas Plant (Birmingham) Limited

PARTRIDGE & PEAR/CHRISTMAS FAYRE Logos	001975103-0001		European Community	Thomas Plant (Birmingham) Limited

PARTRIDGE & PEAR/CHRISTMAS FAYRE Logos	001975103-0002		European Community	Thomas Plant (Birmingham) Limited

PARTRIDGE & PEAR/CHRISTMAS FAYRE Logos	001975103-0003		European Community	Thomas Plant (Birmingham) Limited

PARTRIDGE & PEAR/CHRISTMAS FAYRE Logos	001975103-0004		European Community	Thomas Plant (Birmingham) Limited

PARTRIDGE & PEAR/CHRISTMAS FAYRE Logos	001975103-0005		European Community	Thomas Plant (Birmingham) Limited

PARTRIDGE & PEAR/CHRISTMAS FAYRE Logos	001975103-0006		European Community	Thomas Plant (Birmingham) Limited

Product/Design description	Number	Locarno class(es)	Territory	Proprietor

PARTRIDGE & PEAR/CHRISTMAS FAYRE Logos	001975103-0007		European Community	Thomas Plant (Birmingham) Limited

PARTRIDGE & PEAR/CHRISTMAS FAYRE Logos	001975103-0008		European Community	Thomas Plant (Birmingham) Limited

Polka Dot Pattern & Montage Pattern	4009212		United Kingdom	Thomas Plant (Birmingham) Limited

Polka Dot Pattern & Montage Pattern	4009213		United Kingdom	Thomas Plant (Birmingham) Limited

Sir Bakealot/Fluttercup & Friends – Graphic Designs and Characters	001956731-0001		European Community	Thomas Plant (Birmingham) Limited

Sir Bakealot/Fluttercup & Friends – Graphic Designs and Characters	001956731-0002		European Community	Thomas Plant (Birmingham) Limited

Sir Bakealot/Fluttercup & Friends – Graphic Designs and Characters	001956731-0003		European Community	Thomas Plant (Birmingham) Limited

Sir Bakealot/Fluttercup & Friends – Graphic Designs and Characters	001956731-0004		European Community	Thomas Plant (Birmingham) Limited

Sir Bakealot/Fluttercup & Friends – Graphic Designs and Characters	001956731-0005		European Community	Thomas Plant (Birmingham) Limited

Summer Breeze (Melamine)/Coolmovers Floral Designs (3 Designs)	001767559-0001		European Community	Thomas Plant (Birmingham) Limited

Summer Breeze (Melamine)/Coolmovers Floral Designs (3 Designs)	001767559-0002		European Community	Thomas Plant (Birmingham) Limited

Summer Breeze (Melamine)/Coolmovers Floral Designs (3 Designs)	001767559-0003		European Community	Thomas Plant (Birmingham) Limited

Summer Breeze (Melamine)/Coolmovers Floral Designs (3 Designs)	001767559-0004		European Community	Thomas Plant (Birmingham) Limited

Applications for registered designs

Product/Design description	Application number	Locarno class(es)	Territory	Proprietor

No pending applications

Granted patents

Title of invention	Patent number	Inventor	Territory	Applicant/Proprietor

Lids for Cookware	GB 2434078	Kevin McKay	United Kingdom	Thomas Plant (Birmingham) Limited

Stackable Lids	GB 2434080	Kevin McKay	United Kingdom	Thomas Plant (Birmingham) Limited

Apron	GB 2434735	Kevin McKay	United Kingdom	Thomas Plant (Birmingham) Limited

Apron	GB 2434734	Karen Samwell	United Kingdom	Thomas Plant (Birmingham) Limited

Pending patent applications

Title of invention	Patent application number	Inventor	Territory	Proprietor

None Pending

Part 2 – Domain names

Domain name	Proprietor	Renewal date

ciroa.co.uk	Thomas Plant (Birmingham) Limited	04 September 2014

mylondonadventure.co.uk	Thomas Plant (Birmingham) Limited	12 January 2014

mylondonadventure.com	Andrew Plant/ Thomas Plant (Birmingham) Limited	12 January 2014

bar-craft.co.uk	Thomas Plant (Birmingham) Limited	19 October 2014

kitchencraft.co.uk	Thomas Plant (Birmingham) Limited	11 September 2014

kitchencraft.tv	Andrew Plant/ Thomas Plant (Birmingham) Limited	12 December 2013

kitchen-craft.tv	Andrew Plant/ Thomas Plant (Birmingham) Limited	11 May 2015

kitschnfun.co.uk	Thomas Plant (Birmingham) Limited	27 February 2014

kitsch-n-fun.co.uk	Thomas Plant (Birmingham) Limited	13 August 2014

kitschnfun.com	Andrew Plant/ Thomas Plant (Birmingham) Limited	27 February 2014

kitsch-n-fun.com	Andrew Plant/ Thomas Plant (Birmingham) Limited	19 October 2014

lets-make.co.uk	Thomas Plant (Birmingham) Limited	08 May 2014

le-xpress.co.uk	Thomas Plant (Birmingham) Limited	07 September 2014

le-xpress.com	Andrew Plant/ Thomas Plant (Birmingham) Limited	07 September 2015

masterclasskitchen.co.uk	Thomas Plant (Birmingham) Limited	13 August 2014

metrokitchen.co.uk	Thomas Plant (Birmingham) Limited	19 October 2014

miniamo.co.uk	Thomas Plant (Birmingham) Limited	06 June 2014

pureoriental.co.uk	Thomas Plant (Birmingham) Limited	08 May 2014

pure-oriental.co.uk	Thomas Plant (Birmingham) Limited	13 August 2014

pure-oriental.com	Andrew Plant/ Thomas Plant (Birmingham) Limited	19 October 2014

smartsilicone.co.uk	Thomas Plant (Birmingham) Limited	13 August 2014

smart-silicone.co.uk	Thomas Plant (Birmingham) Limited	19 October 2014

smart-silicone.com	Andrew Plant/ Thomas Plant (Birmingham) Limited	19 October 2014

sweetlydoesit.co.uk	Thomas Plant (Birmingham) Limited	19 October 2014

sweetlydoesit.com	Andrew Plant/ Thomas Plant (Birmingham) Limited	19 October 2014

thomasplant.co.uk	Thomas Plant (Birmingham) Limited	11 September 2014

kitchencraft.asia	Thomas Plant/ Thomas Plant (Birmingham) Limited	24 January 2014

kitchencraft.hk	Kitchen Craft	25 January 2015

kcraft.eu	Thomas Plant (Birmingham) Limited	30 November 2014

kcrft.eu	Thomas Plant (Birmingham) Limited	31 October 2014

SCHEDULE 9

Completion Accounts

1.	COMPLETION ACCOUNTS

1.1	The Buyer and the Sellers shall procure that, following Completion, accounts for the Group are prepared and reported on in accordance with the provisions of this schedule 9.

1.2	The Completion Accounts shall consist of a consolidated balance sheet of the Group as at the close of business on 31 December 2013 and a consolidated profit and loss account of the Group in respect of the Completion Accounts Period and stating the Cash, Indebtedness, Actual Working Capital and the resulting Completion Accounts Payment.

1.3	The pro-forma format of the Completion Accounts is attached in appendix B to this schedule 9.

2.	POLICIES

2.1	The Completion Accounts shall be prepared:

2.1.1	in accordance with the specific accounting policies and procedures set out in appendix A to this schedule 9;

2.1.2	taking into account any other adjustments as may be agreed in writing between the Buyer and the Sellers;

2.1.3	subject to that, in accordance with the same accounting policies and procedures applied for the purposes of the Accounts including as set out in Appendix C to this schedule; and

2.1.4	subject to that, in accordance with applicable accounting principles in force as at 31 December 2013.

3.	PROCEDURE

3.1	The Buyer shall use its reasonable endeavours to prepare the Draft Completion Accounts as soon as reasonably practicable after Completion and, in any event, within 60 Business Days of Completion.

3.2	The Sellers shall give such assistance and access to information as the Buyer and/or the Buyer’s Accountants may reasonably require in connection with the preparation of the Draft Completion Accounts.

3.3	Subject to the preparation of the Draft Completion Accounts in accordance with paragraph 3.1, the Buyer shall deliver to the Sellers’ Accountants the Draft Completion Accounts within 40 Business Days of Completion.

3.4	The Sellers shall procure that within 20 Business Days of the date of receipt of the Draft Completion Accounts by the Sellers’ Accountants, the Sellers’ Accountants shall notify the Buyer’s Accountants whether or not they agree with the Completion Accounts and the Completion Accounts Payment and, in the case of any disagreement, shall provide details of any adjustments which they require to the Draft Completion Accounts specifying in reasonable detail those matters which they consider to be in dispute between them and their best estimate of the quantum of any adjustment.

3.5	If the Sellers’ Accountants notify the Buyer’s Accountants that they agree with the Draft Completion Accounts, those accounts shall constitute the Completion Accounts and shall, immediately upon such notification, become final and binding on the parties for the purposes of this agreement.

3.6	If the Sellers’ Accountants notify the Buyer’s Accountants that they do not agree with the Draft Completion Accounts, the parties shall use all reasonable endeavours to agree upon the matters in dispute as soon as possible. If the matters in dispute are resolved between the parties, the Draft Completion Accounts (subject to any adjustment agreed between the parties) shall constitute the Completion Accounts and shall become final and binding on the parties upon such matters being agreed in writing by the Buyer and the Sellers.

3.7	If the Buyer and the Sellers are unable to agree upon the Completion Accounts within 20 Business Days of the date of service of the notice by the Sellers’ Accountants in accordance with paragraph 3.4 above, the matters in dispute shall be referred, at the request of either party, to an independent chartered accountant (the Accountant) for final determination.

3.8	The Buyer and the Sellers shall agree upon the identity of the Accountant and the terms of his engagement in writing. If the Buyer and the Sellers fail to agree on the identity of the Accountant or the terms of his engagement within 10 Business Days of either party serving details of a suggested Accountant on the other, the Accountant shall be nominated by and engaged on such terms as may be specified by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application at any time of either party.

3.9	The Accountant shall be instructed to:

3.9.1	prepare a written decision and give notice of that decision to the parties within a maximum of 3 months of the matter being referred to him; and

3.9.2	certify the amount of the Cash, Indebtedness, Actual Working Capital and resulting Completion Accounts Payment.

3.10	The Buyer and the Sellers shall supply the Accountant with any information which he may reasonably request in connection with his determination. The Buyer and the Sellers shall be entitled to make written submissions to the Accountant provided that a copy of any such written submissions is also simultaneously delivered to the other party. The Accountant shall give due weight to any such written submission which is received by the Accountant within such time limit as he may determine and have notified to the parties.

3.11	The decision of the Accountant (who shall be deemed to act as an expert and not as an arbitrator) shall be final and binding on the parties, save in the event of fraud or manifest error. The costs of the Accountant in connection with his determination shall be borne as he directs (taking into account the conduct of the parties and the merits of their respective arguments in relation to the reference made to him) or, in the absence of any such direction, by the Buyer and the Sellers in equal shares.

APPENDIX A TO SCHEDULE 9

Specific Accounting policies and procedures for Completion Accounts

BALANCE SHEET

1.	Tangible fixed assets

1.1	Tangible fixed assets are stated so as not to reappraise the value of any of the tangible fixed assets since 31 December 2013.

1.2	Assets classified as tangible fixed assets shall not be reclassified into any other balance sheet category in the Completion Accounts.

2.	Prepayments

A prepayment of £14,467 will be recognised in the Completion Accounts relating to costs incurred for the trade fair in Frankfurt in February 2014. This would ordinarily have been paid in January 2014.

3.	Staff Bonuses

Bonuses payable to staff as a result of this transaction equating to £122,277 which is a balance net of corporation tax (£158,802 gross) will be recognised in the Completion Accounts, net of corporation tax and inclusive of all employment taxes as part of Indebtedness.

4.	Deal costs

The Sellers’ and the Company’s costs associated with the Transaction are to be settled by the Sellers and/or the Company prior to Completion, but to the extent not, shall be included in the Completion Accounts.

50% of the total property survey costs will be incurred by the Sellers in relation to the Company’s assessment of the site currently occupied by Betterware. The total amount invoiced and paid by the Company was £7,100 (exc VAT) resulting in a net of corporation tax cost of £5,467. A prepayment of £2,734 will therefore be recognised in the Completion Accounts.

50% of the costs incurred relating to preparing schedules of condition for the leases that the Company is party to as requested by the Buyer will also be recognised as prepayments in the Completion balance sheet. The total amount invoiced and paid by the Company was £5,300 (exc. VAT) resulting in a net of corporation tax cost of £4,081. A prepayment of £2,041 will therefore be recognised in the Completion Accounts.

The cost of striking off the Company’s dormant subsidiaries of £6,160 exc. VAT and net of corporation tax (equivalent to £8,000 gross) will be suffered by the Sellers and accounted for in the Completion Accounts as part of Indebtedness.

5.	Pension payment

A provision equating to £924,000 which is a balance net of corporation tax (£1,200,000 gross) will be made in the Completion Accounts as part of Indebtedness to reflect the payment to be made by the Company into its Defined Benefit Pension Scheme at Completion.

APPENDIX B TO SCHEDULE 9

Pro-forma Format of Completion Accounts

		Nov-13	Dec-13		Note/Comment

Stock
Gross Stock		9,813,856	x
Goods in Transit		—	x		Uncalculated as at 30th Nov; to be calculated as at 31st Dec per accounting policies.
Stock Provision	-	1,441,000	x

Total Stock		8,372,856	x

Debtors
Trade Debtors (net of provisions)		10,613,670	x
Other Debtors		249,946	x
Total Debtors		10,863,616	x

Creditors
Trade Creditors		177,436	x
Creditor for Goods In Transit		—	x		Uncalculated as at 30th Nov; to be calculated as at 31st Dec per accounting policies.
Other Creditors: VAT/Duty	-	1,517,231	x
Other Creditors: PAYE/NI	-	129,002	x
Other Creditors: Management Bonuses	-	183,150	x
Other Creditors: Sundry	-	463,401	x

Total Creditors	-	2,115,348	x

Net Working Capital		17,121,123	x

Cash/Debt Items

Cash		4,953,304	x
Directors Wives Loans		-1,375,000	x
Directors accrued bonuses		-2,731,200	x
Staff completion bonuses		—	-158,802
Subsidiaries strike off		—	-8,000
Prior Year CT (FY 13)		-351,626	-351,626
Current Year CT (PBT @ 23%)		-794650	x	*

*	Corporation Tax will take account of any tax relief that results in settling debt items at completion

APPENDIX C TO SCHEDULE 9

Company Accounting Policies (as referred to in paragraph)

1.	PROFIT AND LOSS ACCOUNT

1.1	Sales

1.1.1	Sales comprise revenue recognised by the Company in respect of goods and services supplied during the period, net of value added tax and credit notes.

1.1.2	Sales are recognised once they are despatched from the Company.

1.1.3	Credit notes are recognised when issued by the Company.

1.1.4	Off – invoice discounts are recognised at the time of sale ie the sales value is calculated net of the discount.

1.2	Gross Margin

1.2.1	Gross margin is arrived at by deducting the landed cost of products sold and margin adjustments from the Sales Value.

1.2.2	Margin adjustments include customer volume sales rebates, marketing allowances and similar customer related discounts, settlement discounts on payments received, and inventory provision adjustments.

(a)	Sales rebates, allowances and discounts are accrued for monthly.

(b)	Settlement discounts are accrued for monthly.

1.2.3	On occasions the Company pays for tooling, moulding and other setup charges. These are not capitalised and are charged in the profit and loss as a gross margin expense.

1.3	Expenditure

1.3.1	Sales costs, including where appropriate agents commissions, are not accounted for in gross margin and are included in overheads.

1.3.2	Operating expenses are booked to profit and loss account as they are incurred, in line with the actual consumption of the service. Exceptions to this include certain marketing, exhibition, catalogue and photography expenditure that are charged to the profit and loss account when the invoice for the expenditure is received.

1.3.3	Staff costs, excluding bonus, are charged to the profit and loss account on a monthly basis as incurred.

1.3.4	Staff bonuses are accrued for monthly on a pro rata basis by reference to amounts paid in prior financial years and are periodically reviewed in accordance with individual performance and likelihood of achieving performance targets.

1.3.5	The Month 13 payment payable to staff employed in Hong Kong is not accrued for and is incurred as paid.

1.4	General

1.4.1	Interest income and charges are recognised in the profit and loss account on a day by day basis as paid.

1.4.2	Exchange gains/losses:

(a)	arise on the difference between the contracted rate at which currency has been purchased via forward contracts and the spot rate at the time of making the stock purchase;

(b)	Monetary Assets and Liabilities denominated in foreign currencies are translated into sterling at rates of exchange ruling at the balance sheet date; and

(c)	Transactions in foreign currencies are translated into sterling at the rate ruling on the date of the transaction.

2.	BALANCE SHEET

2.1	Tangible Fixed Assets

2.1.1	Tangible fixed assets are stated at historical cost (together with any incidental costs of acquisition) less accumulated depreciation, less provision for any impairment.

2.1.2	The provision for depreciation is calculated to write off the cost of fixed assets over their estimated useful lives (net of anticipated disposal proceeds), as judged by management, as follows:

(a)	Furniture, Fittings & Equipment: 10-33% straight line basis;

(b)	Motor vehicles: 33.3% reducing balance basis; and

(c)	Short Leasehold Improvements: 10% straight line basis.

2.1.3	No provision is made for dilapidations or any costs of repair on property held under leases.

2.2	Stocks

2.2.1	Stocks are valued at the lower of cost and net realisable value, after due regard for obsolete and slow moving items. Net realisable value is based on selling price less selling costs.

2.2.2	Cost is calculated on a weighted average basis and includes all costs incurred in bringing stock to the Company premises (eg freight, bank charges, marine cargo insurance, duty paid, specific packaging costs, and any specific product testing / QC fees NB – list not intended to be exhaustive).

2.2.3	Goods in Transit are recognised in stock from the point that a shipping Bill of Lading has been issued to the Company. The value of goods in transit is consistent with the valuation of all stock and therefore includes any costs incurred (eg freight).

2.2.4	Stocks are solely products held for onward sale to customers.

2.3	Trade Debtors

Trade debtors are recognised on the balance sheet in line with invoices raised (inclusive of VAT).

A provision against trade debtors is made equal to any known specific bad debts plus 50% of the sum total of 2.3.1, 2.3.2 and 2.3.3:

2.3.1	75% of any debt overdue by 4 months or more (excluding any debts already provided for as a result of a specific provision);

2.3.2	33% of any debt 3 months to 4 months overdue;

2.3.3	20% of any debt 2 months to 3 months overdue.

A Credit Note reserve is also recognised which is consistent with the value of credit notes raised in the prior year as a percentage of sales.

2.4	Prepayments

Prepayments are recognised where amounts have been paid up-front to a supplier of goods or services but the service has not yet been consumed by the Company. Amounts are recognised so as to recognise the expense in profit and loss account over the period of consumption of the service.

Any deposits paid to suppliers in advance of the invoice for goods being received are recognised within other debtors.

2.5	Trade payables

Trade payables are recognised on the basis of valid invoices received from third party suppliers of goods or services.

Goods in transit (as described in the accounting policy for stock) are recognised within trade creditors, net of any payments already made towards those goods.

2.6	Accruals

Accruals are recognised where goods or services have been consumed by the business but an invoice has not yet been received.

SCHEDULE 10

Earn Out Consideration

Part 1 – Definitions

1.	In this schedule 10, in addition to the words and expressions defined in clause 1.1, the following definitions shall apply:

Cost of Sales

the stock value at the start of the first day of the Relevant Period, plus the Landed Cost of Products Purchased during the Relevant Period, less Margin Adjustments less Tooling Costs less the value of stock at the end of the last day of the Relevant Period;

Earn Out Payment Date

the date determined pursuant to paragraph 13 of this schedule 10;

Earn Out Period

the period commencing on 15 January 2014 and ending on 31 December 2016 (both dates inclusive);

Gross Profit

in respect of each Relevant Period the aggregate amount of Sales made by the Company in the Relevant Period less Cost of Sales;

Landed Cost of Products Purchased

all costs incurred in the Relevant Period bringing stock to the Company’s premises comprising the purchase invoice value charged by the supplier, any duty paid on importation of such stock, the freight cost of transporting such stock to the Company, bank charges and transaction fees associated with paying suppliers for the stock, the cost of marine cargo insurance, specific packaging costs and any specific product testing or quality control fees in relation to a specific item of stock but excluding those product testing and quality control fees general in scope and application and which are of the type that have been customarily charged to overheads and therefore not taken into account in the Company’s determination of gross profit;

Margin Adjustments

include all customer volume sales rebates, marketing allowances and similar customer related discounts and settlement discounts on payments received liability in respect of which is incurred in the Relevant Period;

Relevant Period

each of (a) 15 January 2014 to 31 December 2014 (both dates inclusive), (b) 1 January 2015 to 31 December 2015 (both dates inclusive) and (c) 1 January 2016 to 31 December 2016 (both dates inclusive);

Sales

shall have the meaning as given in schedule 9 Appendix C Company Accounting Policies;

Stock

shall have the meaning as given in schedule 9 Appendix C Company Accounting Policies;

Tooling Costs

costs incurred by the Company in the Relevant Period in paying for suppliers tooling, moulding and other setup charges.

For the avoidance of doubt all movements on the stock provisions are excluded from Gross Profit for the Earn Out Consideration.

Part 2 – Calculation and payment

2.	Subject to paragraph 3 below, the Earn Out Consideration shall be calculated as follows:

365 x 2.2 {(Gross Profit for the 1,082 days ended 31 December 2016 divided by 1,082) - (Gross Profit for the 365 days ended 31 December 2013 divided by 365)}

3.	The Earn Out Consideration (if any and prior to any reduction(s) under clauses 3.7 and/or 3.8 of this agreement and/or pursuant to paragraph 6.2 of schedule 11) is capped at £5,500,000 (five million five hundred thousand pounds).

Example:

NB – the numbers used in this example are for illustrative purposes only and are not intended to be an indication of anticipated performance.

Gross profit for the 365 days ending 31st December 2013 is determined as £18,000,000

Gross profit for the month of January 2014 is determined as £1,500,000

Gross Profit for y/e December 2014 is determined as £19,000,000

Gross Profit for y/e December 2015 is determined as £20,000,000

Gross Profit for y/e December 2016 is determined as £21,000,000

Then the gross profit for the 1082 days ending 31 December 2016 is (£19,000,000 + £20,000,000 + £21,000,000 – (14*£1,500,000 / 31)) = £59,322,581

Then

£59,322,581 / 1082 = £54,827 and

£18,000,000 / 365 = £49,315

Therefore the payment due to the Sellers in this example would be equal to

2.2 x 365 x (54,827 – 49,315) = £4,425,908

For the avoidance of doubt, the maximum amount payable to the Sellers is £5,500,000.

4.	For the purposes of calculating the Earn Out Consideration only, the Buyer shall procure that accounts (Earn Out Accounts) of the Company for each Relevant Period and in respect of the 12 months ending 31 December 2013 shall be prepared and delivered to the Sellers within 15 Business Days of the earlier to occur of (a) the date it receives the audited accounts of the Company for the Relevant Period in question (or, in the case of preparing the Earn Out Accounts for the 12 months ending 31 December 2013, the audited accounts of the Company for the period 28 May 2013 to 31 December 2013 (both dates inclusive) (or, in the case of preparing the Earn Out Accounts for the 351 days up to 31 December 2014, the audited accounts of the Company for the period 1 January 2014 to 31 December 2014 (both dates inclusive))) and (b) 31 March in the next following Relevant Period (whichever is the first to occur being hereinafter the Due Date):

4.1	in accordance with the specific accounting policies and procedures set out in appendix B to this schedule 10;

4.2	taking into account any other adjustments as may be agreed in writing between the Buyer and the Sellers;

4.3	subject to that, in accordance with the same accounting policies and procedures applied for the purposes of the Accounts;

4.4	subject to that, in accordance with the applicable accounting principles in force as at 31 December 2013; and

4.5	in the form of the pro-forma Earn Out Accounts being attached in appendix A to this schedule 10;

such policies and procedures to be applied on a consistent basis in respect of each Relevant Period (and the 12 months ending 31 December 2013).

5.	Within 15 Business Days of the Due Date the Buyer shall deliver to the Sellers:

5.1	the relevant Earn Out Accounts;

5.2	a notification (Buyer’s Notification) issued by either the Buyer or (at the Buyer’s discretion) the Buyer’s Accountants stating:

5.2.1	the Gross Profit in respect of the Relevant Period; and

5.2.2	(in the case of the notification accompanying delivery of the Earn Out Accounts for the Relevant Period ending 31 December 2016) the amount of the Earn Out Consideration (if any) payable (and subject to any deduction(s) made in accordance with clauses 3.7 and/or 3.8 of this agreement and/or pursuant to paragraph 6.2 of schedule 11).

6.	Within 20 Business Days of the date of service of the Buyer’s Notification on the Sellers, the Sellers shall either give notice to the Buyer that they accept the Buyer’s Notification or give written notice (an “Objection Notice”) to the Buyer stating that they do not agree with the Buyer’s Notification and setting out any adjustments which they consider are required to the Buyer’s Notification so that it complies with this schedule 10. The Sellers shall be given access to the Buyer’s working papers for the purposes of verifying that the Buyer’s Notification complies with this schedule and preparing an Objection Notice. Any adjustments proposed in an Objection Notice shall be quantified and documented to the extent reasonably practicable.

7.	If the Sellers do not serve an Objection Notice within the period set out in paragraph 6 above, or to the extent that the Sellers do not propose adjustments to the Buyer’s Notification in the Objection Notice, the Sellers shall be deemed to have accepted the Buyer’s Notification which shall become final and binding on the parties on the expiry of that period.

8.	Following service of an Objection Notice, the parties shall use their reasonable endeavours to agree the matters in dispute as soon as possible. If the Buyer and the Sellers are unable to agree on the adjustments proposed in the Objection Notice within 20 Business Days of the date of service of the Objection Notice, the matters in dispute shall be referred, at the request of either party, to an independent chartered accountant (the “Accountant”) for final determination.

9.	The Buyer and the Sellers shall agree the identity of the Accountant and the terms of his engagement in writing. If the Buyer and the Sellers fail to agree on the identity of the Accountant or the terms of his engagement within 10 Business Days of either party serving details of a suggested Accountant on the other, the Accountant shall be nominated by and engaged on such terms as may be specified by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application at any time of either party.

10.	The Accountant shall be instructed to:

10.1	prepare a written decision and give notice of that decision to the parties within a maximum of 3 months of the matter being referred to him;

10.2	certify the amount of the Gross Profit for the Relevant Period; and

10.3	(if relevant) certify the amount (if any) of the Earn Out Consideration.

11.	The Buyer and the Sellers shall supply the Accountant with any information which he may reasonably request in connection with his determination. The Buyer and the Sellers shall be entitled to make written submissions to the Accountant provided that a copy of any such written submissions is also simultaneously delivered to the other party. The Accountant shall give due weight to any such written submission which is received by the Accountant within such time limit as he may determine and have notified to the parties.

12.	The decision of the Accountant (who shall be deemed to act as an expert and not as an arbitrator) shall be final and binding on the parties, save in the event of fraud or manifest error. The costs of the Accountant in connection with his determination shall be borne as he directs (taking into account the conduct of the parties and the merits of their respective arguments in relation to the reference made to him) or, in the absence of any such direction, by the Buyer and the Sellers in equal shares.

13.	Subject to clauses 3.7 and 3.8 of this agreement, paragraphs 6.1 and 8 of schedule 11 and paragraph 15 of this schedule 10 below, the Buyer shall pay the Earn Out Consideration (if any) due to the Sellers in cash in the manner specified in clause 3.2 within 10 Business Days of the later of the date on which:

13.1	the Sellers accept, or are deemed to have accepted, the Buyer’s Notification in respect of the Relevant Period ending 31 December 2016 (the Buyer’s Notification (as adjusted or otherwise) having been agreed in respect of all previous Relevant Periods or the matters in dispute having been subsequently agreed or determined by the Accountant) in accordance with paragraphs 6 and 7; or

13.2	the parties agree in writing that they have resolved all disagreements in relation to the Buyer’s Notification in respect of the Relevant Period ending 31 December 2016 (the Buyer’s Notification (as adjusted or otherwise) having been agreed in respect of all previous Relevant Periods or the matters in dispute having been subsequently agreed or determined by the Accountant); or

13.3	the parties receive notice from the Accountant of his decision in relation to the Buyer’s Notification in respect of the Relevant Period ending 31 December 2016 (the Buyer’s Notification (as adjusted or otherwise) having been agreed in respect of all previous Relevant Periods or the matters in dispute having been subsequently agreed or determined by the Accountant).

Part 3 – Conduct of business during the Earn Out Period

14.	The Buyer undertakes to the Sellers that at all times during the Earn Out Period:

14.1	it shall not take any action, or cause or knowingly permit anything to be done which is deliberately intended to reduce the Gross Profit with the purpose of avoiding or reducing the amount of any Earn Out Consideration;

14.2	it shall not cause or permit the passing of any resolution for the wind-up of the Company (or the cessation of the Company’s business) unless the Company is unable to pay its debts as they fall due and a licensed insolvency practitioner has advised in writing that the Company should be wound up;

14.3	it shall not without the consent of the Sellers divert away from the Company to another member of the Buyer’s Group (a) any of the existing business of the Company (as carried on at the date of this agreement) nor (b) any business opportunities generated by the Company from its own resources operating as an independent business (as opposed to business opportunities generated by reason of being part of the Buyer’s Group);

14.4	it shall ensure that all intra-group transactions between the Company and another member of the Buyer’s Group (excluding the Subsidiaries) are undertaken on an arms length basis and upon reasonable commercial terms consistent with intra-group transactions in other divisions of the Buyer’s Group;

Provided That nothing in this paragraph 14 shall prevent the Buyer taking, causing or permitting anything to be done which is in the best interests of the Buyer’s Group as a whole (given the Buyer’s responsibility to its shareholders).

15.	Disposal

15.1	If at any time during the Earn Out Period:

15.1.1	a controlling interest in the share capital of the Company is transferred or sold to a person outside the Buyer’s Group; or

15.1.2	all or a substantial part of the business of the Company is transferred or sold (other than on the advice of a licensed insolvency practitioner) to a person outside the Buyer’s Group;

then the Buyer on the one hand and the Sellers on the other shall agree in good faith a fair and reasonable calculation of the Earn Out Consideration based on Gross Profit actually achieved from the commencement of the Earn Out Period up to the date of such transfer or sale and projected Gross Profit for the remainder of the Earn Out Period (on the assumption such transfer or sale had not taken place but otherwise based on the then known facts, matters and circumstances (including external factors) affecting the business of the Company).

15.2	If the Buyer and the Sellers are unable to agree upon the Earn Out Consideration pursuant to paragraph 15.1 within 40 Business Days of the date of the transfer or sale, the matters in dispute pursuant to paragraph 15.1 shall be referred, at the request of either party, to an independent chartered accountant (the Accountant) for final determination.

15.3	The Buyer and the Sellers shall agree upon the identity of the Accountant and the terms of his engagement in writing. If the Buyer and the Sellers fail to agree on the identity of the Accountant or the terms of his engagement within 10 Business Days of either party serving details of a suggested Accountant on the other, the Accountant shall be nominated by and engaged on such terms as may be specified by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application at any time of either party.

15.4	The Accountant shall be instructed to:

15.4.1	prepare a written decision and give notice of that decision to the parties within a maximum of 3 months of the matter being referred to him; and

15.4.2	certify the amount of the Earn Out Consideration pursuant to paragraph 15.1.

15.5	The Buyer and the Sellers shall supply the Accountant with any information which he may reasonably request in connection with his determination. The Buyer and the Sellers shall be entitled to make written submissions to the Accountant provided that a copy of any such written submissions is also simultaneously delivered to the other party. The Accountant shall give due weight to any such written submission which is received by the Accountant within such time limit as he may determine and have notified to the parties.

15.6	The decision of the Accountant (who shall be deemed to act as an expert and not as an arbitrator) shall be final and binding on the parties, save in the event of fraud or manifest error. The costs of the Accountant in connection with his determination shall be as he directs (taking into account the conduct of the parties and the merits of their respective arguments in relation to the reference made to him) or, in the absence of any such direction, by the Buyer and the Sellers in equal shares.

15.7	If the parties agree the Earn Out Consideration pursuant to this paragraph 15 (or the Earn Out Consideration is determined by the Accountant pursuant to this paragraph 15), the Earn Out Consideration shall (subject to clauses 3.7 and 3.8 of this agreement and paragraphs 6.2 and 8 of schedule 11) be paid by the Buyer to the Sellers within 10 Business Days of the same being agreed or determined (which payment shall, for the avoidance of any doubt, be in full and final satisfaction of the Sellers earn out entitlement, whether pursuant to clause 3.1.3, schedule 10 of this agreement or otherwise).

APPENDIX A TO SCHEDULE 10

Pro-forma format of Gross Profit calculation

Sales		X

Cost of Sales

Opening Stock	x
Plus:
Landed cost of purchases	x
Tooling Costs	x
Margin Adjustments	x
Less:
Closing Stock	y

Y

Gross Profit		X - Y

APPENDIX B TO SCHEDULE 10

Specific accounting policies for determining Gross Profit

1.	Adjusted so as to exclude the effect of any and all intra group costs and charges incurred and/or levied on the Company arising out of or in connection with the way in which the Buyer and its subsidiaries organise and effect the procurement and purchase of goods for resale.

2.	Excluding all movements on the stock provisions.

SCHEDULE 11

Defined Benefit Pension Scheme

1.	On Completion the Buyer will pursuant to clause 4.2.3 procure that the Company pays the Pension Payment to the Defined Benefit Pension Scheme as an employer contribution.

2.	The Buyer and the Sellers shall in good faith co-operate with each other, the Company, the professional trustee of the Defined Benefit Pension Scheme and with any professional advisers engaged by the Buyer and/or the Company and/or the Trustees to develop and execute a plan to wind-up the Defined Benefit Pension Scheme (at no cost to the Buyer) as soon as is reasonably achievable after Completion, it being agreed and acknowledged that:

2.1	this will involve securing in full all benefits payable or contingently payable under the Defined Benefit Pension Scheme with an insurance company (or in such other manner agreed by the Buyer and the Trustees which is permitted by the Rules and overriding legislation);

2.2	the Defined Benefit Pension Scheme actuary has advised that the wind-up is likely to take 18 months to complete;

2.3	the parties will (so far as is in their respective control) use all reasonable endeavours to minimise the Additional Pension Liability;

2.4	existing monthly contributions of £25,000 per month should continue to be paid by the Company to the Defined Benefit Pension Scheme until such time as a wind-up of the Defined Benefit Pension Scheme is triggered, such contributions cease to be payable under the schedule of contributions applicable to the Defined Benefit Pension Scheme or it is agreed with the Trustees to increase, reduce (or cease entirely) such contributions (and in particular such contributions shall cease if the Trustees confirm in writing to the Company that on receipt they will treat the Pension Payment as advance payment of all sums due under the current schedule of contributions);

2.5	the Buyer shall consent and, so far as is in the Buyer’s control, procure that the Company shall consent and the Sellers shall consent and use all reasonable endeavours to procure that the Trustees consent to the wind-up of the Defined Benefit Pension Scheme so far as any such consent shall be required; and

2.6	the Buyer confirms that it has no current intention to remove any of the Trustees or appoint any new Trustees and provided that the termination and winding up of the Defined Benefit Pension Scheme proceeds with reasonable expedition and without undue delay it shall not do so without the consent of the majority of the Trustees unless it has reasonable grounds for doing so and subject to compliance with overriding legislation.

3.	If on its winding up the Defined Benefit Pension Scheme has a Surplus the Buyer and the Sellers shall use their reasonable endeavours to procure that the Surplus is paid (net of any applicable tax) to the Company.

4.	If the Additional Pension Liability (after deducting any Pension Tax Benefit in respect of it) is less than the aggregate of any Surplus Payments, the Buyer shall (subject to clauses 3.7 and 3.8 of this agreement) pay to the Sellers in cash an amount equal to the amount by which the Additional Pension Liability (after deducting any Pension Tax Benefit in respect of it) is less than the aggregate of any Surplus Payments, such amount to be apportioned between the Sellers in the Relevant Proportions. Any such payment shall be treated as an increase in the Consideration.

5.	Subject to clauses 3.7 and 3.8 of this agreement, the Buyer shall pay the amount (if any) due to the Sellers under paragraph 4 above in the manner specified in clause 3.2 of this agreement within 3 months of the Wind-up Date.

6.

If the Additional Pension Liability (after deducting any Pension Tax Benefit in respect of it) LESS the amount of such Additional Pension Liability that has been met by the Sellers in the determination of the Service Agreement Additional Payment (the Adjusted Additional Pension Liability) is greater than the aggregate of any Surplus Payments, the Sellers shall repay to the Buyer in cash an amount equal to the amount by which the Adjusted Additional Pension Liability is greater than the aggregate of any Surplus Payments (the Net Repayment), such amount to be repaid by the Sellers to the Buyer as follows:

6.1	the Buyer may deduct any or all of the Net Repayment from and set-off the same against the Earn Out Consideration; and/or

6.2	(if and to the extent the amount of the Net Repayment satisfied by the Sellers under paragraph 6.1 above is not sufficient to fully satisfy the Net Repayment) the Sellers shall indemnify the Buyer in full immediately on demand in respect of such shortfall.

7.	Any Net Repayment shall be treated as a reduction in the Consideration and apportioned between the Sellers in the Relevant Proportions.

8.	If the Wind-up Date has not occurred by the Earn Out Payment Date the Buyer shall be entitled to withhold the Earn Out Consideration until such time as the Additional Pension Liability has been calculated as at the Wind-up Date.

9.	Nothing in this schedule 11 shall prejudice, limit or otherwise affect any right or remedy which the Buyer may have from time to time against the Sellers either under this agreement or any of the documents executed pursuant to this agreement or as provided by law.

10.	In this schedule 11 the following definitions apply:

Pension Tax Benefit

the amount by which the Company’s liability to pay corporation tax is reduced as a result of the Additional Pension Liability;

Rules

the rules adopted by a resolution of the Trustees dated 2 September 1996 (as amended from time to time) which currently govern the Defined Benefit Pension Scheme;

Surplus

funds held by the Defined Benefit Pension Scheme to which the paragraph headed “THIRD” in Rule 4.20(e) of the Rules applies;

Surplus Payment

the net amount (after tax) of any payment made to the Company under paragraph 3 above;

Trustees

the trustees of the Defined Benefit Pension Scheme; and

Wind-up Date

the date upon which the Trustees shall have confirmed in writing to the Company that they are satisfied that all benefits payable or contingently payable under the Defined Benefit Pension Scheme have been secured with no assets or liabilities remaining thereunder and providing the Company with copies of (1) the notification of wind-up delivered by them to the Pensions Regulator and (2) the Event Report submitted by them to HMRC confirming that the Defined Benefit Pension Scheme is wound-up and all other liabilities of the Defined Benefit Pension Scheme discharged in full.

Worked Examples

Worked examples for paragraphs 4 and 6 above (which assume all of the Additional Pension Liability attracts tax relief at 23% and that 35% tax is deducted from any Surplus Payment):

Example 1: Additional Pension Liability £100k, Surplus £200k

Tax Benefit on APL is £23k

Surplus Payment is £130k (£200k less 35% tax)

Paragraph 4 payment to Sellers is £130k - £(100-23)k = £53k

Example 2: Additional Pension Liability £500k, No Surplus

Tax Benefit on APL is £115k

Paragraph 5 repayment to Buyer is £385k

Example 3: Additional Pension Liability £500k, £100k Surplus

Tax Benefit on APL is £115k

Net Surplus Payment is £65k (£100k less 35% tax)

Paragraph 5 repayment to Buyer is £(500-115)k - £65k = £320k

SCHEDULE 12

Consideration Shares

1.	LOCKUP AGREEMENT Each Seller receiving Consideration Shares under this agreement undertakes, in respect of the Consideration Shares to be issued to him under this agreement, that he shall not, without the prior written consent of the Buyer:

1.1	for the period of 3 years commencing on the Completion Date (the Lockup Period), create any Encumbrance over any of the Consideration Shares;

1.2	for the Lockup Period, dispose of any interest in any Consideration Shares except through such firm of stockbrokers as may be notified by the Buyer to the Sellers from time to time (which notification the Buyer agrees to provide forthwith upon request and subject to the charges of such stockbrokers not being materially greater than the charges of similar firms of stockbrokers in respect of similar services and subject to the prompt provision of the notification referred to in the foregoing provisions);

1.3	for the period commencing on the Completion Date and ending on the first anniversary of the Completion Date, dispose of any interest in any of the Consideration Shares;

1.4	for the period commencing on the day immediately following the first anniversary of the Completion Date and ending on the second anniversary of the Completion Date, dispose of any interest in more than one third (in aggregate) of the Consideration Shares issued to him under this agreement;

1.5	for the period commencing on the day immediately following the first anniversary of the Completion Date and ending on the third anniversary of the Completion Date, dispose of any interest in more than two thirds (in aggregate) of the Consideration Shares issued to him under this agreement.

1.6	References in paragraph 1 to “Consideration Shares” shall include any shares held by the Sellers arising out of the consolidation, conversion or subdivision of Consideration Shares and any shares acquired by reference to the Consideration Shares whether by way of bonus or rights issue, pre-emption right or in exchange or substitution for any Consideration Shares.

1.7	Notwithstanding the foregoing provisions of this schedule, during the Lockup Period, each such Seller shall be permitted to dispose of any interest in any of the Consideration Shares as follows:

1.7.1	pursuant to (a) a tender offer or exchange offer commenced by the Buyer or (b) a bona fide third party tender offer or exchange offer which is not induced directly or indirectly by such Seller and which is approved by the board of directors of the Buyer or in which such Seller would be disadvantaged, in any material respect, if such Seller failed to tender;

1.7.2	where (whether inter vivos or by testamentary disposition or on intestacy) the disposal is made to a member(s) of the Seller’s family domiciled in the UK or to trustees of any UK based trust, the principal beneficiaries of which are exclusively the Seller and/or members of his family domiciled in the UK or to a UK based corporate or partnership entity which has been established solely to make and manage investments exclusively for the Seller and/or members of his family domiciled in the UK or by way of such Seller executing a declaration of trust in respect of some or all of such Consideration Shares, the beneficiaries of which are exclusively members of his family domiciled in the UK (such declaration of trust to be subject to the prior approval of the Buyer, such approval not to be unreasonably withheld or delayed).

1.8	In the case of a disposal pursuant to paragraph 1.7.2 above, it shall be a condition to such disposal that the transferee or in the case of the declaration of trust the trustees and the beneficiaries (other than those beneficiaries under the age of 18) execute an agreement in the form of this part 1 to this schedule stating that such transferee (or trustees and beneficiaries, as the case may be) is receiving and holding the transferred Consideration Shares (or the relevant interest in such Consideration Shares, as the case may be) subject to the provisions of this agreement.

1.9	During the Lockup Period, each such Seller shall retain all rights of ownership in the Consideration Shares, including voting rights and the right to receive any dividends that may be declared in respect thereof and paid in cash.

2.	CERTAIN SELLERS’ SECURITIES REPRESENTATIONS

2.1	Investment Representations of certain Sellers.

Each Seller to whom the Buyer will issue Consideration Shares in accordance with clause 3 represents and warrants to the Buyer as follows:

2.1.1	Such Seller has had access to the Buyer’s (i) Annual Report on Form 10-K for the fiscal year ended December 31 2012 (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 2013, June 30 2013 and September 30 2013 (iii) Current Reports on Form 8-K dated March 6 2013, March 14 2013, March 15 2013, May 2 2013, June 18 2013, June 27 2013, June 28 2013, August 6 2013, August 8 2013, November 6 2013 and November 7 2013 ((i), (ii) and (iii) together being the “Buyer Materials”). Such Seller has based his or her decision to invest on the information contained in the Buyer Materials (including the financial information contained therein), and has not otherwise relied upon any other offering literature or prospectus. Such Seller acknowledges that such Seller has read, understood and is familiar with the risk factors made part of the Buyer Materials, is familiar with the nature of risks attending investments of this type, and has determined that a purchase of the Consideration Shares is consistent with such Seller’s investment objectives.

2.1.2	Such Seller acknowledges that such Seller has been given the opportunity to ask questions of, and receive answers from, representatives of the Buyer regarding the business and current plans of the Buyer and the issuance of the Consideration Shares and has been given the opportunity to inspect such documents and obtain all additional information that such Seller has requested so as more fully to understand the nature of the investment and to verify the accuracy of the information supplied to such Seller. Such Seller acknowledges that no representation or warranty has been made to such Seller, or to such Seller’s advisors or representatives, by the Buyer or others with respect to the business of the Buyer and its financial condition.

2.1.3	Such Seller is an individual and is at least 21 years of age. Such Seller maintains his or her domicile at the address set forth in column 1 of schedule 1 to this agreement.

2.1.4	Such Seller can bear the economic risks of this investment and can afford the loss of such Seller’s entire investment in the Consideration Shares. Such Seller has adequate means of providing for such Seller’s current needs and possible personal contingencies, and has no present or anticipated need for liquidity of this investment in the Buyer. The investment of such Seller in the Buyer is reasonable in relation to such Seller’s net worth and financial needs.

2.1.5	Such Seller understands that the value of the Consideration Shares has been determined based on the average of the closing prices of Lifetime’s Common Stock on the last five trading days preceding the Completion Date as reported by The NASDAQ Stock Market LLC and that no guarantee or other assurance has been given about an increase in value, if any, of the Consideration Shares and that such Seller could lose the total value of such Seller’s investment. Such Seller also understands that the Consideration Shares will be restricted as to marketability, with one-third of the Consideration Shares becoming marketable on each of the first, second and third anniversary dates of the Completion Date as set forth in paragraph 1 of this schedule 12 above.

2.1.6	Such Seller has the requisite knowledge and experience in business and financial matters to be capable of evaluating the merits and risks of an investment in the Buyer and has determined that such an investment is a suitable investment or such Seller has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Buyer and to evaluate the merits and risks of such an investment on such Seller’s behalf, and such Seller represents that such Seller understands the nature of this investment which could result in the loss of the total amount of such investment

2.1.7	Such Seller acknowledges that the Buyer has not provided any tax advice or information. Such Seller acknowledges that such Seller must retain such Seller’s own professional advisors to evaluate the tax and other consequences of an investment in the Consideration Shares.

2.1.8	Such Seller understands that the offer and sale of the Consideration Shares have not been passed upon, nor have the merits of this investment been endorsed or approved by, any state or federal authority. Such Seller acknowledges that this offering of Consideration Shares has not been reviewed by the United States Securities and Exchange Commission (“SEC”) because of the Buyer’s representations that this is intended to be a non-public offering pursuant to Section 3(b) or Section 4(a)(2) of the United States Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 under Regulation D promulgated thereunder and/or Rule 903 under Regulation S promulgated thereunder.

2.1.9	Such Seller represents that such Seller is investing in the Consideration Shares for such Seller’s own account and not with a view toward the resale, transfer or distribution of all or any part thereof. Such Seller understands that such Seller must bear the economic risk of an investment in the Consideration Shares for an indefinite period. Such Seller has been advised and is aware that the Consideration Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and such Seller agrees not to sell or otherwise dispose of all or any part of the Consideration Shares acquired by such Seller unless the Consideration Shares, or part thereof, as the case may be, is subsequently registered under the Securities Act and such state securities laws as are applicable or unless there are available exemptions from such registrations that are supported by an opinion of counsel for such Seller, which counsel and opinion is satisfactory to the Buyer.

2.1.10	Such Seller understands the meaning and legal consequences of the foregoing representations and warranties. Such Seller certifies that each of the representations and warranties set forth in this part 2 of this schedule is true and correct as of the date hereof and shall survive such date.

2.1.11	Such Seller hereby agrees that the Consideration Shares issued to such Seller pursuant to this agreement, and any certificates and other instruments representing such Consideration Shares, may bear the following legends in addition to any other legends as may be agreed to by such Seller or as may be required by law:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, IS AVAILABLE.

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS AS TO MARKETABILITY PURSUANT TO SCHEDULE 12 OF THAT CERTAIN SHARE PURCHASE AGREEMENT DATED 14 JANUARY 2014 AMONG ANDREW PLANT, RICHARD PLANT, PETER BUSHELL AND

SALLY WRIGHT AND THE COMPANY. A COPY OF THE SHARE PURCHASE AGREEMENT IS AVAILABLE FROM THE COMPANY UPON REQUEST.

If such Seller is not a “U.S. Person” (a “U.S. Person” is defined in Rule 902(k) of Regulation S as any natural person resident in the United States), then the Consideration Shares shall also contain the following legend:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF ANY U.S. PERSON, UNLESS AND UNTIL REGISTERED UNDER THE ACT OR THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, THAT SUCH OFFER, SALE, TRANSFER, ENCUMBRANCE OR DISPOSITION IS IN COMPLIANCE WITH THE ACT. ACCORDINGLY, THE SHARES ARE BEING OFFERED AND SOLD ONLY OUTSIDE OF THE UNITED STATES IN COMPLIANCE WITH REGULATION S PROMULGATED UNDER THE ACT.

2.1.12	The legends set forth above shall be removed by the Buyer from any certificate evidencing the Consideration Shares upon delivery to the Buyer of an opinion by the Sellers’ counsel in form and substance reasonably satisfactory to the Buyer’s counsel that such Consideration Shares can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Buyer issued the Consideration Shares.

2.1.13	Such Seller acknowledges that such Seller’s investment in the Consideration Shares was not effected by any means of general advertising or general solicitation of an investment in the Buyer and that such investment is considered a private transaction.

2.2	Accredited Investor and Suitability Information.

Such Seller represents and warrants that such Seller has completed the Investor Questionnaire contained in appendix A to this schedule 12 attached hereto, that the information contained therein is complete and accurate as of the date hereof and that all of such Seller’s responses to the information requested therein are incorporated into this agreement as representations and warranties as if fully set forth herein. Such Seller agrees to furnish any additional information requested to assure compliance with applicable United States federal and state securities laws in connection with the issuance of the Consideration Shares.

3.	THE BUYER’S SECURITIES WARRANTIES

3.1	When issued and delivered in accordance with this agreement, the Consideration Shares shall: (i) be duly and validly authorized, issued and outstanding; (ii) be fully paid and non-assessable; (iii) be free and clear of any liens, including, claims or rights under any voting trust agreements, shareholder agreements or other agreements except for the restrictions provided in this agreement; (iv) be listed on The NASDAQ Stock Market LLC; (v) not have been issued in violation of the pre-emptive or other similar rights of any person; and, assuming the accuracy of the certain Sellers’ representations in this schedule, will (vi) be issued and delivered in compliance with all applicable United States federal and state securities laws.

3.2	Subject to the provisions of part 1 of this schedule, the Consideration Shares shall be transferable by such Sellers, pursuant to Rule 144.

3.3	The Buyer is subject to the reporting requirements of the Exchange Act and has filed with the SEC all reports, schedules, registration statements and definitive proxy statements that the Buyer was required to file with the SEC on or after December 31 2012 up to the date immediately preceding the date of this agreement, (collectively, the SEC Documents). Each SEC Document, as of the date of the filing thereof with the SEC (or if amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing), complied in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and the rules and regulations promulgated thereunder and, as of the date of such filing (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing), such SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents required to be filed as exhibits to the SEC Documents have been filed as required. Except as set forth in the SEC Documents, the Buyer has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business which, under the generally accepted accounting principles in the United States (U.S. GAAP), are not required to be reflected in the financial statements included in the SEC Documents or which, individually or in the aggregate, are not material to the business or financial condition of the Buyer. As of their respective dates, the financial statements of the Buyer included in the SEC Documents have been prepared in accordance with U.S. GAAP (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Buyer as of the date thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

3.4	The Buyer files supplementary and periodic information, documents and reports pursuant to Section 13 of the Exchange Act, Lifetime’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on The NASDAQ Stock Market LLC. The Buyer currently meets the continuing eligibility requirements for listing on The NASDAQ Stock Market LLC and has not received any notice from such market or the Financial Industry Regulatory Authority of the United States that it does not currently satisfy such requirements or that such continued listing is in any way threatened. The Buyer has taken no action designed to, or which would reasonably be expected to have the effect of terminating the registration of its Common Stock under the Exchange Act or delisting the Common Stock from The NASDAQ Stock Market LLC.

3.5	The Buyer’s financial condition is, in all material respects, as described in the SEC Documents, except for changes in the ordinary course of business. As of the date of this agreement, except for changes in the ordinary course of business, since September 30 2013, there has been no (i) material adverse change to the Buyer’s business, operations, properties, financial condition, or results of operations or (ii) change by the Buyer in its accounting principles, policies and methods except as required by changes in the U.S. GAAP or applicable law.

APPENDIX A TO SCHEDULE 12

Investor Questionnaire

(All Information Will Be Treated Confidentially)

This Investor Questionnaire (“Questionnaire”) must be completed by each Seller to whom the Buyer will issue Consideration Shares in accordance with clause 3 of the Share Purchase Agreement dated 14 January 2014 among Andrew Plant, Richard Plant, Peter Bushell and Sally Wright and Lifetime Brands, Inc. (the “Agreement”). Words or expressions defined in the Agreement have, unless the context otherwise requires, the same meanings in this Questionnaire.

The Consideration Shares are being offered without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), and the securities laws of certain states, in reliance on the exemptions contained in Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and/or Regulation S promulgated thereunder and/or in reliance on similar exemptions under applicable state laws. The Buyer must determine that each such Seller meets certain suitability requirements before issuing Consideration Shares to such Seller. The purpose of this Questionnaire is to assure the Buyer that each such Seller meets the applicable suitability requirements. The information supplied by each such Seller will be used in determining whether such Seller meets such criteria, and reliance upon the private offering, Regulation D and/or Regulation S exemptions from registration is based in part on the information supplied in this Questionnaire.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. Each such Seller’s answers will be kept strictly confidential except to the extent that they may be requested by the United States Securities and Exchange Commission or state securities regulators. By signing this Questionnaire, each such Seller will be authorizing the Buyer to provide a completed copy of this Questionnaire to such parties as the Buyer deems appropriate in order to ensure that the offer and sale of the Consideration Shares will not result in a violation of the Securities Act or the securities laws of any state and that each such Seller otherwise satisfies the suitability standards applicable to the recipients of the Consideration Shares. Each such Seller must answer all applicable questions and complete, date and sign this Questionnaire. Each such Seller’s responses should be printed or typed and additional sheets of paper should be attached if necessary to complete the answers to any item.

The undersigned (the “Undersigned”) represents and warrants to Lifetime Brands, Inc. (the Buyer) that the information regarding the Undersigned set forth below is true and correct:

1.	BACKGROUND INFORMATION:

Name:

Principal Residence Address:

(Number and Street)

(City) (State) (Zip Code)

Telephone:

If an individual:

Age: Citizenship:

2.	STATUS AS ACCREDITED INVESTOR

By initialising this line                      the Undersigned represents and warrants that the Undersigned is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, as at the time of the issuance of the Consideration Shares. The Undersigned falls within one or both of the following categories (please initial one or both, as applicable): *

2.1	Any natural person whose individual net worth or joint net worth with that person’s spouse, at the time of issuance, exceeds $1,000,000 (£ );

2.2	Any natural person who had an individual income in excess of $200,000 (£ ) in each of the two most recent years or joint income with that person’s spouse is in excess of $300,000 (£ ) in each of those years and has a reasonable expectation of reaching the same income in the current year.

The Undersigned acknowledges that the Buyer has the right to require evidence of the Undersigned’s status as an accredited investor.

*	As used in this Questionnaire, the term “net worth” means the excess of total assets over total liabilities. In computing net worth for such purpose, the principal residence of the investor must be valued at cost, including cost of improvements, or at recently appraised value by an institutional lender making a secured loan, net of encumbrances. In determining income, the investor should add to the investor’s adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, contributions to a retirement plan, alimony payments and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

3.	STATUS AS NOT A “U.S. PERSON”

Notwithstanding anything contained in Section 2 above, by initializing this line                      the Undersigned:

3.1	represents and warrants that the Undersigned is not a “U.S. Person” (a “U.S. Person is defined in Rule 902(k) of Regulation S as any natural person resident in the United States) and is not acquiring the Consideration Shares for the account or benefit of any U.S. Person.

3.2	acknowledges the Undersigned’s understanding that the offering and sale of the Consideration Shares is also intended to be exempt under the Securities Act by virtue of Regulation S;

3.3	acknowledges that the acquisition of the Consideration Shares by the Undersigned is not taking place within the “United States,” as defined in Rule 902(l) of Regulation S, but rather in an “offshore transaction,” as defined in Rule 902 (h) of Regulation S;

3.4	understands and acknowledges that the Consideration Shares are not registered under the Securities Act and as the Undersigned agrees to resell the Consideration Shares only in accordance with the provisions of Regulation S (subject to the other provisions of the Agreement), pursuant to registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act;

3.5	acknowledges that the Consideration Shares have not been registered under the laws of any other country or jurisdiction, and that the Buyer takes no responsibility for complying with such laws;

3.6	understands that the Buyer will not register any transfer of the Consideration Shares not made in accordance with Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption under the Securities Act.

IN WITNESS WHEREOF, the Undersigned has executed this Questionnaire this              day of January 2014, and declares under oath that it is truthful and correct.

Print Name of the Undersigned:

Signature:

SCHEDULE 13

Code of Conduct and Code of Ethics

LIFETIME BRANDS, INC. CODE OF CONDUCT

The reputation and integrity of Lifetime Brands, Inc. and its subsidiaries (the “Company”) are valuable assets that are vital to the Company’s success. Each employee of the Company, including each of the Company’s officers, is responsible for conducting the Company’s business in a way that demonstrates a commitment to the highest standards of integrity. No Code of Conduct can replace the thoughtful behavior of an ethical employee. The purpose of this Code of Conduct is to focus employees on areas of ethical risk, provide guidance to help employees to recognize and deal with ethical issues, provide mechanisms for employees to report unethical conduct or conduct that is illegal will constitute a violation of this Code of Conduct, regardless of whether such conduct is specifically referenced herein.

The Company’s Board of Directors is ultimately responsible for the implementation of the Code of Conduct. The Board has designated Jeffrey Siegel, the Company’s Chief Executive Officer, and Laurence Winoker, the Company’s Chief Financial Officer, or their respective successors in these capacities, to be the compliance officers (the “Compliance Officers”) for the implementation and administration of this Code of Conduct.

The Board has also appointed an officer responsible for the implementation and administration of this Code of Conduct in the United Kingdom. The UK Compliance Officer is Peter Murphy.

Questions regarding the application or interpretation of the Code of Conduct are inevitable. Employees should feel free to direct questions to either Compliance Officer or, in the UK, the UK Compliance Officer. In addition, employees, workers, consultants or officers who observe, learn of, or, in good faith, suspect a violation of the Code of Conduct, must immediately report the violation to one of the Compliance Officers (or the UK Compliance Officer in the case of a suspected violation within the UK), another member of the Company’s senior management, or to the Audit Committee of the Board of Directors.

No-one who reports violations or suspected violations in good faith will be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible. Unless otherwise provided in applicable laws, a violation of the Code of Conduct may result in disciplinary action, up to and including summary termination of employment, depending on the circumstance.

Request for a waiver of a provision of the Code of Conduct must be submitted in writing to one of the Compliance Officers (or the UK Compliance Officer in the case of a suspected violation within the UK) for appropriate review, and an officer, director or appropriate Board committee will decide the outcome. For conduct involving an officer or Board member, only the Board of Directors or the Audit Committee of the Board, have the authority to waive a provision of the Code of Conduct. The Audit Committee must review and approve any “related party” transaction as defined in Item 404(a) of Regulation S-K before it is consummated. In the event of an approved waiver involving the conduct of an officer or Board member, appropriate disclosure must be made to the Company’s stockholders as and to the extent required by listing standards or any other regulation or applicable laws. Statements in the Code of Conduct to the effect that certain actions may be taken only with “Company approval” will be interpreted to mean that appropriate officers or the Board of Directors must give prior written approval before the proposed action may be undertaken.

This Code of Conduct should be read in conjunction with the Company’s other policy statements.

Employees will receive periodic training on the contents and importance of the Code of Conduct and related policies within the jurisdictions in which they are based and for which they are responsible and the manner in which violations must be reported and waivers must be requested. As set out below, certain employees of the Company will be asked to certify on an annual basis that he/she is in full compliance with the Code of Conduct and related policy statements.

I.	Violations of Law

A variety of laws apply to the Company and its operations, and some carry criminal penalties. These laws include banking regulations, securities laws, and state and other laws relating to duties owed by corporate directors and officers. Examples of criminal violations of the law include: stealing, embezzling, misapplying corporate or bank funds, using threats, physical force or other unauthorized means to collect money; making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose; or making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of the Company’s activities. The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violation.

II.	Anti-bribery Policy

The Company does not wish to obtain business advantages by offering or receiving improper payments or anything of value, even in countries where such practices may be accepted. The United States Foreign Corrupt Practices Act (FCPA), the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UK Bribery Act and the United Nations Convention Against Corruption, anti-bribery laws and regulations of the People’s Republic of China, as well as numerous other anticorruption laws around the world, underscore the worldwide concern over bribery.

The Company’s policy is that no employee, officer, consultant or worker will offer or make or agree to receive or accept any improper payment or anything of value to or from anyone anywhere in the world in order to obtain or retain business or to secure any improper advantage nor will they accept payment from a third party that they know or suspect is offered with the expectation that it will obtain a business advantage for that third party.

We will give up any business opportunity that can be won only by giving an improper or illegal payment, bribe, gift, rebate, kickback, or similar inducement.

In addition, no employee, officer, consultant or worker will threaten or retaliate against a colleague who has refused to commit a bribery offense or who has raised concerns under this Code of Conduct.

III.	Conflicts of Interest

A conflict of interest can occur or appear to occur in a wide variety of situations. Generally speaking a conflict of interest occurs when an employee’s or any employee’s immediate family’s personal interest interferes with, has the potential to interfere with, or appears to interfere with the interests or business of the Company. For example, a conflict or interest could arise that makes it difficult for an employee to perform corporate duties objectively and effectively where he/she is involved in a competing interest. Another such conflict may occur where an employee or a family member receives a gift1, a unique advantage or an improper personal benefit as a result of the employee’s position at the Company. Because a conflict of interest can occur in a variety of situations, you must keep the foregoing general principle in mind in evaluating both your conduct and that of others.

Employees are prohibited from trading in securities while in possession of material inside information. Among other things, trading while in possession of material inside information can subject the employee to criminal or civil penalties.

Outside Activities/Employment

Any outside activity, including employment, should not significantly encroach on the time and attention employees devote to their corporate duties, should not adversely affect the quality or quantity of their work, and should not make use of corporate equipment, facilities, or supplies, or imply (without the Company’s approval) the Company’s sponsorship or support. In addition, under no circumstances are employees permitted to compete with the Company, or take for themselves or their family members business opportunities that belong to the Company that are discovered or made available by virtue of their positions at the Company. Employees are prohibited from taking part in any outside employment without the Company’s prior approval.

Civic/Politic Activities

Employees are encouraged to participate in civic, charitable or political activities so long as such participation does not encroach on the time and attention they are expected to devote to their company-related duties and is not otherwise in breach of this Code of Conduct. Such activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create an appearance of Company involvement or endorsement.

Loans to Employees

The Company will not make loans or extend credit guarantees to or for the personal benefit of officers, except as permitted by law. Loans or guarantees may be extended to other employees only with prior Company approval.

[1]	Acceptance of unsolicited gifts in the nature of a memento, e.g. a conference gift or other inconsequential gift, valued at less than one hundred dollars ($100), is permitted. Under no circumstances may an employee or a family member accept a gift of cash or cash equivalents.

IV.	Fair Dealing

Each employee should deal fairly and in good faith with the Company’s customer’s suppliers, regulators, business partners, and others. No employee may take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information, or other related conduct.

V.	Proper Use of Company Assets

Company assets, such as information, materials, supplies, time, intellectual property, facilities, software, and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, may be used only for legitimate business purposes. The personal use of Company assets, without the Company’s prior written approval, is prohibited.

VI.	Delegation of Authority

Each employee, and particularly each of the Company’s officers, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring. No authority may be delegated to employees whom the Company has reason to believe, through the exercise of reasonable due diligence, may have a propensity to engage in illegal activities.

VII.	Handling Confidential Information

Employees should observe the confidentiality of information that they acquire by virtue of their positions at the Company, including information concerning customers, suppliers, competitors, and other employees, except where disclosure is approved by the Company or otherwise legally mandated. Of special sensitivity is financial information, which should under all circumstances be considered confidential except where its disclosure is approved by the Company in writing in advance, or when it has been publicly available in a periodic or special report for at least two business days.

VIII.	Handling of Financial Information

Applicable laws require the Company to set forth guidelines pursuant to which senior financial employees perform their duties. Employees subject to this requirement include the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function. However, the Company expects that all employees who participate in the preparation of any part of the Company’s financial statements will follow these guidelines.

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest with the Company in personal and professional relationships.

•	Provide the Company’s other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely and understandable.

•	Endeavor to ensure full, fair, timely, and understandable disclosure in the Company’s periodic reports.

•	Comply with rules and regulations of national, federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, and with due care, competence and diligence without misrepresenting material facts or allowing your independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of your work except where you have Company approval or where disclosure is otherwise legally mandated. Confidential information acquired in the course of your work will not be used for personal advantage.

•	Share and maintain skills important and relevant to the Company’s needs.

•	Proactively promote ethical behavior among peers in your work environment.

•	Achieve responsible use of and control over all assets and resources employed or entrusted to you.

•	Record or participate in the recording of entries in the Company’s books and records that are accurate to the best of your knowledge.

The foregoing are set as guidelines for financial employees, but are, in fact statements of mandatory conduct.

IX.	Implementation and General Issues

A.	It is the responsibility of each Company manager to ensure compliance with the Code of Conduct.

B.	The Company’s outside independent auditors shall call to the attention of the Chief Executive Officer, the Chief Financial Officer and the Audit Committee of the Company any information disclosed as a result of any of their audits that indicates a violation of the Code of Conduct.

C.

A copy of the Code of Conduct will be circulated to all employees and directors, and each employee and director shall annually and, in the case of a newly elected director, upon their election or, in the case of newly hired employees, upon their hiring or, in the case of employees employed by a company acquired by the Company, upon the acquisition of such company, file a report of compliance with the Chief Executive Officer and the Chief Financial Officer of the Company. Each of the Chief Executive Officer and the Chief Financial Officer of the

Company shall file a report of compliance with the Board of Directors of the Company. The failure to timely complete and file a report of compliance, as well as a falsely completed report of compliance, will be grounds for disciplinary action up to and including summary termination of employment, unless otherwise provided in applicable laws.

LIFETIME BRANDS, INC.

CODE OF ETHICS

While Lifetime Brands, Inc. (the “Company”) expects honest and ethical conduct from all of its employees in all aspects of business, the Chief Executive Officer and Finance Department personnel of the Company have a unique responsibility to adhere to general ethical conduct and integrity, and to promote fair, accurate, and timely reporting of the Company’s financial results and other information that the Company publicly releases and includes in reports that the Company files with the Securities Exchange Commission (“SEC”). The Chief Executive Officer, as well as all members of the Company’s Finance Department are bound by the following Code of Ethics, under which each agrees that he or she shall:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships and to disclose to the Chairman of the Audit Committee of the Company’s Board of Directors, the Company’s General Counsel, or the Company’s Director of SEC Reporting and Internal Audit, any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

•	Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and other government agencies as well as in all other public communications of the Company.

•	Comply with all applicable governmental laws, rules and regulations.

•	Proceed to act in good faith, responsibly, with due care, competence and diligence, without manipulating or misrepresenting material facts or allowing one’s independent judgment or decisions to be subordinated.

•	Respect the confidentiality of information acquired in the course of his or her duties, except when authorized or legally obligated to disclose such confidential information, and not use any such confidential information for personal advantage.

•	Actively promote and set forth an example of ethical behavior.

•	Maintain responsible use of and control over all assets and resources employed or entrusted.

•	Promptly report to the Chairman of the Company’s Audit Committee, the Company’s General Counsel, or the Company’s Director of SEC Reporting and Internal Audit any conduct that the individual believes to be or would give rise to a violation of law or business ethics or of any provision of this Code of Ethics or the Company’s Code of Business Conduct.

It is against the Company’s policy to retaliate against any employee for good faith reporting of any violations of this Code of Ethics. Violation of this Code of Ethics, including failures to report potential violations by others, will be viewed as severe disciplinary matters which may result in personnel action, including termination of employment.

This Code of Ethics supplements the Company’s Code of Business Conduct, which sets forth the fundamental principles and key policies and procedures that govern the conduct of all of the Company’s employees.

If you have any questions or concerns with this Code of Ethics, you may contact the Chairman of the Audit Committee of the Company’s Board of Directors, the Company’s General Counsel, or the Company’s Director of SEC Reporting and Internal Audit.

SCHEDULE 14

Additional Property Matters

1.	In this schedule the following words shall have the following meanings:

1.1	“Holloway Head Property” means the land and buildings to which the Holloway Head Lease relates; and

1.2	“Valepits Road Property” means the land and buildings to which the Valepits Road Lease relates.

2.	Air Conditioning Units at Valepits Road

2.1	The parties acknowledge that the use of R22 refrigerant in the existing air conditioning units at the Valepits Road Property will be unlawful from 1 January 2015 (the Breach)

2.2	The Sellers and the Buyer shall immediately after the date of this agreement (acting reasonably) jointly investigate the proposed solution to remedy the Breach.

2.3	The parties shall investigate the following remedies in the following order:

2.3.1	decommissioning of the existing air conditioning units without replacement;

2.3.2	use of an alternative compliant refrigerant in the existing air conditioning units and for the avoidance of doubt, if this solution is available it shall be deemed to be reasonable; and (where no other reasonable solution is available)

2.3.3	replacement of the air conditioning units with compliant air conditioning units.

2.4	The decision as to what is an acceptable solution shall be determined solely by the Buyer who shall act reasonably and properly at all times and who shall use reasonable endeavours to agree the most cost effective solution and for the avoidance of doubt the Buyer shall be entitled to take into account amongst other considerations health and safety regulations.

2.5	For the avoidance of doubt the parties agree that if notice to determine the Valepits Road Lease has been served prior to 1 January 2015 then it shall be reasonable for the existing air conditioning units to be decommissioned on or before 1 January 2015 and not replaced.

2.6	Any works involved in providing a solution to the Breach shall be carried out or procured by the Company but shall be at the sole cost of the Sellers and the Sellers shall reimburse the Buyer or the Company (as appropriate) the reasonable and proper cost of any such works within ten Business Days of written demand. Any sum not paid when due shall carry interest at 4% above the base rate of the Bank of England from the due date to the date of payment and the Sellers shall indemnify the Buyer and the Company in respect of the costs of such works.

3.	Repairs at Holloway Head

3.1	The Buyer may at any time whilst the Company remains in occupation of the Holloway Head Property serve written notification on the Sellers advising the Sellers that in the Buyer’s reasonable opinion:

3.1.1	the state of repair of the spalled concrete soffits on the roof top plant rooms at the Holloway Head Property has deteriorated from the condition they are in at the date hereof such that works are reasonably necessary to ensure that such soffits do not cause a breach of health and safety regulations; and

3.1.2	that works are reasonably necessary to remedy any breach existing at the date of this agreement of The Fire Safety Order 2005 and/or The Regulatory Reform (Fire Safety) Order 2005 at the Holloway Head Property.

3.2	The cost of carrying out any works pursuant to paragraph 3.1 shall be carried out or procured by the Buyer but shall be at the sole cost of the Sellers and the Sellers shall reimburse the Buyer or the Company (as appropriate) the reasonable and proper cost of any such works within ten Business Days of written demand. Any sum not paid when due shall carry interest at 4% above the base rate of the Bank of England from the due date to the date of payment and the Sellers shall indemnify the Buyer and the Company in respect of the costs of such works.

4.	General

4.1	The Buyer and the Sellers shall use reasonable endeavours to minimise the costs of carrying out the works required under this schedule 14.

4.2	Any payment due to be made by the Sellers under this schedule in respect of the works shall be paid net of VAT and shall be reduced by any corporation tax deduction arising in respect of these items.

5.	Dispute Mechanism

5.1	In the event that the Sellers acting reasonably believes that the Buyer is acting unreasonably in relation to any matters set out in this schedule then the parties shall agree on the appointment of an independent surveyor (the Expert) to deal with any disputes arising under this schedule.

5.2	If the parties are unable to agree on an Expert within seven days of either party serving details of a suggested expert on the other, either party shall then be entitled to request the President of the Royal Institute of Chartered Surveyors to appoint a surveyor of repute with experience in the relevant area.

5.3	The Expert is required to prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of 2 weeks of the matter being referred to the Expert.

5.4	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this paragraph then:

5.4.1	either party may apply to the Royal Institute of Chartered Surveyors to discharge the Expert and to appoint a replacement Expert with the required expertise; and

5.4.2	this paragraph shall apply to the new Expert as if he were the first Expert appointed.

5.5	All matters under this clause must be conducted, and the Expert’s decision shall be written, in the English language.

5.6	The parties are entitled to make submissions to the Expert in writing and will provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

5.7	Each party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel and/or things as the other party may reasonably require to make a submission under this paragraph.

5.8	The Expert shall act as an expert and not as an arbitrator. The Expert shall determine the dispute which may include any issue involving the interpretation of any provision of this agreement, his jurisdiction to determine the matters and issues referred to him and/or his terms of reference. The Expert’s written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud.

5.9	The party found to be acting unreasonably shall bear the entire cost of the reference to the Expert and shall be responsible for and indemnify the Sellers or Buyer as appropriate in respect of all costs incurred as a result of the referral to the Expert.

5.10	Each party shall act reasonably and co-operate to give effect to the provisions of this paragraph and otherwise do nothing to hinder or prevent the Expert from reaching his determination.

5.11	The Company is expressly entitled to enforce the provisions of this Schedule against the Sellers notwithstanding that the Company is not a party to this agreement.

EXECUTED and DELIVERED as a DEED		)

by ANDREW JOHN PLANT in the presence of:		)

Witness Signature

Witness Name	Tom Rush

Address	Gateley LLP One Eleven, Edmund Street, Birmingham B3 2HJ dx 13033 Birmingham 1 tel 0121 234 0000 fax 0121 234 0001

Occupation	SOLICITOR

EXECUTED and DELIVERED as a DEED		)

by RICHARD THOMAS HUGO PLANT in		)
the presence of:

Witness Signature

Witness Name	Tom Rush

Address	Gateley LLP
One Eleven, Edmund Street, Birmingham B3 2HJ
dx 13033 Birmingham 1
tel 0121 234 0000 fax 0121 234 0001

Occupation	SOLICITOR

EXECUTED and DELIVERED as a DEED		)

by PETER WYVERN PATRICK BUSHELL		)
in the presence of:

Witness Signature

Witness Name	Tom Rush

Address	Gateley LLP
One Eleven, Edmund Street, Birmingham B3 2HJ
dx 13033 Birmingham 1
tel 0121 234 0000 fax 0121 234 0001

Occupation	SOLICITOR

EXECUTED and DELIVERED as a DEED		)

by SALLY JOAN WRIGHT in the presence of:		)

Witness Signature

Witness Name	Tom Rush

Address	Gateley LLP One Eleven, Edmund Street, Birmingham B3 2HJ dx 13033 Birmingham 1 tel 0121 234 0000 fax 0121 234 0001

Occupation	SOLICITOR

EXECUTED and DELIVERED as a DEED		)

by LIFETIME BRANDS, INC. a company		)	Director
incorporated in the United States of		)
America, acting by a director who, in		)
accordance with the laws of that territory, is		)
acting under the authority of the company in		)
the presence of:

Witness Signature

Witness Name	Tom Rush

Address	Gateley LLP One Eleven, Edmund Street, Birmingham B3 2H dx 13033 Birmingham 1 tel 0121 234 0000 fax 0121 234 0001

Occupation	SOLICITOR